     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 2002


                                                      REGISTRATION NO. 333-83450

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                              CROSS COUNTRY, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                7363                               13-4066229
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                        6551 PARK OF COMMERCE BLVD, N.W.
                                   SUITE 200
                              BOCA RATON, FL 33487
                                 (561) 998-2232
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                               JOSEPH A. BOSHART
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CROSS COUNTRY, INC.
                        6551 PARK OF COMMERCE BLVD, N.W.
                                   SUITE 200
                              BOCA RATON, FL 33487
                                 (561) 998-2232
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

           STEPHEN W. RUBIN, ESQ.                               MICHAEL W. BLAIR, ESQ.
             PROSKAUER ROSE LLP                                 STEVEN J. SLUTZKY, ESQ.
                1585 BROADWAY                                    DEBEVOISE & PLIMPTON
        NEW YORK, NEW YORK 10036-8299                              919 THIRD AVENUE
               (212) 969-3000                                  NEW YORK, NEW YORK 10022
                                                                    (212) 909-6000

                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this registration statement.

                         ------------------------------

    If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED MARCH 6, 2002

PROSPECTUS

                                9,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                                 -------------

       The selling stockholders named in this prospectus are selling all of the shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders.


       The shares are quoted on the Nasdaq National Market under the symbol "CCRN." On March 5, 2002, the last sale price of the shares as reported on the Nasdaq National Market was $25.40 per share.


       INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

                                ----------------

                                             PER SHARE               TOTAL
                                             ---------               -----
Public offering price......................     $                     $
Underwriting discount......................     $                     $
Proceeds, before expenses, to the selling
  stockholders.............................     $                     $

       The underwriters may also purchase up to an additional 1,350,000 shares from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares will be ready for delivery on or about       , 2002.

                               ------------------

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY

BANC OF AMERICA SECURITIES LLC

             CIBC WORLD MARKETS

                          SUNTRUST ROBINSON HUMPHREY

                               ------------------

                 The date of this prospectus is        , 2002.

[DESCRIPTION OF ARTWORK: DEPICTION OF PATIENT AND HEALTHCARE PERSONNEL]

[DESCRIPTION OF ARTWORK: MAP OF THE UNITED STATES DEPICTING CLIENT LOCATIONS]

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................     12
Special Note Regarding Forward-Looking Statements...........     17
Use of Proceeds.............................................     17
Dividend Policy.............................................     17
Price Range of Common Stock.................................     18
Capitalization..............................................     19
Selected Consolidated Financial and Other Data..............     20
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations................................................     24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     27
Business of Cross Country, Inc..............................     39
Management..................................................     48
Related Party Transactions..................................     54
Principal and Selling Stockholders..........................     55
Description of Capital Stock................................     57
Shares Eligible for Future Sale.............................     60
Underwriting................................................     61
Legal Matters...............................................     64
Experts.....................................................     64
Where You Can Find More Information.........................     65
Index to Financial Statements...............................    F-1


                            ------------------------

    You should rely on only the information contained in this prospectus. We have not, and the selling stockholders and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER RISK FACTORS AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES.

                              CROSS COUNTRY, INC.

    We are one of the largest providers of healthcare staffing services in the United States. Approximately 80% of our revenue is derived from travel nurse staffing services. We also provide staffing of clinical research professionals and allied healthcare professionals such as radiology technicians, rehabilitation therapists and respiratory therapists. Our staffing operations are complemented by other human capital management services, including search and recruitment, consulting, education and training and resource management services. Our active client base includes over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Our fees are paid directly by our clients rather than by government or other third-party payors. We are well positioned to take advantage of current industry dynamics, including the growing shortage of nurses in the United States, the growing demand for healthcare services and the trend among healthcare providers toward outsourcing staffing services. On February 14, 2002, we reported revenue and EBITDA for the year ended December 31, 2001 of $500.5 million and $56.2 million, respectively.

INDUSTRY DYNAMICS

    The STAFFING INDUSTRY REPORT, an independent staffing industry publication, estimated that the healthcare segment of the temporary staffing market generated $7.2 billion in revenue in 2000 and that this segment would grow 18% to $8.5 billion in 2001.

    Several trends are driving demand for our healthcare staffing services, including:

    - A growing shortage of registered nurses throughout the country. A recent study published in the Journal of the American Medical Association projects that by 2020, the nationwide registered nurse workforce will be nearly 20% below projected requirements.

    - Increasing demand for healthcare services as a result of the aging of the baby boomers and technological advances in healthcare treatment methods which attract a greater number of patients with complex medical conditions requiring a higher intensity of care.

    - Greater use of temporary staffing by healthcare providers to manage seasonal fluctuations in demand for their services. The use of temporary personnel enables providers to vary their staffing levels to match these changes in demand while avoiding the more costly alternative of hiring permanent staff.

OUR COMPETITIVE STRENGTHS

    Our competitive strengths include:

    - A LEADER IN THE RAPIDLY GROWING NURSE STAFFING INDUSTRY. We have operated in the travel nurse staffing industry since the 1970s and have the leading brand name based on revenue. Our Cross Country TravCorps brand is well recognized among leading healthcare providers and professionals. We believe that through our relationships with existing travel nurse staffing clients, we are positioned to effectively market complementary services, including staffing of clinical trials and allied health professionals, search and recruitment, consulting, and education and training to our existing client base.

    - STRONG AND DIVERSE CLIENT RELATIONSHIPS. We provide staffing solutions to an active client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. We do not rely on any geographic region or client for a significant portion of our revenue. No single client accounted for more than 3% of our revenue in 2001. In 2001, we worked with over 75% of the nation's top hospitals, as identified by U.S. NEWS AND WORLD REPORT. We provide temporary staffing to our clients through assignments that typically have terms of 13 weeks or longer. Our fees are paid directly by our clients rather than by government or other third-party payors.

    - LEADER IN RECRUITING AND EMPLOYEE RETENTION. We are a leader in the recruitment and the retention of highly qualified healthcare professionals. We recruit healthcare professionals from all 50 states and Canada. In 2001, we received approximately 24,400 requests for applications from potential field employees and approximately 13,100 completed applications were added to our database. Employee referrals generate a majority of our new candidates. We believe we offer appealing assignments, competitive compensation packages, attractive housing options and other valuable benefits. In 2001, more than 70% of our nurses accepted new assignments with us within 35 days of completion of previous assignments.

    - SCALABLE AND EFFICIENT OPERATING STRUCTURE. We have an efficient centralized operating structure that includes a database of more than 159,000 nurses and other healthcare professionals who have completed job applications with us. Our size and centralized structure provide us with operating efficiencies in key areas such as recruiting, advertising, marketing, training, housing and insurance benefits. Our fully integrated proprietary information system enables us to manage virtually all aspects of our travel staffing operations. This system is designed to accommodate significant future growth of our business.

    - STRONG MANAGEMENT TEAM WITH EXTENSIVE HEALTHCARE STAFFING AND ACQUISITION EXPERIENCE. Our management team has played a key role in the development of the travel nurse staffing industry. Our management team, which averages more than 10 years of experience in the healthcare industry, has consistently demonstrated the ability to successfully identify and integrate strategic acquisitions.

GROWTH STRATEGY

    We intend to continue to grow our business by:

    - ENHANCING OUR ABILITY TO FILL UNMET DEMAND FOR OUR TRAVEL STAFFING SERVICES. There is substantial unmet demand for our travel staffing services. We are striving to meet a greater portion of this demand by recruiting additional healthcare personnel. Our recruitment strategy for nurses and other healthcare professionals is focused on:

     - increasing referrals from existing field employees by providing them with superior service;

     - expanding our advertising presence to reach more nursing professionals;

     - using the internet to accelerate the recruitment-to-placement cycle;

     - increasing the number of staff dedicated to the recruitment of new nurses; and

     - developing Assignment America, our recruitment program for foreign-trained nurses residing abroad.

    - INCREASING OUR MARKET PRESENCE IN THE PER DIEM STAFFING MARKET. We intend to use our existing brand recognition, client relationships and database of nurses who have expressed an interest in temporary assignments to expand our per diem services to the acute care hospital market. While we have not historically had a significant presence in per diem staffing services, we believe that this market presents a substantial growth opportunity.

    - EXPANDING THE RANGE OF SERVICES WE OFFER OUR CLIENTS. We plan to utilize our relationships with existing travel staffing clients to more effectively market complementary services, including staffing of clinical trials and allied health professionals, search and recruitment, consulting, and education and training.

    - ACQUIRING COMPLEMENTARY BUSINESSES. We continually evaluate opportunities to acquire complementary businesses to strengthen and broaden our market presence.

    - INCREASING OPERATING EFFICIENCIES. We seek to increase our operating margins by increasing the productivity of our administrative personnel, using our purchasing power to achieve greater savings in key areas such as housing and benefits and continuing to invest in our information systems.

RECENT DEVELOPMENTS

    RECENT ACQUISITION


    On March 6, 2002, we announced the acquisition of the stock of Jennings Ryan & Kolb, Inc., a healthcare management consulting company, for $1.8 million in cash, the assumption of $0.3 million in debt and potential earnout payments of $1.8 million.


    On January 3, 2002, we announced the purchase of the assets of the NovaPro healthcare staffing division (Tampa, FL) of HRLogic Holdings, Inc. (NovaPro), a professional employer organization, for a purchase price of $7.1 million. NovaPro targets nurses seeking more customized benefits packages.

    UNAUDITED YEAR-END FINANCIAL RESULTS

    On February 14, 2002, we reported financial results for the three months ended December 31, 2001 and the year ended December 31, 2001. For the three months ended December 31, 2001, we reported revenue of $144.3 million, an increase of 48.4% over revenue of $97.2 million for the same period in the prior year. Income from continuing operations for the three months ended December 31, 2001 was $6.5 million, or $0.21 per diluted share, compared to $1.9 million or $0.08 per diluted share for the three month period ended December 31, 2000. Including the effects of discontinued operations and the extraordinary loss from the early retirement of debt with proceeds received in our initial public offering in October 2001, net income for the fourth quarter of 2001 was $2.1 million or $0.07 per diluted share. EBITDA for the three months ended December 31, 2001 was $17.1 million compared to $12.3 million for the same period in the prior year, an increase of 39.0%. The quarter was favorably impacted primarily by the strong results of our healthcare staffing segment coupled with reduced interest expense as a result of the paydown of approximately $134.5 million in debt, and a reduction in our effective corporate income tax.

    For the year ended December 31, 2001, we reported revenue of $500.5 million, an increase of 36.1% over revenue of $367.7 million for the year ended December 31, 2000. Income from continuing operations for the year ended December 31, 2001 was $13.7 million, or $0.54 per diluted share, as compared to $6.7 million, or $0.29 per diluted share, for the year ended December 31, 2000. EBITDA for the year ended December 31, 2001 was $56.2 million compared to $45.1 million for the year ended December 31, 2000, an increase of 24.5%.

                              CROSS COUNTRY, INC.
                   CONSOLIDATED STATEMENT OF OPERATIONS DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED          YEAR ENDED
                                                        DECEMBER 31,            DECEMBER 31,
                                                     -------------------   ----------------------
                                                       2000       2001       2000        2001
                                                     --------   --------   --------   -----------
                                                         (UNAUDITED)                  (UNAUDITED)
Revenue from services..............................  $ 97,230   $144,310   $367,690     $500,503
  Operating expenses
  Direct operating expenses........................    72,690    108,165    273,095      374,651
  Selling, general and administrative expenses.....    12,480     19,080     49,027       68,393
  Bad debt expense.................................      (248)       (44)       433        1,274
  Depreciation.....................................       382        789      1,324        2,579
  Amortization.....................................     3,483      3,776     13,701       15,157
  Non-recurring indirect transaction costs.........       733         --      1,289           --
                                                     --------   --------   --------     --------
Total operating expenses...........................    89,520    131,766    338,869      462,054
                                                     --------   --------   --------     --------
Income from operations.............................     7,710     12,544     28,821       38,449
Other expenses
  Interest expense, net............................     3,804      1,515     15,435       14,422
                                                     --------   --------   --------     --------
Income from continuing operations before income
  taxes............................................     3,906     11,029     13,386       24,027
  Income tax expense...............................     1,961      4,506      6,730       10,364
                                                     --------   --------   --------     --------
Income from continuing operations..................     1,945      6,523      6,656       13,663
  Income (loss) from discontinued operations.......      (662)       337     (2,058)        (207)
                                                     --------   --------   --------     --------
Net income before extraordinary items..............     1,283      6,860      4,598       13,456
  Extraordinary loss from early extinguishment of
    debt...........................................        --     (4,784)        --       (4,784)
                                                     --------   --------   --------     --------
Net income.........................................  $  1,283   $  2,076   $  4,598     $  8,672
                                                     ========   ========   ========     ========
Net income (loss) per common share--basic:
  Income from continuing operations................  $   0.08   $   0.22   $   0.29     $   0.55
  Income (loss) from discontinued operations.......     (0.03)      0.01      (0.09)       (0.01)
                                                     --------   --------   --------     --------
Net income before extraordinary items..............      0.05       0.23       0.20         0.54
  Extraordinary loss from early extinguishment of
    debt...........................................        --      (0.16)        --        (0.19)
                                                     --------   --------   --------     --------
Net income.........................................  $   0.05   $   0.07   $   0.20     $   0.35
                                                     ========   ========   ========     ========
Net income (loss) per common share--diluted:
  Income from continuing operations................  $   0.08   $   0.21   $   0.29     $   0.54
  Income (loss) from discontinued operations.......     (0.03)      0.01      (0.09)       (0.01)
                                                     --------   --------   --------     --------
Net income before extraordinary items..............      0.05       0.22       0.20         0.53
  Extraordinary loss from early extinguishment of
    debt...........................................        --      (0.15)        --        (0.19)
                                                     --------   --------   --------     --------
Net income.........................................  $   0.05   $   0.07   $   0.20     $   0.34
                                                     ========   ========   ========     ========
Weighted average common shares
  outstanding--basic...............................    23,205     29,852     23,205       24,881
Weighted average common shares
  outstanding--diluted.............................    23,205     31,219     23,205       25,223

                              OTHER OPERATING DATA
                                  (UNAUDITED)


                                                      THREE MONTHS ENDED        YEAR ENDED
                                                         DECEMBER 31,          DECEMBER 31,
                                                      -------------------   -------------------
                                                        2000       2001       2000       2001
                                                      --------   --------   --------   --------
EBITDA--($000's)(a).................................  $ 12,308   $ 17,109   $ 45,135   $ 56,185
EBITDA as % of revenue..............................      12.7%      11.9%      12.3%      11.2%
FTE's(b)............................................     4,222      5,337      4,167      4,816
Weeks worked(c).....................................    54,886     69,381    216,684    250,432
Average healthcare staffing revenue per FTE per
  week(d)...........................................  $  1,688   $  1,938   $  1,619   $  1,854


------------------------

(a) We define EBITDA as income before interest, income taxes, depreciation, amortization and non-recurring indirect transaction costs. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate our operations and provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(b) FTE's represent the average number of contract staffing personnel on a full-time equivalent basis.

(c) Weeks worked is calculated by multiplying the FTE's by the number of weeks during the respective period.


(d) Average healthcare staffing revenue per FTE per week is calculated by dividing the healthcare staffing revenue by the number of weeks worked in the respective periods. Healthcare staffing revenue includes revenue from permanent placement of nurses.


                        CONSOLIDATED BALANCE SHEET DATA
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                    AS OF
                                                              DECEMBER 31, 2001
                                                              ------------------
Working capital.............................................       $ 69,166
Cash and cash equivalents...................................          2,644
Total assets................................................        361,980
Total debt..................................................         48,866
Stockholders' equity........................................        269,927

RISK FACTORS

    For a discussion of the risks we face, see "Risk Factors," including those under the captions "Currently we are unable to recruit enough nurses to meet our clients' demands for our nurse staffing services, limiting the potential growth of our staffing business," "The costs of attracting and retaining qualified nurses and other healthcare personnel may rise more than we anticipate" and "Our costs of providing housing for nurses and other healthcare personnel may be higher than we anticipate and, as a result, our margins could decline." In addition, we operate in a highly competitive industry, with limited barriers to entry.

                            ------------------------

    In July 1999, an affiliate of Charterhouse Group International, Inc., or Charterhouse, and certain members of management acquired the assets of Cross Country Staffing, a Delaware partnership that is our predecessor, from W. R. Grace & Co. In December 1999, we acquired TravCorps Corporation, or TravCorps, which was owned by investment funds managed by Morgan Stanley Private Equity and certain members of TravCorps' management.

    We were incorporated in Delaware in 1999. Our principal executive offices are located at 6551 Park of Commerce Blvd, N.W., Suite 200, Boca Raton, FL 33487. Our telephone number at that address is (561) 998-2232. Our World Wide Web site address is www.crosscountry.com. Our website address is included in this prospectus as an inactive textual reference only. The information in our website is not intended to be incorporated into this prospectus by reference and should not be considered a part of this prospectus.

                                  THE OFFERING


Common stock offered by the selling stockholders........  9,000,000 shares

Common stock outstanding after the offering.............  32,243,959 shares

Use of proceeds.........................................  We will not receive any proceeds from the sale of shares by the selling stockholders.

Risk factors............................................  See "Risk Factors" and other information included in this prospectus for a discussion
                                                          of factors you should carefully consider
                                                          before deciding to invest in shares of the
                                                          common stock.

Nasdaq National Market symbol...........................  CCRN



    The number of shares outstanding after the offering is based on the number of common shares outstanding as of February 28, 2002 and excludes 4,343,715 shares reserved for future issuance under our stock option plans, of which options to purchase 3,479,296 shares at a weighted average exercise price of $13.05 have been granted.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The summary consolidated financial data for the five-month period July 30, 1999 to December 31, 1999 and for the year ended December 31, 2000 are derived from the audited consolidated financial statements of Cross Country, Inc., or Cross Country, included elsewhere in this prospectus. The summary financial data for the year ended December 31, 1998 and for the seven-month period January 1, 1999 to July 29, 1999 were derived from the audited financial statements of Cross Country Staffing, our predecessor company, included elsewhere in this prospectus.

    The data for the nine months ended September 30, 2000 and 2001 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001.

    The pro forma as adjusted consolidated statement of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 are pro forma for the Heritage Professional Education, LLC, or Heritage, and ClinForce acquisitions and as adjusted for our initial public offering of 8,984,375 shares of our common stock on October 24, 2001 and the estimated expenses related to this offering, as if these events had occurred on January 1, 2000. The as adjusted consolidated balance sheet data as of September 30, 2001 are as adjusted for our initial public offering of 8,984,375 shares of our common stock on October 24, 2001 and the estimated expenses related to this offering, as if these events had occurred on September 30, 2001.

    The summary data below should be read in conjunction with the consolidated financial statements and related notes of Cross Country, Inc., Cross Country Staffing, TravCorps Corporation and Subsidiary, ClinForce and Heritage, the "Pro Forma Condensed Consolidated Statement of Operations" and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations", and other financial information included elsewhere in this prospectus.

                                                                          YEAR ENDED
                             PREDECESSOR(A)                              DECEMBER 31,
                        -------------------------                  -------------------------
                                         PERIOD
                                          FROM      PERIOD FROM
                                       JANUARY 1      JULY 30                        PRO
                         YEAR ENDED     THROUGH       THROUGH                       FORMA
                        DECEMBER 31,    JULY 29,    DECEMBER 31,                 AS ADJUSTED
                            1998          1999        1999(B)         2000         2000(C)
                        ------------   ----------   ------------   -----------   -----------
                              (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT
OF OPERATIONS DATA

Revenue from
  services............   $  158,592    $  106,047   $    87,727    $   367,690   $  407,733

Operating expenses:
  Direct operating
    expenses..........      121,951        80,187        68,036        273,095      298,159
  Selling, general and
    administrative
    expenses(e).......       19,070        12,688         9,257         49,027       58,356
  Bad debt expense....          722           157           511            433          543
  Depreciation........          264           212           155          1,324        1,459
  Amortization........          859           496         4,422         13,701       15,270
  Non-recurring
    indirect
    transaction
    costs(f)..........           --            --            --          1,289        2,289
                         ----------    ----------   -----------    -----------   ----------
    Total operating
      expenses........      142,866        93,740        82,381        338,869      376,076
                         ----------    ----------   -----------    -----------   ----------
Income from
  operations..........       15,726        12,307         5,346         28,821       31,657

Other expenses:
  Interest expense,
    net...............          850           230         4,821         15,435        2,022

  Other expenses......          183           190            --             --           --
                         ----------    ----------   -----------    -----------   ----------
  Income before income
    taxes and
    discontinued
    operations........       14,693        11,887           525         13,386       29,635
  Income tax
    expense(g)........           --            --           672          6,730       13,021
                         ----------    ----------   -----------    -----------   ----------
  Income (loss) before
    discontinued
    operations........       14,693        11,887          (147)         6,656       16,614
Discontinued
  operations:
  Loss from
    discontinued
    operations, net of
    income taxes(h)...           --            --          (195)        (1,604)          --
  Loss on
    disposal(h).......           --            --            --           (454)          --
                         ----------    ----------   -----------    -----------   ----------
  Net income (loss)...   $   14,693    $   11,887   $      (342)   $     4,598   $   16,614
                         ==========    ==========   ===========    ===========   ==========
Basic and diluted
  income (loss) per
  common share(i):
  Income (loss) before
    discontinued
    operations........                              $     (0.01)   $      0.29
  Discontinued
    operations........                                    (0.01)         (0.09)
                                                    -----------    -----------
  Net income (loss)...                              $     (0.02)   $      0.20
                                                    ===========    ===========

Weighted-average
  number of shares
  outstanding:
    Basic and
      diluted.........                               15,291,749     23,205,388

                                      NINE MONTHS
                                  ENDED SEPTEMBER 30,
                        ---------------------------------------

                                                        PRO
                                                       FORMA
                                                    AS ADJUSTED
                           2000          2001         2001(D)
                        -----------   -----------   -----------
                        (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT
OF OPERATIONS DATA
Revenue from
  services............  $   270,460   $   356,193   $  363,886
Operating expenses:
  Direct operating
    expenses..........      200,405       266,486      271,836
  Selling, general and
    administrative
    expenses(e).......       36,547        49,313       50,919
  Bad debt expense....          681         1,318        1,318
  Depreciation........          942         1,790        1,825
  Amortization........       10,218        11,381       11,654
  Non-recurring
    indirect
    transaction
    costs(f)..........          556            --        1,000
                        -----------   -----------   ----------
    Total operating
      expenses........      249,349       330,288      338,552
                        -----------   -----------   ----------
Income from
  operations..........       21,111        25,905       25,334
Other expenses:
  Interest expense,
    net...............       11,631        12,907        3,592
  Other expenses......           --            --           --
                        -----------   -----------   ----------
  Income before income
    taxes and
    discontinued
    operations........        9,480        12,998       21,742
  Income tax
    expense(g)........        4,769         5,858        9,225
                        -----------   -----------   ----------
  Income (loss) before
    discontinued
    operations........        4,711         7,140       12,517
Discontinued
  operations:
  Loss from
    discontinued
    operations, net of
    income taxes(h)...       (1,396)           --           --
  Loss on
    disposal(h).......           --          (544)          --
                        -----------   -----------   ----------
  Net income (loss)...  $     3,315   $     6,596   $   12,517
                        ===========   ===========   ==========
Basic and diluted
  income (loss) per
  common share(i):
  Income (loss) before
    discontinued
    operations........  $      0.20   $      0.30
  Discontinued
    operations........        (0.06)        (0.02)
                        -----------   -----------
  Net income (loss)...  $      0.14   $      0.28
                        ===========   ===========
Weighted-average
  number of shares
  outstanding:
    Basic and
      diluted.........   23,205,298    23,205,929

                                                                          YEAR ENDED                       NINE MONTHS
                             PREDECESSOR(A)                              DECEMBER 31,                  ENDED SEPTEMBER 30,
                        -------------------------                  ------------------------   -------------------------------------
                                         PERIOD
                                          FROM      PERIOD FROM
                                       JANUARY 1      JULY 30                       PRO                                     PRO
                         YEAR ENDED     THROUGH       THROUGH                      FORMA                                   FORMA
                        DECEMBER 31,    JULY 29,    DECEMBER 31,                AS ADJUSTED                             AS ADJUSTED
                            1998          1999        1999(B)         2000        2000(C)        2000         2001        2001(D)
                        ------------   ----------   ------------   ----------   -----------   ----------   ----------   -----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
OTHER OPERATING DATA

EBITDA(j).............   $   16,849    $   13,015    $    9,923    $   45,135   $   50,675    $   32,827   $   39,076   $   39,813
EBITDA as a % of
  revenue.............         10.6%         12.3%         11.3%         12.3%        12.4%         12.1%        11.0%        10.9%

FTE's(k)..............        2,264         2,466         2,789         4,167        4,452         4,150        4,657        4,756
Weeks worked(l).......      117,728        73,980        61,358       216,684      231,504       161,850      181,623      185,484
Average healthcare
  staffing revenue per
  FTE per week(m).....   $    1,347    $    1,429    $    1,417    $    1,619   $    1,640    $    1,595   $    1,816   $    1,820

Net cash flow provided
  by operating
  activities..........   $   14,434    $   12,178    $    6,301    $   10,397                 $    8,703   $   17,172
Net cash flow provided
  by (used in)
  investing
  activities..........   $     (977)   $     (202)   $    1,380    $   (9,584)                $   (1,043)  $  (39,790)
Net cash flow provided
  by (used in)
  financing
  activities..........   $  (13,458)   $  (11,977)   $   (3,111)   $   (5,641)                $  (12,488)  $   22,618


                                                                AS OF SEPTEMBER 30, 2001
                                                              ----------------------------
                                                                ACTUAL     AS ADJUSTED(N)
                                                              ----------   ---------------
                                                                 (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA
Working capital.............................................  $   34,227     $   59,332
Cash and cash equivalents...................................          --             --
Total assets................................................     360,774        352,243
Total debt..................................................     184,064         50,734
Stockholders' equity........................................  $  128,761     $  261,873

------------------------------
(a) On July 29, 1999, we acquired the assets of Cross Country Staffing which, for accounting and reporting purposes, is our predecessor. Financial data for periods prior to July 30, 1999 is that of Cross Country Staffing.

(b) Includes TravCorps results from December 16, 1999, the date of its acquisition, through December 31, 1999.

(c) Reflects the following adjustments as if our initial public offering, this offering (from which we will receive no proceeds) and the Heritage and ClinForce acquisitions had occurred on January 1, 2000:

    - additional amortization expense of $0.9 million related to $35.4 million of goodwill and other intangibles acquired in the Heritage and ClinForce acquisitions;

    - a reduction in interest expense of $13.4 million as a result of the repayment, in connection with our initial public offering, of $35.5 million including accrued interest of senior subordinated debt (12.00% interest rate) plus an approximate $1.4 million redemption premium and $101.9 million of borrowings outstanding under our credit facility using the weighted average rate in effect during the year ended
      December 31, 2000 (9.74%);

    - additional expense related to this offering of $1.0 million; and

    - additional income tax expense of $5.1 million as a result of the above adjustments.

(d) Reflects the following adjustments as if our initial public offering, this offering (from which we will receive no proceeds) and the Heritage and ClinForce acquisitions had occurred on January 1, 2000:

    - additional amortization expense for the nine months ended September 30, 2001 of $0.2 million related to $35.4 million of goodwill and other intangibles acquired in the Heritage and ClinForce acquisitions;

    - a reduction in interest expense for the nine months ended September 30, 2001 of $9.5 million as a result of the repayment, in connection with our initial public offering, of $38.8 million including accrued interest of senior subordinated debt (12.00% interest rate) plus an approximate
      $1.6 million redemption premium and $95.7 million of borrowings outstanding under our credit facility using the weighted average interest rate in effect during the nine months ended September 30, 2001 (8.64%);

    - additional expense related to this offering of $1.0 million; and

    - additional income tax expense of $3.2 million as a result of the above adjustments.

(e) Includes expenses related to a discontinued management incentive compensation plan of $2.1 million and $2.7 million for the seven-month period January 1-July 29, 1999 and the year ended December 31, 1998, respectively. The management incentive compensation plan was discontinued on July 30, 1999.

(f) Non-recurring indirect transaction costs consist of non-capitalizable transition bonuses and integration costs related to the TravCorps acquisition and expenses related to this transaction.

(g) Prior to July 30, 1999, our predecessor, Cross Country Staffing, operated as a partnership under the applicable provisions of the Internal Revenue Code, and, accordingly, income related to the operations of Cross Country Staffing was taxed directly to its partners.

(h) Reflects the operating results of HospitalHub, Inc., which began operations in 1999. We completed the divestiture of HospitalHub, Inc. during the second quarter of 2001.

(i) The financial data contained herein for periods prior to July 30, 1999, is that of our predecessor, Cross Country Staffing, a partnership, for which share and per share amounts were not applicable.

(j) We define EBITDA as income before interest, income taxes, depreciation, amortization and non-recurring indirect transaction costs. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate our operations and provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(k) FTE's represent the average number of contract staffing personnel on a full-time equivalent basis.

(l) Weeks worked is calculated by multiplying the FTE's by the number of weeks during the respective period.


(m) Average healthcare staffing revenue per FTE per week is calculated by dividing the healthcare staffing revenue by the number of weeks worked in the respective periods. Healthcare staffing revenue includes revenue from permanent placement of nurses.


(n) Reflects the following adjustments as if our initial public offering and this offering (from which we will receive no proceeds) had occurred on September 30, 2001:

    - increase in stockholders' equity of $138.8 million from our initial public offering;

    - repayment of $38.8 million of senior subordinated debt, plus an approximate $1.6 million redemption premium, repayment of $95.7 million of borrowings outstanding under our credit facility. The repayment of debt results in the write off of $6.6 million of debt issuance costs which, along with the redemption premium was accounted for as an extraordinary item, net of taxes, in October 2001.

    - decrease in stockholders' equity of $0.6 million from expenses related to this offering; and

    - approximately $2.8 million of the proceeds from our initial public offering were used for general corporate purposes.

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS

CURRENTLY WE ARE UNABLE TO RECRUIT ENOUGH NURSES TO MEET OUR CLIENTS' DEMANDS FOR OUR NURSE STAFFING SERVICES, LIMITING THE POTENTIAL GROWTH OF OUR STAFFING BUSINESS.

    We rely significantly on our ability to attract, develop and retain nurses and other healthcare personnel who possess the skills, experience and, as required, licensure necessary to meet the specified requirements of our healthcare staffing clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies, as well as actual and potential clients, some of which seek to fill positions with either regular or temporary employees. Currently, there is a shortage of qualified nurses in most areas of the United States and competition for nursing personnel is increasing. At this time we do not have enough nurses to meet our clients' demands for our nurse staffing services. This shortage of nurses limits our ability to grow our staffing business. Furthermore, we believe that the aging of the existing nurse population and declining enrollments in nursing schools will further exacerbate the existing nurse shortage. In addition, in the aftermath of the terrorist attacks on New York and Washington, we experienced a temporary interruption of normal business activity. Similar events in the future could result in additional temporary or longer-term interruptions of our normal business activity.

THE COSTS OF ATTRACTING AND RETAINING QUALIFIED NURSES AND OTHER HEALTHCARE PERSONNEL MAY RISE MORE THAN WE ANTICIPATE.

    We compete with other healthcare staffing companies for qualified nurses and other healthcare personnel. Because there is currently a shortage of qualified healthcare personnel, competition for these employees is intense. To induce healthcare personnel to sign on with them, our competitors may increase hourly wages or other benefits. If we do not raise wages in response to such increases by our competitors, we could face difficulties attracting and retaining qualified healthcare personnel. In addition, if we raise wages in response to our competitors' wage increases and are unable to pass such cost increases on to our clients, our margins could decline.

OUR COSTS OF PROVIDING HOUSING FOR NURSES AND OTHER HEALTHCARE PERSONNEL MAY BE HIGHER THAN WE ANTICIPATE AND, AS A RESULT, OUR MARGINS COULD DECLINE.

    We currently have approximately 3,100 apartments on lease throughout the U.S. If the costs of renting apartments and furniture for our nurses and other healthcare personnel increase more than we anticipate and we are unable to pass such increases on to our clients, our margins may decline. To the extent the length of a nurse's housing lease exceeds the term of the nurse's staffing contract, we bear the risk that we will be obligated to pay rent for housing we do not use. To limit the costs of unutilized housing, we try to secure leases with term lengths that match the term lengths of our staffing contracts, typically 13 weeks. In some housing markets we have had, and believe we will continue to have, difficulty identifying short-term leases. If we cannot identify a sufficient number of appropriate short-term leases in regional markets, or, if for any reason, we are unable to efficiently utilize the apartments we do lease, we may be required to pay rent for unutilized housing or, to avoid such risk, we may forego otherwise profitable opportunities.

DECREASES IN PATIENT OCCUPANCY AT OUR CLIENTS' FACILITIES MAY ADVERSELY AFFECT THE PROFITABILITY OF OUR BUSINESS.

    Demand for our temporary healthcare staffing services is significantly affected by the general level of patient occupancy at our clients' facilities. When a hospital's occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, clients may reduce their use of temporary employees before undertaking layoffs of their regular employees. We also may experience more competitive pricing pressure during periods of occupancy downturn. In addition, if a trend emerges toward providing healthcare in alternative settings, as opposed to acute care hospitals, occupancy at our clients' facilities could decline. This reduction in occupancy could adversely affect the demand for our services and our profitability.

WE ARE DEPENDENT ON THE PROPER FUNCTIONING OF OUR INFORMATION SYSTEMS.

    Our company is dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably and to bill for services efficiently.

WE MAY EXPERIENCE DIFFICULTIES WITH OUR RECENTLY IMPLEMENTED FINANCIAL PLANNING AND REPORTING SYSTEM.

    In March 2001, we implemented a new financial planning and reporting system. We may face difficulties or incur additional costs integrating data, including data from companies acquired by us, to make it compatible with the new system. If we experience difficulties with our system, our ability to generate timely and accurate financial reports could be adversely affected.

IF REGULATIONS THAT APPLY TO US CHANGE, WE MAY FACE INCREASED COSTS THAT REDUCE OUR REVENUE AND PROFITABILITY.

    The temporary healthcare staffing industry is regulated in many states. In some states, firms such as our company must be registered to establish and advertise as a nurse staffing agency or must qualify for an exemption from registration in those states. If we were to lose any required state licenses, we could be required to cease operating in those states. The introduction of new regulatory provisions could substantially raise the costs associated with hiring temporary employees. For example, some states could impose sales taxes or increase sales tax rates on temporary healthcare staffing services. These increased costs may not be able to be passed on to clients without a decrease in demand for temporary employees. In addition, if government regulations were implemented that limited the amounts we could charge for our services, our profitability could be adversely affected.

FUTURE CHANGES IN REIMBURSEMENT TRENDS COULD HAMPER OUR CLIENTS' ABILITY TO PAY US.

    Many of our clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients' reimbursement. Limitations on reimbursement could reduce our clients' cash flows, hampering their ability to pay us.

COMPETITION FOR ACQUISITION OPPORTUNITIES MAY RESTRICT OUR FUTURE GROWTH BY LIMITING OUR ABILITY TO MAKE ACQUISITIONS AT REASONABLE VALUATIONS.

    Our business strategy includes increasing our market share and presence in the temporary healthcare staffing industry through strategic acquisitions of companies that complement or enhance our business. We have historically faced competition for acquisitions. In the future, this could limit our ability to grow by acquisitions or could raise the prices of acquisitions and make them less accretive to us. In addition, restrictive covenants in our credit facility, including a covenant that requires us to obtain bank approval for any acquisition over $25.0 million, may limit our ability to complete desirable acquisitions. If we are unable to secure necessary financing under our credit facility or otherwise, we may be unable to complete desirable acquisitions.

WE MAY FACE DIFFICULTIES INTEGRATING OUR ACQUISITIONS INTO OUR OPERATIONS AND OUR ACQUISITIONS MAY BE UNSUCCESSFUL, INVOLVE SIGNIFICANT CASH EXPENDITURES OR EXPOSE US TO UNFORESEEN LIABILITIES.

    We continually evaluate opportunities to acquire healthcare staffing companies and other human capital management services companies that complement or enhance our business and frequently have preliminary acquisition discussions with some of these companies.

    These acquisitions involve numerous risks, including:

    - potential loss of key employees or clients of acquired companies;

    - difficulties integrating acquired personnel and distinct cultures into our business;

    - difficulties integrating acquired companies into our operating, financial planning and financial reporting systems;

    - diversion of management attention from existing operations; and

    - assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare regulations.

    These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could have a material adverse effect on our financial condition and results of operations. Any acquisition may ultimately have a negative impact on our business and financial condition.

SIGNIFICANT LEGAL ACTIONS COULD SUBJECT US TO SUBSTANTIAL UNINSURED LIABILITIES.

    In recent years, healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. In addition, we may be subject to claims related to torts or crimes committed by our employees or temporary staffing personnel. In some instances, we are required to indemnify clients against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages. To protect ourselves from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe are appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities.

IF OUR INSURANCE COSTS INCREASE SIGNIFICANTLY, THESE INCREMENTAL COSTS COULD NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

    The costs related to obtaining and maintaining professional and general liability insurance and health insurance for healthcare providers has been increasing. The cost of our professional and general liability insurance per FTE increased by approximately 124% in 2001. The cost of our healthcare insurance per FTE increased by approximately 50% in 2001. If the cost of carrying this insurance continues to increase significantly, we will recognize an associated increase in costs which may negatively affect our margins. This could have an adverse impact on our financial condition and the price of our common stock.

IF WE BECOME SUBJECT TO MATERIAL LIABILITIES UNDER OUR SELF-INSURED PROGRAMS, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

    We provide workers compensation coverage through a program that is partially self-insured. In addition, we provide medical coverage to our employees through a partially self-insured preferred provider organization. If we become subject to substantial uninsured workers compensation or medical coverage liabilities, our financial results may be adversely affected.

OUR CLIENTS MAY TERMINATE OR NOT RENEW THEIR STAFFING CONTRACTS WITH US.

    Our travel staffing arrangements with clients are generally terminable upon 30 or 90 days' notice. We may have fixed costs, including housing costs, associated with terminated arrangements that we will be obligated to pay post-termination.

    Our clinical trials staffing business is conducted under long-term contracts with individual clients that may conduct numerous clinical trials. Some of these long-term contracts are terminable by the clients without cause upon 30 to 60 days notice.

OUR INDEMNITY FROM W. R. GRACE, IN CONNECTION WITH OUR ACQUISITION OF THE ASSETS OF CROSS COUNTRY STAFFING, MAY BE MATERIALLY IMPAIRED BY GRACE'S FINANCIAL CONDITION.

    In connection with our acquisition from W. R. Grace & Co. of the assets of Cross Country Staffing, our predecessor, Grace agreed to indemnify us against damages arising out of the breach of certain representations or warranties of Grace, as well as against any liabilities retained by Grace. In March 2001, Grace filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. This bankruptcy filing could materially impair Grace's obligations to indemnify us.

RISKS RELATED TO THIS OFFERING

BECAUSE OUR PRINCIPAL STOCKHOLDERS CONTROL US, THEY WILL BE ABLE TO DETERMINE THE OUTCOME OF ALL MATTERS SUBMITTED TO OUR STOCKHOLDERS FOR APPROVAL, REGARDLESS OF THE PREFERENCES OF OTHER STOCKHOLDERS.

    Following this offering, assuming there is no exercise by the underwriters of the right to purchase an additional 1,350,000 shares, Charterhouse Equity Partners III, or CEP III, and investment funds managed by Morgan Stanley Private Equity together will own approximately 37% of our outstanding common stock. Accordingly, acting together, they will be able to substantially influence:

    - the election of directors;

    - management and policies; and

    - the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

Currently, our board of directors is comprised of ten members, two of whom are designees of CEP III and two of whom are designees of investment funds managed by Morgan Stanley Private Equity. Under our stockholders' agreement, CEP III and the funds managed by Morgan Stanley Private Equity will each have the right to designate two directors for nomination to our board of directors. This number decreases if either CEP III or the funds managed by Morgan Stanley Private Equity reduce their respective ownership by more than 50% of their holdings prior to our initial public offering. Their interests may conflict with the interests of the other holders of common stock.

AFTER GIVING EFFECT TO THIS OFFERING, WE WILL HAVE AN AGGREGATE OF 12,366,937 RESTRICTED SHARES OF COMMON STOCK, ALL OF WHICH ARE ELIGIBLE FOR SALE UNDER
RULE 144 OF THE SECURITIES ACT. FUTURE SALES OF THESE SHARES MAY CAUSE OUR STOCK PRICE TO DECLINE.


    Sales of substantial amounts of the restricted shares in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock. Based on the number of common shares outstanding as of February 28, 2002, an aggregate of 32,243,959 shares of common stock will be outstanding after this offering. Of these, 19,877,022 shares will be freely tradeable without restriction or further registration.


    In connection with this offering, we and our executive officers and directors and the selling stockholders, have agreed not to sell or transfer any shares of our common stock for a specified period of time after completion of this offering without the underwriters' consent. While the underwriters may release these shares from the restrictions at any time, this will be done, if at all, only on a case-by-case basis. The underwriters do not currently have any intention of consenting to a waiver of these restrictions. See "Shares Eligible for Future Sale" and "Underwriting" included elsewhere in this prospectus.

    Furthermore, CEP III and investment funds managed by Morgan Stanley Private Equity each have demand rights to cause us to file, at our expense, a registration statement under the Securities Act covering resales of their shares. After giving effect to this offering, these shares represent approximately 37% of our outstanding common stock. These shares may also be sold under Rule 144 of the Securities Act, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates.


    In addition, we registered 4,398,001 shares of common stock for issuance under our stock option plans. Options to purchase 3,479,296 shares of common stock were issued and outstanding as of February 28, 2002, of which, as of February 28, 2002, options to purchase 1,502,886 shares were vested. Common stock issued upon exercise of stock options, except by our executive officers and directors, under our benefit plans are eligible for resale in the public market without restriction.


    We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock. See "Shares Eligible for Future Sales" for a more detailed description of the restrictions on selling shares of our common stock after this offering.

IF OUR STOCK PRICE FLUCTUATES AFTER THIS OFFERING, YOU COULD LOSE A SIGNIFICANT PART OF YOUR INVESTMENT.


    Since our initial public offering in October 2001, the closing price of our common stock has ranged from a low of $20.00 to a high of $30.97 per share. In addition, the stock market in general and healthcare companies in particular have experienced extreme volatility that often has been unrelated to the operating performance or prospects of particular companies. You may not be able to resell your shares at or above the offering price due to fluctuations in the market price of our common stock due to changes in our operating performance or prospects or market conditions.


IF PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, WE MAY BE UNABLE TO CONSUMMATE A TRANSACTION THAT OUR STOCKHOLDERS CONSIDER FAVORABLE.

    Our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of "blank check" preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the matters discussed in this prospectus include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following:

    - our ability to attract and retain qualified nurses and other healthcare personnel;

    - costs and availability of short-term leases for our travel nurses;

    - demand for the healthcare services we provide, both nationally and in the regions in which we operate;

    - the functioning of our information systems;

    - the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business;

    - our clients' ability to pay us for our services;

    - our ability to successfully implement our acquisition and development strategies;

    - the effect of liabilities and other claims asserted against us; and

    - the effect of competition in the markets we serve.

    Although we believe that these statements are based upon reasonable assumptions, we can not guarantee future results. Given these uncertainties, the forward-looking statements discussed in this prospectus might not occur. These forward-looking statements are made as of the date of this prospectus. Except as may be required under applicable statutes, regulations or court decisions, we undertake no obligation to update or revise them.

                                USE OF PROCEEDS

    The selling stockholders will receive all of the net proceeds from selling the common stock offered hereby. We will not receive any proceeds from this offering.

                                DIVIDEND POLICY

    We have never paid or declared cash dividends on our common stock. We currently intend to retain all future earnings for use in the operation and expansion of our business and do not anticipate declaring or paying cash dividends in the foreseeable future. In addition, covenants in our credit facility limit our ability to declare and pay cash dividends on our common stock.

                          PRICE RANGE OF COMMON STOCK

    Our common stock commenced trading on the Nasdaq National Market under the symbol "CCRN" on October 25, 2001. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock on the Nasdaq National Market. (Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.)


                                                                HIGH       LOW
                                                              --------   --------
Fiscal Year Ended December 31, 2001
  Fourth Quarter (from October 25, 2001)....................   $28.00     $20.00

Fiscal Year Ended December 31, 2002
  First Quarter (through March 5, 2002).....................   $30.97     $21.13



    On March 5, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $25.40 per share. As of February 28, 2002, there were approximately 219 stockholders of record of our common stock. Because many of such shares are held by brokers or other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

                                 CAPITALIZATION

    The following table shows our capitalization as of September 30, 2001:

    - on an actual basis; and

    - on a pro forma adjusted basis to give effect to our initial public offering of 8,984,375 shares of our common stock on October 24, 2001 and the estimated expenses related to this offering; we will not receive any of the proceeds from this offering.

    In addition, you should read the following table in conjunction with our consolidated financial statements and the accompanying notes which are contained elsewhere in this prospectus.

                                                                AS OF SEPTEMBER 30, 2001
                                                              ----------------------------
                                                                              PRO FORMA
                                                                ACTUAL      AS ADJUSTED(A)
                                                              -----------   --------------
                                                                     (IN THOUSANDS)
Long term debt:
  Revolving loan facility...................................   $ 11,700        $  5,600
  Term loan.................................................    134,580          45,000
  12.00% senior subordinated pay-in-kind notes due
    2006(b).................................................     38,779              --
  Capitalized lease obligation..............................        134             134
                                                               --------        --------
Total debt..................................................    185,193          50,734
  Less current maturities...................................     22,354             134
                                                               --------        --------
    Total long-term debt....................................    162,839          50,600

Stockholders' equity:
  Undesignated preferred stock, $0.01 par value, 10,000,000
    shares authorized--actual and as adjusted, none issued
    and outstanding--actual and as adjusted.................         --              --
  Common stock, $0.0001 par value, 100,000,000 shares
    authorized--actual and as adjusted, 23,207,546 shares
    issued and outstanding--actual, 32,211,745 shares issued
    and outstanding--as adjusted(c).........................          2               3
  Additional paid-in capital................................    119,099         257,864
  Retained earnings(d)......................................     10,853           5,199
  Accumulated other comprehensive earnings..................     (1,193)         (1,193)
                                                               --------        --------
    Total stockholders' equity..............................    128,761         261,873
                                                               --------        --------
      Total capitalization..................................   $291,600        $312,473
                                                               ========        ========

------------------------

(a) As adjusted amounts do not include the use of $2.4 million of proceeds for general corporate purposes, $0.4 million of proceeds to repay pay-in-kind notes issued between September 30, 2001 and the repayment of the debt in connection with our initial public offering, and a related redemption premium.

(b) Actual amount includes approximately $1.1 million of interest accrued between July 1, 2001 and September 30, 2001.

(c) Gives effect to conversion of 760,284 shares of Class B common stock into a like amount of Class A common shares.

(d) As adjusted amount includes the effects of an approximate $1.6 million redemption premium associated with the prepayment of our pay-in-kind notes, the write-off of $6.6 million of related debt issuance costs as of September 30, 2001, and estimated expenses of $1.0 million related to this offering, net of taxes.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The selected consolidated financial data as of December 31, 1999 and 2000 and for the five-month period July 30, 1999 to December 31, 1999 and for the year ended December 31, 2000 are derived from the audited consolidated financial statements of Cross Country, Inc. included elsewhere in this prospectus. The selected financial data as of December 31, 1998 and July 29, 1999 and for the year ended December 31, 1998 and for the seven-month period January 1, 1999 to July 29, 1999 have been derived from the audited financial statements of Cross Country Staffing, included elsewhere in this prospectus. The selected financial data as of December 31, 1996 and 1997 and for the period from July 1, 1996 to December 31, 1996 and for the year ended December 31, 1997 were derived from the financial statements of Cross Country Staffing that have been audited but not included in this prospectus. The selected financial data as of June 30, 1996 and for the period from January 1, 1996 to June 30, 1996 are derived from the unaudited consolidated financial statements of Cross Country Staffing.

    The data as of September 30, 2001 and for the nine months ended
September 30, 2000 and 2001 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001.

    The pro forma as adjusted consolidated statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 are pro forma for the Heritage and ClinForce acquisitions and as adjusted for our initial public offering of 8,984,375 shares of our common stock on October 24, 2001 and the estimated expenses related to this offering as if these events had occurred on January 1, 2000. The as adjusted consolidated balance sheet data as of September 30, 2001 are as adjusted for the offering of 8,984,375 shares of our common stock on October 24, 2001 and the estimated expenses related to this offering as if these events had occurred on September 30, 2001.

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes of Cross Country, Inc., Cross Country Staffing, TravCorps Corporation and Subsidiary, ClinForce and Heritage, the "Pro Forma Condensed Consolidated Statement of Operations" and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.

                                                          PREDECESSOR(A)
                                   ------------------------------------------------------------
                                      PERIOD FROM       PERIOD FROM       YEAR ENDED DECEMBER
                                   JANUARY 1 THROUGH   JULY 1 THROUGH             31,
                                       JUNE 30,         DECEMBER 31,    -----------------------
                                         1996               1996           1997         1998
                                   -----------------   --------------   ----------   ----------
                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
Revenue from services............      $   65,045        $   59,209     $  138,560   $  158,592
Operating expenses:
  Direct operating expenses......          52,061            46,617        108,726      121,951
  Selling, general and
    administrative expenses(d)...           7,595             7,378         16,051       19,070
  Bad debt expense...............             144               437            624          722
  Depreciation...................             126                83            150          264
  Amortization...................             536               446            875          859
  Non-recurring indirect
    transaction costs(e).........              --                --             --           --
                                       ----------        ----------     ----------   ----------
  Total operating expenses.......          60,462            54,961        126,426      142,866
                                       ----------        ----------     ----------   ----------
Income from operations...........           4,583             4,248         12,134       15,726
Other (income) expense:
  Interest expense, net..........           2,602             1,169          1,647          850
  Other (income) expense.........          (1,328)              299             37          183
                                       ----------        ----------     ----------   ----------
Income before income taxes and
  discontinued operations........           3,309             2,780         10,450       14,693
Income tax expense(f)............              --                --             --           --
                                       ----------        ----------     ----------   ----------
Income (loss) before discontinued
  operations.....................           3,309             2,780         10,450       14,693
Discontinued operations:
  Loss from discontinued
    operations, net of income
    taxes(g).....................              --                --             --           --
  Loss on disposal(g)............              --                --             --           --
                                       ----------        ----------     ----------   ----------
Net income (loss)................      $    3,309        $    2,780     $   10,450   $   14,693
                                       ==========        ==========     ==========   ==========
Basic and diluted income (loss)
  per common share(h):
  Income (loss) before
    discontinued operations......
  Discontinued operations........
    Net income (loss)............
Weighted-average number of shares
  outstanding:
    Basic and diluted............
OTHER OPERATING DATA
EBITDA(i)........................      $    5,245        $    4,777     $   13,159   $   16,849
EBITDA as % of revenue...........             8.1%              8.1%           9.5%        10.6%

FTE's(j).........................           2,100             1,846          2,102        2,264
Weeks worked(k)..................          54,596            47,996        109,313      117,728
Average healthcare staffing
  revenue per FTE per week(l)....      $    1,191        $    1,234     $    1,268   $    1,347

Net cash flow provided by
  operating activities...........      $      309        $    3,875     $   12,374   $   14,434
Net cash flow provided by (used
  in) investing activities.......      $      (75)       $      (89)    $     (309)  $     (977)
Net cash flow used in financing
  activities.....................      $     (977)       $   (3,854)    $  (12,064)  $  (13,458)

                                    PREDECESSOR(A)
                                   -----------------   PERIOD FROM    YEAR ENDED DECEMBER 31,
                                      PERIOD FROM        JULY 30      ------------------------
                                   JANUARY 1 THROUGH     THROUGH                    PRO FORMA
                                       JULY 29,        DECEMBER 31,                AS ADJUSTED
                                         1999            1999(B)         2000        2000(C)
                                   -----------------   ------------   ----------   -----------
                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
Revenue from services............      $  106,047       $   87,727    $ 367,690    $  407,733
Operating expenses:
  Direct operating expenses......          80,187           68,036      273,095       298,159
  Selling, general and
    administrative expenses(d)...          12,688            9,257       49,027        58,356
  Bad debt expense...............             157              511          433           543
  Depreciation...................             212              155        1,324         1,459
  Amortization...................             496            4,422       13,701        15,270
  Non-recurring indirect
    transaction costs(e).........              --               --        1,289         2,289
                                       ----------       ----------    ----------   ----------
  Total operating expenses.......          93,740           82,381      338,869       376,076
                                       ----------       ----------    ----------   ----------
Income from operations...........          12,307            5,346       28,821        31,657
Other (income) expense:
  Interest expense, net..........             230            4,821       15,435         2,022
  Other (income) expense.........             190               --           --            --
                                       ----------       ----------    ----------   ----------
Income before income taxes and
  discontinued operations........          11,887              525       13,386        29,635
Income tax expense(f)............              --              672        6,730        13,021
                                       ----------       ----------    ----------   ----------
Income (loss) before discontinued
  operations.....................          11,887             (147)       6,656        16,614
Discontinued operations:
  Loss from discontinued
    operations, net of income
    taxes(g).....................              --             (195)      (1,604)           --
  Loss on disposal(g)............              --               --         (454)           --
                                       ----------       ----------    ----------   ----------
Net income (loss)................      $   11,887       $     (342)   $   4,598    $   16,614
                                       ==========       ==========    ==========   ==========
Basic and diluted income (loss)
  per common share(h):
  Income (loss) before
    discontinued operations......                       $    (0.01)   $    0.29
  Discontinued operations........                            (0.01)       (0.09)
                                                        ----------    ----------
    Net income (loss)............                       $    (0.02)   $    0.20
                                                        ==========    ==========
Weighted-average number of shares
  outstanding:
    Basic and diluted............                       15,291,749    23,205,388
                                                        ==========    ==========
OTHER OPERATING DATA
EBITDA(i)........................      $   13,015       $    9,923    $  45,135    $   50,675
EBITDA as % of revenue...........            12.3%            11.3%        12.3%         12.4%
FTE's(j).........................           2,466            2,789        4,167         4,452
Weeks worked(k)..................          73,980           61,358      216,684       231,504
Average healthcare staffing
  revenue per FTE per week(l)....      $    1,429       $    1,417    $   1,619    $    1,640
Net cash flow provided by
  operating activities...........      $   12,178       $    6,301    $  10,397
Net cash flow provided by (used
  in) investing activities.......      $     (202)      $    1,380    $  (9,584)
Net cash flow used in financing
  activities.....................      $  (11,977)      $   (3,111)   $  (5,641)

                                                                    AS OF DECEMBER 31,
                                               AS OF       ------------------------------------                         AS OF
                                           JUNE 30, 1996      1996         1997         1998                        JULY 29, 1999
                                           -------------   ----------   ----------   ----------                     -------------
CONSOLIDATED BALANCE SHEET DATA
Working capital..........................    $    2,061    $   12,710   $   12,372   $   12,871                       $    9,752
Cash and cash equivalents................        (1,476)           --            1           --                               --
Total assets.............................        27,305        34,933       36,080       41,901                           44,464
Total debt...............................        45,045        30,280       18,700       13,173                            7,874
Stockholders' equity(m)..................       (24,738)       (2,471)       7,122       13,451                           19,466

                                                 AS OF DECEMBER 31,
                                           -------------------------------
                                              1999                 2000
                                           ----------           ----------
CONSOLIDATED BALANCE SHEET DATA
Working capital..........................  $   33,998           $   34,375
Cash and cash equivalents................       4,828                   --
Total assets.............................     309,695              317,626
Total debt...............................     159,074              157,272
Stockholders' equity(m)..................     118,742              123,340

                                                                           NINE MONTHS
                                                                       ENDED SEPTEMBER 30,
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                                        AS ADJUSTED
                                                                 2000         2001        2001(N)
                                                              ----------   ----------   -----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT SHARE
                                                                       AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenue from services.......................................  $  270,460   $  356,193   $  363,886
Operating expenses:
  Direct operating expenses.................................     200,405      266,486      271,836
  Selling, general and administrative expenses..............      36,547       49,313       50,919
  Bad debt expense..........................................         681        1,318        1,318
  Depreciation..............................................         942        1,790        1,825
  Amortization..............................................      10,218       11,381       11,654
  Non-recurring indirect transaction costs(e)...............         556           --        1,000
                                                              ----------   ----------   ----------
    Total operating expenses................................     249,349      330,288      338,552
                                                              ----------   ----------   ----------
Income from operations......................................      21,111       25,905       25,334
Other expenses:
  Interest expense, net.....................................      11,631       12,907        3,592
                                                              ----------   ----------   ----------
Income before income taxes and discontinued operations......       9,480       12,998       21,742
Income tax expense(f).......................................       4,769        5,858        9,225
                                                              ----------   ----------   ----------
Income before discontinued operations.......................       4,711        7,140       12,517
Discontinued operations:
  Loss from discontinued operations, net of income taxes....       1,396           --           --
  Loss on disposal..........................................          --          544           --
                                                              ----------   ----------   ----------
Net income..................................................  $    3,315   $    6,596   $   12,517
                                                              ==========   ==========   ==========
Basic and diluted income (loss) per common share(h):
  Income before discontinued operations.....................  $     0.20   $     0.30
  Discontinued operations...................................       (0.06)       (0.02)
                                                              ----------   ----------
    Net income..............................................  $     0.14   $     0.28
                                                              ==========   ==========
Weighted-average number of shares outstanding:
  Basic and diluted.........................................  23,205,298   23,205,929

OTHER OPERATING DATA
EBITDA(i)...................................................  $   32,827   $   39,076   $   39,813
EBITDA as a % of revenue....................................        12.1%        11.0%        10.9%

FTE's(j)....................................................       4,150        4,657        4,756
Weeks worked(k).............................................     161,850      181,623      185,484
Average healthcare staffing revenue per FTE per week(l).....  $    1,595   $    1,816   $    1,820

Net cash flow provided by operating activities..............       8,703       17,172
Net cash flow used in investing activities..................      (1,043)     (39,790)
Net cash flow (used in) provided by financing activities....  $  (12,488)  $   22,618



                                                               AS OF SEPTEMBER 30, 2001
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(O)
                                                              ----------   --------------
CONSOLIDATED BALANCE SHEET DATA
Working capital.............................................  $   34,227     $   59,332
Cash and cash equivalents...................................          --             --
Total assets................................................     360,774        352,243
Total debt..................................................     184,064         50,734
Stockholders' equity........................................     128,761        261,873


------------------------------

(a) On July 29, 1999, we acquired the assets of Cross Country Staffing which, for accounting and reporting purposes, is our predecessor. Financial data for periods prior to July 30, 1999 is that of Cross Country Staffing.

(b) Includes TravCorps results from December 16, 1999, the date of its acquisition, through December 31, 1999.

(c) Reflects the following adjustments as if our initial public offering, this offering (from which we will receive no proceeds) and the Heritage and ClinForce acquisitions had occurred on January 1, 2000:

    - additional amortization expense of $0.9 million related to $35.4 million of goodwill and other intangibles acquired in the Heritage and ClinForce acquisitions;

    - a reduction in interest expense of $13.4 million as a result of the repayment, in connection with our initial public offering, of $35.5 million including accrued interest of senior subordinated debt (12.00% interest rate) plus an approximate $1.4 million redemption premium and $101.9 million of borrowings outstanding under our credit facility using the weighted average interest rate in effect during the year ended December 31, 2000 (9.74%);

    - additional expense related to this offering of $1.0 million; and

    - additional income tax expense of $5.1 million as a result of the above adjustments.

(d) Includes expenses related to a discontinued management incentive compensation plan of $2.1 million and $2.7 million for the seven-month period January 1-July 29, 1999 and the year ended December 31, 1998. The management incentive compensation plan was discontinued on July 30, 1999.

(e) Non-recurring indirect transaction costs consist of non capitalizable transition bonuses and integration costs related to the TravCorps acquisition.

(f) Prior to July 30, 1999, our predecessor, Cross Country Staffing, operated as a partnership under the applicable provisions of the Internal Revenue Code, and, accordingly, income related to the operations of Cross Country Staffing was taxed directly to its partners.

(g) Reflects the operating results of HospitalHub, Inc., which began operations in 1999. We completed the divestiture of HospitalHub, Inc. during the second quarter of 2001.

(h) The financial data contained herein for periods prior to July 30, 1999, is that of our predecessor, Cross Country Staffing, a partnership, for which share and per share amounts were not applicable.

(i) We define EBITDA as income before interest, income taxes, depreciation, amortization and non-recurring indirect transaction costs. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate our operations and provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(j) FTE's represent the average number of contract staffing personnel on a full-time equivalent basis.

(k) Weeks worked is calculated by multiplying the FTE's by the number of weeks during the respective period.


(l) Average healthcare staffing revenue per FTE per week is calculated by dividing the healthcare staffing revenue by the number of weeks worked in the respective periods. Healthcare staffing revenue includes revenue from permanent placement of nurses.


(m) Consists of partners' capital for periods prior to July 30, 1999, since our predecessor, Cross Country Staffing, was a partnership.

(n) Reflects the following adjustments as if our initial public offering, this offering (from which we will receive no proceeds) and the Heritage and ClinForce acquisitions had occurred on January 1, 2000:

    - additional amortization expense for the nine months ended September 30, 2001 of $0.2 million related to $35.4 million of goodwill and other intangibles acquired in the Heritage and ClinForce acquisitions;

    - a reduction in interest expense for the nine months ended September 30, 2001 of $9.5 million as a result of the repayment, in connection with our initial public offering, of $38.8 million including accrued interest of senior subordinated debt (12.00% interest rate) plus an approximate $1.6 million redemption premium and $95.7 million of borrowings outstanding under our credit facility using the weighted average interest rate in effect during the nine months ended September 30, 2001 (8.64%);

    - additional expenses related to this offering of $1.0 million; and

    - additional income tax expense of $3.2 million as a result of the above adjustments.

(o) Reflects the following adjustments as if our initial public offering and this offering (from which we will receive no proceeds) had occurred on September 30, 2001:

    - increase in stockholders' equity of $138.8 million of net proceeds from our initial public offering;

    - repayment of $38.8 million of senior subordinated debt including accrued interest, plus an approximate $1.6 million redemption premium, and repayment of $95.7 million of borrowings outstanding under our credit facility. The repayment of debt results in the write off of $6.6 million of debt issuance costs which, along with the redemption premium, was accounted for as an extraordinary item, net of taxes, in October 2001;

    - decrease in stockholders' equity of $0.6 million from estimated expenses related to this offering; and

    - approximately $2.8 million of the proceeds from our initial public offering were used for general corporate purposes.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

    We acquired ClinForce on March 16, 2001 and Heritage on December 26, 2000.

    The pro forma condensed consolidated statement of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 give effect to the acquisitions of Heritage and ClinForce as if the transactions had occurred on January 1, 2000.


    The Company acquired E-Staff, Inc. on July 31, 2000, Gill/Balsano Consulting, LLC on April 1, 2001, NovaPro on January 3, 2002 and Jennings Ryan & Kolb, Inc. on March 6, 2002. Gill/Balsano, E-Staff, NovaPro and Jennings Ryan & Kolb's results of operations are immaterial to us; therefore such results have been excluded from these unaudited pro forma condensed consolidated statement of operations.


    The pro forma information is based on the historical statements of the acquired businesses giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the Pro Forma Condensed Consolidated Statement of Operations.

    The pro forma information as adjusted for this offering, and our initial public offering of 8,984,375 shares of our common stock on October 24, 2001 for the year ended December 31, 2000 and the nine months ended September 30, 2001, assumes the repayment of certain of our indebtedness using a portion of the net proceeds received from our initial public offering as if such offering and the repayment had occurred on January 1, 2000.

    This pro forma information does not purport to be indicative of the combined results of operations that actually would have taken place if the transactions had occurred at such dates. The pro forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this prospectus.

                                                                YEAR ENDED DECEMBER 31, 2000
                            -----------------------------------------------------------------------------------------------------
                                                                          PRO FORMA                   ADJUSTMENTS
                                                                         ACQUISITION     PRO FORMA        FOR          PRO FORMA
                            CROSS COUNTRY   CLINFORCE(A)   HERITAGE(B)   ADJUSTMENTS      COMBINED     OFFERINGS      AS ADJUSTED
                            -------------   ------------   -----------   -----------     ----------   -----------     -----------
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenue from services.....   $  367,690      $   28,895    $   11,148                    $  407,733                   $  407,733
Operating expenses:
  Direct operating
    expenses..............      273,095          20,128         4,936                       298,159                      298,159
  Selling, general and
    administrative
    expenses..............       49,027           4,766         4,563                        58,356                       58,356
  Bad debt expense........          433             110            --                           543                          543
  Depreciation............        1,324             135            --                         1,459                        1,459
  Amortization............       13,701             660            --           909 (c)      15,270                       15,270
  Non-recurring indirect
    transaction costs.....        1,289              --            --                         1,289        1,000 (d)       2,289
                             ----------      ----------    ----------                    ----------                   ----------
Total operating
  expenses................      338,869          25,799         9,499                       375,076                      376,076
Income from operations....       28,821           3,096         1,649                        32,657                       31,657
Interest expense, net.....       15,435              --            --         3,758 (e)      19,193      (17,171)(f)       2,022
                             ----------      ----------    ----------                    ----------                   ----------
Income before income
  taxes...................       13,386           3,096         1,649                        13,464                       29,635
Income tax expense........        6,730           1,227            --        (1,162)(g)       6,795        6,226 (g)      13,021
                             ----------      ----------    ----------                    ----------                   ----------
Income from continuing
  operations..............   $    6,656      $    1,869    $    1,649                    $    6,669                   $   16,614
                             ==========      ==========    ==========                    ==========                   ==========
Basic and diluted income
  from continuing
  operations per common
  share...................   $     0.29              --            --                    $     0.29
                             ==========      ==========    ==========                    ==========
Weighted average common
  shares outstanding:
    Basic and diluted.....   23,205,388              --            --                    23,205,388
                             ==========      ==========    ==========                    ==========

--------------------------

(a) Represents the historical consolidated revenue and direct operating expenses of ClinForce for the twelve months ended December 31, 2000. ClinForce was a subsidiary of Edgewater Technology, Inc. ("Edgewater") prior to being acquired by us in March 2001. Edgewater provided substantial services to ClinForce during 2000. Edgewater has traditionally charged ClinForce a management fee for tax planning services and information system services through corporate allocations which were generally based on a percent of sales. The amount of corporate allocations was dependent upon the total amount of anticipated allocable costs incurred by Edgewater, less amounts charged as a specific cost or expense rather than by allocation. The amounts allocated for these services are not included in these pro forma statements because they are not necessarily indicative of amounts that would have been incurred by ClinForce had it operated on a stand-alone basis. Expenses relating to corporate advertising, accounting and legal services, officer salaries and other selling, general and administrative expenses were not allocated by Edgewater to ClinForce for internal financial statement purposes, and therefore, no amounts have been allocated for these services in these pro forma financial statements. As a result of our corporate infrastructure, which we believe is sufficient to support our combined operations, including ClinForce, without any additional incremental expenses, we believe the total expenses presented in the Pro Forma Combined column fairly present the operating expenses expected to be incurred on a going-forward basis.

(b) Represents the historical results of Heritage for the period from January 1, 2000 through December 25, 2000.

(c) Pro forma adjustment to record the amortization of intangible assets acquired as a result of the ClinForce and Heritage acquisitions. Our intangible assets are amortized on a straight-line basis over periods ranging from 4.5--25 years.

    An additional $6.5 million is contingently payable to Heritage based upon future EBITDA results.
    Such amount is payable through 2003.

(d) Pro forma adjustment to include estimated expenses of $1.0 million related to this offering.

(e) Pro forma adjustment to record interest costs associated with the financing of the ClinForce and Heritage acquisitions using the weighted average interest rate in effect for the year ended December 31, 2000 (9.74%).

(f) Adjustment to record pro forma interest expense reduction as if $138.8 million of proceeds from our initial public offering were used to reduce outstanding debt through the repayment of $35.5 million of senior subordinated debt including accrued interest, plus an approximate
    $1.4 million redemption premium, and repayment of $101.9 million of borrowings outstanding under our credit facility as of January 1, 2000.

(g) Pro forma adjustment for estimated income taxes at combined federal and state statutory rates for the effect of the other adjustments and to record pro forma income tax expense for Heritage which, prior to being acquired by Cross Country, was an LLC for which income tax expense was determined at the individual member level.

                                                             NINE MONTHS ENDED SEPTEMBER 30, 2001
                                    ---------------------------------------------------------------------------------------
                                                                                                ADJUSTMENTS
                                                                    PRO FORMA                   FOR INITIAL
                                                                   ACQUISITION     PRO FORMA      PUBLIC         PRO FORMA
                                    CROSS COUNTRY   CLINFORCE(A)   ADJUSTMENTS      COMBINED     OFFERING       AS ADJUSTED
                                    -------------   ------------   -----------     ----------   -----------     -----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenue from services.............    $  356,193     $    7,693                    $  363,886                   $  363,886
Operating expenses:
  Direct operating expenses.......       266,486          5,350                       271,836                      271,836
  Selling, general and
    administrative expenses.......        49,313          1,606                        50,919                       50,919
  Bad debt expense................         1,318                                        1,318                        1,318
  Depreciation....................         1,790             35                         1,825                        1,825
  Amortization....................        11,381             92           181(b)       11,654                       11,654
  Non-recurring indirect
    transaction costs.............            --             --                            --        1,000(c)        1,000
                                      ----------     ----------                    ----------                   ----------
Total operating expenses..........       330,288          7,083                       337,552                      338,552

Income from operations............        25,905            610                        26,334                       25,334

Interest expense, net.............        12,907            179           404(d)       13,490       (9,898)(e)       3,592
                                      ----------     ----------                    ----------                   ----------

Income before income taxes........        12,998            431                        12,844                       21,742
Income tax expense................         5,858            166         (225)(f)        5,799        3,426(f)        9,225
                                      ----------     ----------                    ----------                   ----------
Income from continuing
  operations......................    $    7,140     $      265                    $    7,045                   $   12,517
                                      ==========     ==========                    ==========                   ==========

Basic and diluted income from
  continuing operations per common
  share...........................    $     0.31                                   $     0.30
                                      ==========                                   ==========
Weighted average common shares
  outstanding:
    Basic and diluted.............    23,205,929                                   23,205,929
                                      ==========                                   ==========

--------------------------

(a) Represents the historical consolidated revenues and direct operating expenses of ClinForce for the period from January 1, 2001 through March 16, 2001. ClinForce was a subsidiary of Edgewater prior to being acquired by us in March 2001. Edgewater provided substantial services to ClinForce during 2000. Edgewater traditionally charged ClinForce a management fee for tax planning services and information system services through corporate allocations which were generally based on a percent of sales. The amount of corporate allocations was dependent upon the total amount of anticipated allocable costs incurred by Edgewater, less amounts charged as a specific cost or expense rather than by allocation. The amounts allocated for these services are not included in these pro forma statements because they are not necessarily indicative of amounts that would have been incurred by ClinForce had it operated on a stand-alone basis. Expenses relating to corporate advertising, accounting and legal services, officer salaries and other selling, general and administrative expenses were not allocated by Edgewater to ClinForce for internal financial statement purposes, and therefore, no amounts have been allocated for their services in the pro forma financial statements. As a result of our corporate infrastructure, which we believe is sufficient to support our combined operations, including ClinForce, without any additional incremental expenses, we believe the total expenses presented in the Pro Forma Combined column fairly present the operating expenses expected to be incurred on a going-forward basis.

(b) Pro forma adjustment to record the amortization of intangible assets acquired as a result of the ClinForce acquisition. Our intangible assets are amortized on a straight-line basis over periods ranging from 4.5--25 years.

(c) Pro forma adjustment to include estimated expenses of $1.0 million related to this offering.

(d) Pro forma adjustment to record interest costs associated with the financing of the ClinForce acquisition using the weighted average interest rate in effect for the nine months ended September 30, 2001 (8.64%).

(e) Adjustment to record pro forma interest expense reduction as if $138.8 million proceeds from our initial public offering were used to reduce outstanding debt through the repayment of $38.8 million including accrued interest of senior subordinated debt, plus an approximate $1.6 million redemption premium and repayment of $95.7 million of borrowings outstanding under our credit facility as of January 1, 2001. Approximately $2.8 million of the proceeds were used for general corporate purposes.

(f) Pro forma adjustment for estimated income taxes at combined federal and state statutory rates for the effect of the other adjustments.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES THAT APPEAR ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are one of the largest providers of healthcare staffing services in the United States. Approximately 80% of our revenue is derived from travel nurse staffing services. We also provide staffing of clinical research professionals and allied healthcare professionals such as radiology technicians, rehabilitation therapists and respiratory therapists. Our staffing operations are complemented by other human capital management services, including search and recruitment, consulting, education and training and resource management services. For the nine months ended September 30, 2001, our revenue and EBITDA were $356.2 million and $39.1 million, respectively. On February 14, 2002, we reported revenue and EBITDA for the year ended December 31, 2001 of $500.5 million and $56.2 million, respectively.

HISTORY

    In July 1999, an affiliate of Charterhouse Group International, Inc. and certain members of management acquired the assets of Cross Country Staffing, our predecessor, from W. R. Grace & Co. Upon the closing of this transaction, we changed from a partnership to a C corporation form of ownership. In
December 1999, we acquired TravCorps Corporation, which was owned by investment funds managed by Morgan Stanley Private Equity and certain members of TravCorps' management and subsequently changed our name to Cross Country TravCorps, Inc. In May 2001, we changed our name to Cross Country, Inc.

REVENUE

    Travel nurse staffing revenue is received primarily from acute care hospitals. Our clinical trials staffing revenue is received primarily from pharmaceutical and biotechnology companies, as well as medical device manufacturers. Revenue from allied health staffing services is received from numerous sources, including providers of radiation, rehabilitation and respiratory services at additional venues including nursing homes, sports medicine clinics and schools. Our staffing placements are through contracts with assignments typically lasting 13 weeks or longer. Revenue from our search and recruitment, consulting and education and training services is received from numerous sources, including hospitals, physician group practices, insurance companies and individual healthcare professionals. Our fees are paid directly by our clients rather than by government or other third-party payors.

    Revenue is recognized when services are rendered. Accordingly, accounts receivable includes an accrual for employees' time worked but not yet invoiced. Each of our field employees works for us under a contract. These contracts typically last 13 weeks. Payroll contract employees are hourly employees whose contract specifies the hourly rate they will be paid, including applicable overtime, and any other benefits they are entitled to receive during the contract period. For payroll contract employees, we bill clients at an hourly rate and assume all employee costs, including payroll, withholding taxes, benefits and professional liability insurance and Occupational Safety and Health Administration, or OSHA, requirements, as well as any travel and housing arrangements. Mobile contract employees are hourly employees of the hospital client and receive an agreement that specifies the hourly rates they will be paid by the hospital employer, as well as any benefits they are entitled to receive from us. For mobile contract employees, we provide recruitment, housing in apartments leased by the Company and travel services. The Company's contract with the healthcare professional obligates it to provide these services to the healthcare professional. The Company is compensated for the services it provides at a predetermined rate negotiated between the Company and its hospital client, without regard to the Company's cost of providing these services. Currently, more than 98% of our employees work under payroll contracts.

    Our healthcare staffing revenue and earnings are impacted by the relative supply of and demand for nurses at healthcare facilities. We rely significantly on our ability to recruit and retain nurses and other healthcare personnel who possess the skills, experience and, as required, licensure necessary to meet the specified requirements of our clients. Shortages of qualified nurses and other healthcare personnel could limit our ability to fill open assignments and grow our revenue and EBITDA.

    Fluctuations in patient occupancy at our clients' facilities may also affect the profitability of our business. As occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, clients tend to reduce their use of temporary employees before undertaking layoffs of their regular employees. In addition, we may experience more competitive pricing pressure during periods of occupancy downturn.

ACQUISITIONS


    In March 2002, we acquired the stock of Jennings Ryan & Kolb, Inc., a healthcare management consulting company, for $1.8 million in cash, the assumption of $0.3 million in debt and potential earnout payments of $1.8 million.


    In January 2002, we acquired the assets of the NovaPro healthcare staffing division of HR Logic Holdings, Inc. for $7.1 million in cash. NovaPro targets nurses seeking more customized benefits packages.

    In May 2001, we acquired Gill/Balsano, a healthcare management consulting firm, for $1.8 million in cash and potential earnout payments of $2.0 million.

    In March 2001, we acquired ClinForce for $31.0 million in cash. In
July 2001 a post-closing purchase price adjustment increased the purchase price and goodwill by $1.4 million each. ClinForce supplies supplemental staffing services for clinical trials.

    In December 2000, we completed the acquisition of Heritage, a provider of continuing education programs to the healthcare community, for a purchase price of approximately $6.5 million in cash and potential earnout payments of approximately $6.5 million.

    In July 2000, we acquired E-Staff, an application service provider that has developed an internet subscription-based communication, scheduling, credentialing and training service business for healthcare providers, for $1.5 million in cash and potential earnout payments of $3.2 million.

    In December 1999, we acquired all outstanding shares of TravCorps' common stock in exchange for shares of our common stock then valued at approximately $32.1 million and we assumed TravCorps' debt of $45.0 million.

DISCONTINUED OPERATIONS

    In December 2000, we committed to a formal plan to divest
HospitalHub, Inc., or HospitalHub, our electronic job board business, which began operations in 1999. The operating results of HospitalHub have been accounted for as discontinued operations in our consolidated financial statements and notes thereto and in the other financial information included herein. We completed the divestiture of HospitalHub in the second quarter of 2001.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets from the acquisition of the assets of Cross Country Staffing, our predecessor, and from subsequent acquisitions were $149.2 million and $98.4 million, respectively, at September 30, 2001. Goodwill and other intangible assets are being amortized using the straight-line method over their estimated useful lives ranging from 4.5 to 25 years. Goodwill and other intangible assets represented 199% of our stockholders' equity as of September 30, 2001. The amount of goodwill and other intangible assets amortized equaled 43.9% of our income from operations for the nine months ended
September 30, 2001.

    In July 2001, the Financial Accounting Standards Board issued FAS No. 141, BUSINESS COMBINATIONS and FAS No. 142, INTANGIBLE ASSETS. FAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated before July 1, 2001.
FAS 142 further clarifies the criteria to recognize intangible assets separately from goodwill and promulgates that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. These standards began to apply to us beginning January 1, 2002 for existing intangible assets and July 1, 2001 for business combinations completed after June 30, 2001. We adopted these standards prospectively.

RESULTS OF OPERATIONS

    The following table summarizes, for the periods indicated, selected statement of operations data expressed as a percentage of revenue:

                                               PREDECESSOR
                                       ---------------------------                                      NINE MONTHS
                                                       PERIOD FROM   PERIOD FROM                           ENDED
                                        YEAR ENDED     JANUARY 1-      JULY 30-      YEAR ENDED        SEPTEMBER 30,
                                       DECEMBER 31,     JULY 29,     DECEMBER 31,   DECEMBER 31,    -------------------
AS A % OF REVENUE                          1998           1999           1999           2000          2000       2001
-----------------                      -------------   -----------   ------------   -------------   --------   --------
Revenue..............................      100.0%         100.0%        100.0%          100.0%       100.0%     100.0%
Direct operating expenses............       76.9           75.6          77.6            74.3         74.1       74.8
Selling, general and administrative
  expenses...........................       12.0           12.0          10.5            13.3         13.5       13.8
Bad debt expense.....................        0.5            0.1           0.6             0.1          0.3        0.4
                                           -----          -----         -----           -----        -----      -----
EBITDA(a)............................       10.6           12.3          11.3            12.3         12.1       11.0
Depreciation and amortization........        0.7            0.7           5.2             4.1          4.1        3.7
Non-recurring indirect transaction
  costs..............................         --             --            --             0.4          0.2         --
                                           -----          -----         -----           -----        -----      -----
Income from operations...............        9.9           11.6           6.1             7.8          7.8        7.3
Interest expense, net................        0.5            0.2           5.5             4.2          4.3        3.6
Other expenses.......................        0.1            0.2            --              --           --         --
                                           -----          -----         -----           -----        -----      -----
Income before income taxes and
  discontinued operations............        9.3           11.2           0.6             3.6          3.5        3.7
Income tax expense(b)................         --             --           0.8             1.8          1.8        1.6
                                           -----          -----         -----           -----        -----      -----
Income (loss) before discontinued
  operations.........................        9.3           11.2          (0.2)            1.8          1.7        2.1
Loss from discontinued operations,
  net of income taxes................         --             --          (0.2)           (0.4)        (0.5)        --
Estimated loss on disposal of
  discontinued operations............         --             --            --            (0.1)          --       (0.2)
                                           -----          -----         -----           -----        -----      -----
Net income (loss)....................        9.3%          11.2%         (0.4)%           1.3%         1.2%       1.9%
                                           =====          =====         =====           =====        =====      =====

------------------------

(a) We define EBITDA as income before interest, income taxes, depreciation, amortization and non-recurring indirect transaction costs. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate our operations and provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(b) Prior to July 30, 1999, we were a partnership for which income tax expense was determined at the partner level.

SEGMENT INFORMATION


                                           PREDECESSOR
                               -----------------------------------                                           NINE MONTHS
                                                   PERIOD FROM          PERIOD FROM                             ENDED
                                YEAR ENDED         JANUARY 1-            JULY 30-         YEAR ENDED        SEPTEMBER 30,
                               DECEMBER 31,         JULY 29,           DECEMBER 31,      DECEMBER 31,    -------------------
                                   1998               1999                 1999              2000          2000       2001
                               -------------   -------------------   -----------------   -------------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Revenue:
  Healthcare staffing........     $156,951          $101,398             $ 85,595           $350,856     $258,225   $329,849
  Other human capital
    management services......        1,641             4,649                2,132             16,834      12,235      26,344
                                  --------          --------             --------           --------     --------   --------
                                  $158,592          $106,047             $ 87,727           $367,690     $270,460   $356,193
                                  ========          ========             ========           ========     ========   ========
Contribution
  income/(loss)(a):
  Healthcare staffing........     $ 28,344          $ 19,409             $ 15,518           $ 61,937     $46,223    $ 51,434
  Other human capital
    management services......         (397)              693                  (95)             1,240       1,241       3,502
Unallocated corporate
  overhead...................       11,098             7,087                5,500             18,042      14,637      15,860
                                  --------          --------             --------           --------     --------   --------
EBITDA                            $ 16,849          $ 13,015             $  9,923           $ 45,135     $32,827    $ 39,076
                                  ========          ========             ========           ========     ========   ========


------------------------

(a) We define contribution income as earnings before interest, taxes, depreciation, amortization and corporate expenses not specifically identified to a reporting segment.

NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 2000

    Revenue increased 31.7% to $356.2 million for the nine months ended September 30, 2001 as compared to $270.5 million for the nine months ended September 30, 2000. Revenue included from Heritage and ClinForce, which were acquired on December 26, 2000 and March 16, 2001, respectively, totaled $29.8 million for the nine months ended September 30, 2001. Excluding the effects of these acquisitions, revenue increased $55.9 million, or 20.7%, as compared with the nine months ended September 30, 2000. This increase is primarily from organic growth in our healthcare staffing business segment.

    Revenue from our healthcare staffing segment increased $71.6 million, or 27.7%, for the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000. Excluding revenue from the Clinforce acquisition, healthcare staffing segment revenue increased $52.2 million, or 20.2%. This increase is primarily due to an increase in the average hourly bill rate along with an increase in the average number of field employees, offset in part by a modest reduction in the hours billed per FTE per week. The average number of hours worked per week per FTE decreased primarily as a result of an increase in the number of nurses working three 12-hour shifts rather than five 8-hour shifts. For the nine months ended September 30, 2001, 86.7% of healthcare staffing revenue was generated by nurse staffing operations and 13.3% was generated by other healthcare staffing operations. In the nine month period ending September 30, 2000, 92.5% was generated by nurse staffing operations and 7.5% was generated by other healthcare staffing operations. This shift is primarily a result of the Company's expansion of healthcare staffing services into the clinical trials sector through its acquisition of ClinForce.

    Direct operating expenses totaled $266.5 million for the nine months ended September 30, 2001 as compared to $200.4 million for the nine months ended September 30, 2000. As a percentage of revenue, direct operating expenses represented 74.8% of revenue for the nine months ended September 30, 2001 as compared to 74.1% of revenue for the nine months ended September 30, 2000. The increase in direct operating expenses as a percent of revenue was mostly attributable to an increase in field salaries, housing costs and health insurance coupled with an increase in the percentage of nurses working under staffing rather than mobile contracts. These increases were offset by the relatively lower direct operating expenses as a percent of revenue for each of Heritage and ClinForce.

    Selling, general, and administriative expenses totaled $49.3 million for the nine months ended September 30, 2001 as compared to $36.5 million for the nine mouths ended September 30, 2000. As a percentage of revenue, selling, general and administrative expenses increased to 13.8% of revenue for the nine months ended September 30, 2001 as compared with 13.5% for the nine months ended September 30, 2000. The increase is a result of the acquisitions of Heritage and ClinForce and Gill/ Balsano, which have historically higher selling, general, and administrative expense than the nurse staffing operations.

    Bad debt expense totaled $1.3 million for the nine months ended
September 30, 2001 as compared to $0.7 million for the nine months ended September 30, 2000. As a percentage of revenue, bad debt expense represented 0.4% of revenue for the nine months ended September 30, 2001 as compared with 0.3% for the nine months ended September 30, 2000.

    EBITDA, as a result of the above, totaled $39.1 million for the nine months ended September 30, 2001 as compared to $32.8 million for the nine months ended September 30, 2000. As a percentage of revenue, EBITDA represented 11.0% of revenue for the nine months ended September 30, 2001 as compared with 12.1% for the nine months ended September 30, 2000.

    Depreciation and amortization totaled $13.2 million for the nine months ended September 30, 2001 as compared to $11.2 million for the nine months ended September 30, 2000. The increase was primarily due to the increased amortization of goodwill and other intangibles resulting from the Heritage and ClinForce acquisitions. As a percentage of revenue, depreciation and amortization expense declined to 3.7% of revenue for the nine months ended September 30, 2001 as compared to 4.1% for the nine months ended September 30, 2000.

    Non-recurring indirect transaction costs for the nine months ended September 30, 2000 were $0.6 million and consisted of non-capitalizable transition bonuses and integration costs related to the TravCorps acquistion.

    Net interest expense totaled $12.9 million for the nine months ended September 30, 2001 as compared to $11.6 million for the nine months ended September 30, 2000. This increase was primarily due to increased borrowings related to the Heritage and ClinForce acquisitions.

    Income tax expense totaled $5.9 million for the nine months ended
September 30, 2001 as compared to $4.8 million for the nine months ended September 30, 2000. The effective tax rate for the nine months ended
September 30, 2001 was 45.1% compared to 50.3% in the nine months ended September 30, 2000. The decline in the effective tax rate is primarily a result of the non-deductible portion of intangibles becoming a lower percentage of pretax income. For the nine months ended September 30, 2001 and September 30, 2000 the amount of non-deductible intangibles resulting from the TravCorps acquisition was approximately $2.4 million.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO FIVE-MONTH PERIOD
  JULY 30-DECEMBER 31, 1999 AND THE
  SEVEN-MONTH PERIOD JANUARY 1-JULY 29, 1999

    Revenue for the year ended December 31, 2000 totaled $367.7 million as compared to $193.8 million for the two periods that comprise 1999. Revenue for the two periods that comprise 1999 includes the results of TravCorps from its date of acquisition on December 16, 1999. Had the results of TravCorps' operations for the full year of 1999 been included with the combined revenue for the two periods in 1999, revenue would have increased by 19.9% to $367.7 million in 2000 from $306.6 million in 1999.

    Revenue from our healthcare staffing segment for the year ended
December 31, 2000 totaled $350.9 million as compared to $187.0 million for the two periods that comprise 1999. Revenue for the two periods that comprise 1999 includes the results of TravCorps from its date of acquisition on December 16, 1999. Had the results of TravCorps' operations for the full year of 1999 been included with the combined revenue for the two periods in 1999, revenue from our healthcare staffing segment would have increased by 22.7% to $350.9 million in 2000 from $285.9 million in 1999. The increase was attributable to an increase in the average number of traveling nurses, a higher average hourly bill rate and increased allied health staffing revenue. For the year ended December 31, 2000, 92.8% of healthcare staffing revenue was generated by nurse staffing operations and 7.2% was generated by other operations. For the two periods that comprise 1999, 91.9% of healthcare staffing revenue was generated by nurse staffing operations and 8.1% was generated by other operations.

    Revenue from our other human capital management services segment for the year ended December 31, 2000 totaled $16.8 million as compared to $6.8 million for the two periods that comprise 1999. Revenue for the two periods that comprise 1999 includes the results of TravCorps from its date of acquisition on December 16, 1999. Had the results of TravCorps' operations for the full year of 1999 been included with the combined revenue for the two periods in 1999, revenue from our other human capital management services segment would have decreased by 18.4% to $16.8 million in 2000 from $20.6 million in 1999. This decrease was due to a decrease in year 2000-related consulting services offset, in part, by an increase in our search and consulting business.

    Direct operating expenses for the year ended December 31, 2000 totaled $273.1 million as compared to $68.0 million for the five-month period
July 30-December 31, 1999 and $80.2 million for the seven-month period
January 1-July 29, 1999. As a percentage of revenue, direct operating expenses represented 74.3% of revenue for the year ended December 31, 2000 compared with 77.6% for the five-month period July 30-December 31, 1999 and 75.6% for the seven-month period January 1-July 29, 1999. The relative improvement was largely a result of the inclusion of revenue from our search, recruitment and consulting subsidiaries, for which all salaries and related expenses are classified as selling, general and administrative expenses. We acquired these subsidiaries in December 1999 in connection with our acquisition of the assets of TravCorps. In addition, for 1999, a change was made in the manner by which we compensated travel nurses and allied health professionals which resulted in greater direct operating expenses, as a percentage of revenue for the five-month period
July 30-December 31, 1999.

    Selling, general and administrative expenses for the year ended
December 31, 2000 totaled $49.0 million as compared to $9.3 million for the five-month period July 30-December 31, 1999 and $12.7 million for the seven-month period January 1-July 29, 1999. As a percentage of revenue, selling, general and administrative expenses represented 13.3% of revenue for the year ended December 31, 2000 compared with 10.5% for the five-month period
July 30-December 31, 1999 and 12.0% for the seven-month period
January 1-July 29, 1999. The relative increase in 2000 resulted from inclusion of the TravCorps operations, which historically have had greater selling, general and administrative expenses on a percentage of revenue basis. The decrease in selling, general and administrative expenses during the period July 30-December 31, 1999 as compared with the period
January 1-July 30, 1999 was due to the modification of a management incentive program in July 1999.

    Bad debt expense for the year ended December 31, 2000 totaled $0.4 million as compared to $0.5 million for the five-month period July 30-December 31, 1999 and $0.2 million for the seven-month period January 1-July 29, 1999. As a percentage of revenue, bad debt expense represented 0.1% of revenue for 2000 compared with 0.6% for the five-month period July 30-December 31, 1999 and 0.1% for the seven-month period January 1-July 29, 1999. The increase in bad debt expense during the five-month period July 30-December 31, 1999 was due to the increase in the aging of accounts relating to one provider.

    EBITDA, as a result of the above, totaled $45.1 million for the year ended December 31, 2000 as compared to $9.9 million for the five-month period
July 30-December 31, 1999 and $13.0 million for the seven-month period
January 1-July 29, 1999. As a percentage of revenue, EBITDA represented 12.3% of revenue for the year ended December 31, 2000 compared with 11.3% for the five-month period July 30-December 31, 1999 and 12.3% for the seven-month period January 1-July 29, 1999.

    Depreciation and amortization expense for the year ended December 31, 2000 totaled $15.0 million as compared to $4.6 million for the five-month period
July 30-December 31, 1999 and $0.7 million for the seven-month period
January 1-July 29, 1999. The increase in depreciation and amortization expense in 2000 was due to amortization of goodwill resulting from the acquisition of the assets of Cross Country Staffing and the TravCorps acquisition. As a percentage of revenue, depreciation and amortization expense represented 4.1% of revenue for 2000 compared with 5.2% for the five-month period
July 30-December 31, 1999 and 0.7% for the seven-month period
January 1-July 29, 1999.

    Non-recurring indirect transaction costs totaled $1.3 million for the year ended December 31, 2000, which consisted primarily of transition bonuses related to the TravCorps acquisition.

    Income from operations for the year ended December 31, 2000 totaled
$28.8 million as compared to $5.3 million for the five-month period
July 30-December 31, 1999 and $12.3 million for the seven-month period
January 1-July 29, 1999. As a percentage of revenue, income from operations represented 7.8% of revenue for the year ended December 31, 2000 compared with 6.1% for the five-month period July 30-December 31, 1999 and 11.6% for the seven-month period January 1-July 29, 1999.

    Net interest expense for the year ended December 31, 2000 totaled
$15.4 million as compared to $4.8 million for the five-month period
July 30-December 31, 1999 and $0.2 million for the seven-month period
January 1-July 29, 1999. The increase in 2000, and for the five-month period July 30-December 31, 1999, was due to debt incurred in connection with our acquisition of the assets of Cross Country Staffing in July 1999 and a higher weighted average effective borrowing rate.

    Income before income taxes and discontinued operations for the year ended December 31, 2000 totaled $13.4 million as compared to $0.5 million for the five-month period July 30-December 31, 1999 and $11.9 million for the seven-month period January 1-July 29, 1999.

    Income tax expense for the year ended December 31, 2000 was $6.7 million as compared to $0.7 million for the five-month period July 30-December 31, 1999. Our effective tax rate was 50.3% for the year ended December 31, 2000 and 128.0% for the period July 30-December 31, 1999 largely as a result of non-deductible expenses. Excluding the effects of non-deductible items and the tax benefit of our discontinued operations, our effective tax rates for the year ended
December 31, 2000 and for the period July 30-December 31, 1999 were 41.5% and 34.7%, respectively. Prior to July 30, 1999, we were a partnership for which income tax expense was determined at the partner level. Pro forma adjustments have been made in the Cross Country Staffing financial statements included elsewhere in this prospectus as if we were subject to federal income taxes for the seven-month period January 1-July 29,

1999 using a 49.0% effective tax rate. On a pro forma basis, income tax expense was $5.8 million for the seven-month period January 1-July 29, 1999.

    Income before discontinued operations totaled $6.7 million for the year ended December 31, 2000 as compared to a loss of $0.1 million for the five-month period July 30-December 31, 1999.

    Losses from discontinued operations, net of income tax benefits, for the year ended December 31, 2000, and the five-month period July 30-December 31, 1999, were $1.6 million and $0.2 million, respectively, in connection with HospitalHub, which began operations in 1999. Also for the year ended
December 31, 2000, a $0.5 million loss was recognized on the planned disposal of HospitalHub. The divestiture of HospitalHub was completed in the second quarter of 2001.

    Net income for the year ended December 31, 2000 totaled $4.6 million as compared to a net loss of $0.3 million for the five-month period
July 30-December 31, 1999. Net income for the seven-month period
January 1-July 29, 1999 was $6.0 million, including a pro forma adjustment for income tax expense as discussed above.

THE SEVEN-MONTH PERIOD JANUARY 1, 1999-JULY 29, 1999 AND THE FIVE-MONTH PERIOD
  JULY 30, 1999-DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    Revenue for the five-month period July 30-December 31, 1999 totaled
$87.7 million and for the seven-month period January 1-July 29, 1999 totaled $106.0 million as compared to $158.6 million for 1998. Combined revenue for the two periods that comprise 1999 totaled $193.8 million, representing a 22.2% increase over the year ended December 31, 1998.

    Revenue from our healthcare staffing segment for the five-month period
July 30-December 31, 1999 totaled $85.6 million and for the seven-month period January 1-July 29, 1999 totaled $101.4 million as compared to $157.0 million for 1998. Combined revenue from our healthcare staffing segment for the two periods that comprise 1999 totaled $187.0 million, representing a 19.1% increase over the year ended December 31, 1998. The increase was primarily due to increases in the number of hours worked by our travel nurses and in the average hourly bill rate, as well as by a greater mix of staffing business in payroll versus mobile contracts. For the two periods that comprise 1999, 91.9% of healthcare staffing revenue was generated by nurse staffing operations and 8.1% was generated by other operations. For the year ended December 31, 1998, 87.5% of healthcare staffing revenue was generated by nurse staffing operations and 12.5% was generated by other operations.

    Revenue from our other human capital management services segment for the five-month period July 30-December 31, 1999 totaled $2.1 million and for the seven-month period January 1-July 29, 1999 totaled $4.6 million as compared to $1.6 million for 1998. Combined revenue from our other human capital management services segment for the two periods that comprise 1999 totaled $6.8 million, representing a 313.2% increase over the year ended December 31, 1998. This increase was primarily due to an increase in year 2000-related consulting revenues.

    Direct operating expenses for the five-month period July 30-December 31, 1999 totaled $68.0 million and for the seven-month period January 1-July 29, 1999 totaled $80.2 million as compared to $122.0 million for the year ended December 31, 1998. As a percentage of revenue, direct operating expenses represented 77.6% of revenue for the five-month period July 30-December 31, 1999 and 75.6% for the seven-month period January 1-July 29, 1999 as compared to 76.9% for the year ended December 31, 1998. In 1999, a change was made in the manner by which we compensated travel nurses and allied health professionals which resulted in greater direct operating expenses as a percentage of revenue for the five-month period July 30-December 31, 1999. The relative improvement, as a percent of revenue, during the seven-month period January 1-July 29, 1999 as compared to the year ended December 31, 1998 was due to a greater percentage increase in billing rates than field employee compensation expense.

    Selling, general and administrative expenses for the five-month period
July 30-December 31, 1999 totaled $9.3 million and for the seven-month period January 1-July 29, 1999 totaled $12.7 million as compared to $19.1 million for the year ended December 31, 1998. As a percentage of revenue, selling, general and administrative expenses were 10.5% of revenue for the five-month period
July 30-December 31, 1999 and 12.0% for the seven-month period
January 1-July 29, 1999 compared with 12.0% for the year ended December 31, 1998. The decrease in selling, general and administrative expenses as a percentage of revenue during the July 30-December 31, 1999 period was due to the modification of a management incentive program in July 1999.

    Bad debt expense for the five-month period July 30-December 31, 1999 totaled $0.5 million and for the seven-month period January 1-July 29, 1999 totaled
$0.2 million as compared to $0.7 million for the year ended December 31, 1998. As a percentage of revenue, bad debt expense was 0.6% of revenue for the five-month period July 30-December 31, 1999, 0.1% for the seven-month period January 1-July 29, 1999 and 0.5% for 1998. The relative improvement from 1998 to the seven-month period January 1-July 29, 1999 was attributable to better collections of aged receivables. The increase in bad debt expense during the five-month period July 30-December 31, 1999 was due to the increase in the aging of accounts relating to one provider.

    EBITDA, as a result of the above, for the five-month period
July 30-December 31, 1999 totaled $9.9 million and for the seven-month period January 1-July 29, 1999 totaled $13.0 million as compared to $16.8 million for the year ended December 31, 1998. As a percentage of revenue, EBITDA represented 11.3% of revenue for the five-month period July 30-December 31, 1999 and 12.3% for the seven-month period January 1-July 29, 1999 as compared to 10.6% for the year ended December 31, 1998.

    Depreciation and amortization expense for the five-month period
July 30-December 31, 1999 totaled $4.6 million and for the seven-month period January 1-July 29, 1999 totaled $0.7 million as compared to $1.1 million for the year ended December 31, 1998. As a percentage of revenue, depreciation and amortization expense represented 5.2% of revenue for the five-month period
July 30-December 31, 1999 and 0.7% for the seven-month period
January 1-July 29, 1999 as compared to 0.7% for the year ended December 31, 1998. The relative increase for the five-month period July 30-December 31, 1999 was due principally to amortization of goodwill and other intangible assets which resulted from the acquisition of the assets of Cross Country Staffing.

    Income from operations for the five-month period July 30-December 31, 1999 totaled $5.3 million and for the seven-month period January 1-July 29, 1999 totaled $12.3 million as compared to $15.7 million for the year ended
December 31, 1998. As a percentage of revenue, income from operations represented 6.1% of revenue for the five-month period July 30-December 31, 1999 and 11.6% for the seven-month period January 1-July 29, 1999 as compared to 9.9% for the year ended December 31, 1998.

    Net interest expense for the five-month period July 30-December 31, 1999 totaled $4.8 million and for the seven-month period January 1-July 29, 1999 totaled $0.2 million as compared to $0.8 million for the year ended
December 31, 1998. The relative increase in net interest expense for the five-month period July 30-December 31, 1999 was due to debt incurred in connection with our acquisition of the assets of Cross Country Staffing, in July 1999, and a higher weighted average effective borrowing rate.

    Income before income taxes and discontinued operations for the five-month period July 30-December 31, 1999 totaled $0.5 million and for the seven-month period January 1-July 29, 1999 totaled $11.9 million as compared to $14.7 million for the year ended December 31, 1998. As a percentage of revenue, income before income taxes and discontinued operations represented 0.6% of revenue for the five-month period July 30-December 31, 1999 and 11.2% for the seven-month period January 1-July 29, 1999 as compared to 9.3% for the year ended December 31, 1998.

    Income tax expense for the five-month period July 30-December 31, 1999 totaled $0.7 million. Our effective tax rate was 128% for the five-month period July 30-December 31, 1999 largely as a result of non-deductible expenses. Excluding the effects of non-deductible items and the tax benefit of discontinued operations, our effective tax rate for the five-month period
July 30-December 31, 1999 was 34.7%. For the seven-month period
January 1-July 29, 1999 and for the year ended December 31, 1998, our predecessor was a partnership for which income tax expense was determined at the partner level. Pro forma adjustments have been made in the Cross Country Staffing financial statements included elsewhere in this prospectus as if we were subject to federal income taxes for the seven-month period
January 1-July 29, 1999 using a 49.0% effective tax rate. On a pro forma basis, income tax expense was $5.8 million for the seven-month period
January 1-July 29, 1999.

    Loss before discontinued operations for the five-month period
July 30-December 31, 1999 totaled $0.1 million.

    Loss from discontinued operations, net of taxes, for the five-month period July 30-December 31, 1999 was $0.2 million, in connection with HospitalHub, which began operations in 1999. The divestiture of HospitalHub was completed in the second quarter of 2001.

    Net loss for the five-month period July 30-December 31, 1999 was $0.3 million. Net income for the seven-month period January 1-July 29, 1999 was $6.1 million, including a pro forma adjustment for income tax expense as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    As of September 30, 2001, we had a current ratio, the amount of current assets divided by current liabilities, of 1.6 to 1.0. Working capital decreased by $0.2 million to $34.2 million as of September 30, 2001, compared to $34.4 million as of December 31, 2000. Although accounts receivable increased, days sales outstanding decreased to 63 days at September 30, 2001 compared with 64 days at December 31, 2000.

    Our operating cash flows constitute our primary source of liquidity and historically have been sufficient to fund our working capital, capital expenditures, internal business expansion and debt service. We believe that our capital resources are sufficient to meet our working capital needs for the next twelve months. We expect to meet our future working capital, capital expenditures, internal business expansion, debt service and acquisition requirements from a combination of operating cash flow and funds available under our credit facility.

CREDIT FACILITY


    The credit facility is provided by a lending syndicate comprised of Citicorp USA, GE Capital, Wachovia Bank, Deutsche Bank, Suntrust Bank, Fleet Bank, IBJ Whitehall, ING US Capital, Sovereign Bank, Merrill Lynch, Bank of America and Provident Bank of Maryland. We amended our credit facility in in February, 2002. The amended credit facility is comprised of (i) a revolving credit facility of up to $30.0 million, including a swing-line sub-facility of $7.0 million and a letter of credit sub-facility of $10.0 million, and (ii) a $45.0 million term loan facility. The revolving facility matures on July 29, 2005 and the term loan facility has staggered maturities in 2002, 2003, 2004 and 2005.


    Borrowings under the amended credit facility bear interest at variable rates based, at our option, on LIBOR or the prime rate plus various applicable margins which are determined by the amended credit facility. As of September 30, 2001, the weighted average effective interest rate under the amended credit facility was 7.19%. We are required to pay a quarterly commitment fee at a rate of 0.50% per annum on unused commitments under the revolving loan facility. As of September 30, 2001, we had availability under our revolving credit facility of $14.3 million and under our letter of credit sub-facility of $1.8 million.

    The terms of the credit facility include customary covenants and events of default. Our investments covenant requires us to obtain the consent of our lenders to complete any acquisition, the costs of which exceeds $25.0 million. In the event of an event of default, our lenders may terminate their lending commitments to us and declare our outstanding indebtedness under the credit facility due and payable, together with accrued but unpaid interest and fees. Borrowings under the amended credit facility are collateralized by substantially all our assets and the assets of our subsidiaries.


NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 2000

    Cash provided by operating activities for the nine months ended September 30, 2001 increased $8.5 million to $17.2 million compared to $8.7 million for the nine months ended September 30, 2000. This increase is primarily due to an increase in net income before non-cash charges.

    Investing activities totaled $39.8 million for the nine months ended September 30, 2001, primarily attributable to the current year acquisitions. The acquisition of ClinForce accounted for approximately $32.4 million and the remainder was for the acquisition of Gill/Balsano.

    Net cash provided by financing activities for the nine months ending September 30, 2001 totaled $22.6 million, primarily as a result of new debt associated with the acquisitions discussed above. For the nine months ended September 30, 2000 financing activities was a net use of $12.5 million as the Company repaid prior borrowings with cash provided by operating activities.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE FIVE-MONTH PERIOD
  JULY 30-DECEMBER 31, 1999 AND THE SEVEN-MONTH PERIOD JANUARY 1-JULY 29, 1999

    Net cash provided by operating activities for 2000 increased $4.1 million to a provision of $10.4 million as compared to a provision of $6.3 million for the five-month period July 30-December 31, 1999 and a provision of $12.2 million for the seven-month period January 1-July 29, 1999. Excluding income tax expense, our cash flow from operations was $17.1 million in 2000 compared with $7.0 million for the period July 30-December 31, 1999 and $12.2 million for the period January 1-July 29, 1999. The use of cash from investing activities for 2000 increased $11.0 million to a use of $9.6 million as compared to a provision of $1.4 million for the five-month period from July 30-December 31, 1999 and a use of $0.2 million for the seven-month period January 1-July 29, 1999. Investing activities during 2000 included $6.2 million for the acquisition of Heritage and $1.5 million for the acquisition of E-Staff as compared to net cash provided by acquisitions for the five-month period July 30-December 31, 1999 of $1.8 million from the acquisition of TravCorps. No acquisitions were completed during the period from January 1-July 30, 1999. Net cash used by financing activities for 2000 increased $2.5 million to a use of $5.6 million as compared to a use of $3.1 million for the five-month period July 30-December 31, 1999 and a use of $12.0 million for the seven-month period January 1-July 29, 1999. Financing activities for 2000 consisted of borrowings and repayments under debt agreements, including primarily $5.1 million of net repayments under our term loan agreement, borrowing of $3.9 million of subordinated debt and net repayments under our revolver and swing line agreements of $1.0 million.

FIVE-MONTH PERIOD JULY 30-DECEMBER 31, 1999 AND THE SEVEN-MONTH PERIOD
  JANUARY 1-JULY 29, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    Net cash provided by operating activities for the five-month period
July 30-December 31, 1999 decreased $5.9 million to a provision of $6.3 million as compared to a provision of $12.2 million for the seven-month period
January 1-July 29, 1999 and a provision of $14.4 million for 1998. The use of cash from investing activities for the five-month period July 30-December 31, 1999 decreased $1.6 million to a provision of $1.4 million as compared to a use of $0.2 million for the seven-month period from January 1-July 29, 1999 and a use of $1.0 million for 1998. The net cash provided by acquisitions for the five-month period July 30-December 31, 1999 included $1.8 million from the acquisition of

TravCorps. Net cash used by financing activities the five-month period
July 30-December 31, 1999 decreased $8.9 million to a use of $3.1 million as compared to a use of $12.0 million for the seven-month period
January 1-July 29, 1999 and a use of $13.5 million for 1998.

INFLATION

    During the last several years, the rate of inflation in healthcare related services has exceeded that of the economy as a whole. This inflation has increased our direct operating costs. We are also impacted by fluctuations in housing costs and recently by increases in costs of professional and general and healthcare insurance. Historically, we have been able to recoup the negative impact of such fluctuations by increasing our billing rates. We may not be able to continue increasing our billing rates and increases in our direct operating costs may adversely affect us in the future. In addition, our clients are impacted by payments of healthcare benefits by federal and state governments as well as private insurers.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to interest rate changes, primarily as a result of our credit facility which bears interest based on floating rates. We are party to an interest rate swap agreement which fixes the interest rate paid on $45.0 million of borrowings under our credit facility at 6.705% effective January 1, 2001, plus the applicable margin. The swap matures in February 2003. Prior to January 2001, we accounted for the swap agreement as a hedge, which means changes in the fair value of the swap were not required to be recognized in earnings. Effective January 1, 2001, we adopted Statement of Financial Accounting Standard No. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Upon adopting SFAS No. 133, we recorded a liability for the fair value of the swap, which reduced consolidated stockholders' equity by $0.9 million. We will recognize changes in the fair value of the swap in earnings to the extent such changes are greater or less than the corresponding change in the fair value of the future variable interest payments on the portion of the debt underlying the swap. We do not contemplate that such changes will be material to our results of operations for the remainder of 2001. However, changes in interest rates which result in a yield curve that is different from those projected may cause changes in the fair value of the swap to have a significant impact on our results of operations.

    A 1% change in interest rates on variable rate debt would have resulted in interest expense fluctuating approximately $0.4 million for 1999, $1.2 million for 2000, and $1.0 million for the nine months ended September 30, 2001.

SUBSEQUENT EVENT

    In October 2001, we completed our initial public offering of 7,812,500 shares of common stock at $17.00 share. Additionally, the underwriters exercised the over-allotment option of 1,171,875, bringing the total number of shares issued to 8,984,375. Total proceeds received by us, net of expenses related to our initial public offering were $138.8 million. The proceeds were used to repay $95.7 million of our outstanding balance under the term loan portion of our senior secured credit facility, and $40.3 million to redeem our outstanding senior subordinated pay-in-kind notes, including the associated redemption premium. The remainder of the proceeds were used for general corporate purposes.

                        BUSINESS OF CROSS COUNTRY, INC.

OVERVIEW OF OUR COMPANY

    We are one of the largest providers of healthcare staffing services in the United States. Approximately 80% of our revenue is derived from travel nurse staffing services. Other staffing services include the placement of clinical research professionals and allied healthcare professionals such as radiology technicians, rehabilitation therapists and respiratory therapists. We also provide other human capital management services, including search and recruitment, consulting, education and training and resource management services. Our active client base includes over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Our fees are paid directly by our clients rather than by government or other third-party payors. We are well positioned to take advantage of current industry dynamics, including the growing shortage of nurses in the United States, the growing demand for healthcare services and the trend among healthcare providers toward outsourcing staffing services. For the nine months ended September 30, 2001, our revenue and EBITDA were $356.2 million and $39.1 million, respectively. On February 14, 2002, we reported revenue and EBITDA for the year ended December 31, 2001 of $500.5 million an $56.2 million, respectively.

OVERVIEW OF OUR INDUSTRY

    The STAFFING INDUSTRY REPORT, an independent staffing industry publication, estimated that the healthcare segment of the temporary staffing market generated $7.2 billion in revenue in 2000 and that this segment would grow 18% to $8.5 billion in 2001.

    The most common temporary nurse staffing alternatives available to hospital administrators are travel nurses and per diem nurses.

    - Travel nurse staffing involves placement of registered nurses on a contracted, fixed-term basis. Travel nurses provide a long-term solution to a nurse shortage, present hospitals and other healthcare facilities with a pool of potential full-time job candidates and enable healthcare facilities to provide their patients with continuity of care. Assignments may run several weeks to one year, but are typically 13 weeks long. The healthcare professional temporarily relocates to the geographic area of the assignment. The staffing company generally is responsible for providing travel nurses with customary employment benefits and for coordinating travel and housing arrangements.

    - Per diem staffing comprises the majority of all temporary healthcare staffing and involves placement of locally based healthcare professionals on very short-term assignments, often for daily shift work. Per diem staffing often involves little advance notice of assignments by the client.

INDUSTRY DYNAMICS

    SHORTAGE OF NURSES. There is a pronounced shortage of registered nurses, especially experienced, specialty nurses who staff operating rooms, emergency rooms, intensive care units and pediatric wards. A recent study published in the JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION,estimates that by 2020, the nationwide registered nurse workforce will be nearly 20% below projected requirements.

    Several factors have contributed to the decline in the supply of nurses:

    - The nurse pool is getting older and retiring. The study in the JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION projects that within the next ten years, the average age of registered nurses will increase 3.5 years to over 45.

    - Many registered nurses are choosing to pursue careers outside of acute care hospitals or in professions other than nursing. Similarly, the numbers of candidates taking the NCLEX-RN-Registered Trademark-examination for the first time, as reported by the National Council of State Boards of Nursing, Inc., has declined at an average of 5.5% for each of the past six years.

    The shortage of nurses drives demand for our services because hospitals turn to temporary nurses to make up for shortfalls in their permanent staff.

    INCREASING UTILIZATION OF HEALTHCARE SERVICES. There are a number of factors driving an increase in the utilization of healthcare services, including:

    - Increasing demand for healthcare services as a result of the aging of the baby boomers; and

    - Technological advances in healthcare treatment methods which attract a greater number of patients with complex medical conditions requiring a higher intensity of care.

    The Centers for Medicare and Medicaid Services projected that total healthcare expenditures would grow by 8.6% in 2001 and by 7.1% annually from 2001 through 2010. According to these projections, healthcare expenditures will account for approximately $2.6 trillion or 15.9% of U.S. gross domestic product by 2010.

    INCREASED OUTSOURCING OF STAFFING SERVICES. Healthcare providers are increasingly using temporary staffing to manage seasonal fluctuations in demand for their services.

    The following factors have created seasonal fluctuations in demand for healthcare personnel:

    - Seasonal population swings, in areas such as the sunbelt states of Florida, Arizona and California in the winter months and the northeast in the summer months.

    - Seasonal changes in occupancy rates that tend to increase during the winter months and decrease during the summer months.

The use of temporary personnel enables these providers to vary their staffing levels to match these changes in demand and avoid the more costly alternative of hiring permanent medical staff.

    The healthcare staffing industry also includes the temporary staffing of doctors and dentists, allied health personnel and professionals, and advanced practice professionals, but excludes home healthcare services. Healthcare staffing is also expanding, providing new specialties such as medical billing and receptionists.

OUR COMPETITIVE STRENGTHS

    Our competitive strengths include:

    - LEADER IN THE RAPIDLY GROWING NURSE STAFFING INDUSTRY. We have operated in the travel nurse staffing industry since the 1970s and have the leading brand name based on revenue. Our Cross Country TravCorps brand is well recognized among leading healthcare providers and professionals. We believe that through our relationships with existing travel nurse staffing clients, we are positioned to effectively market complementary services, including staffing of clinical trials and allied health professionals, search and recruitment, consulting, and education and training to our existing client base.

    - STRONG AND DIVERSE CLIENT RELATIONSHIPS. We provide staffing solutions to an active client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. We do not rely on any geographic region or client for a significant portion of our revenue. No single client accounted for more than 3% of our revenue in 2001. In 2001, we worked with over 75% of the nation's top hospitals, as identified by U.S. NEWS AND WORLD REPORT. We provide temporary staffing to our clients through assignments that typically have terms of 13 weeks or longer. Our fees are paid directly by our clients rather than by government or other third-party payors.

    - LEADER IN RECRUITING AND EMPLOYEE RETENTION. We are a leader in the recruitment and the retention of highly qualified healthcare professionals. We recruit healthcare professionals from all 50 states and Canada. In 2001, we received approximately 24,400 requests for applications from potential field employees and approximately 13,100 completed applications were added to our database. Employee referrals generate a majority of our new candidates. We believe we offer appealing assignments, competitive compensation packages, attractive housing options and other valuable benefits. In 2001, more than 70% of our nurses accepted new assignments with us within 35 days of completion of previous assignments. In 1996, we established Cross Country University, the first educational program in the travel nurse industry to be accredited by the American Nurse Credentialing Center.

    - SCALABLE AND EFFICIENT OPERATING STRUCTURE. We have an efficient centralized operating structure that includes a database of more than 159,000 nurses and other healthcare professionals who have completed job applications with us. Our size and centralized structure provide us with operating efficiencies in key areas such as recruiting, advertising, marketing, training, housing and insurance benefits. Our fully integrated proprietary information system enables us to manage virtually all aspects of our travel staffing operations. This system is designed to accommodate significant future growth of our business.

    - STRONG MANAGEMENT TEAM WITH EXTENSIVE HEALTHCARE STAFFING AND ACQUISITION EXPERIENCE. Our management team has played a key role in the development of the travel nurse staffing industry. Our management team, which averages more than 10 years of experience in the healthcare industry, has consistently demonstrated the ability to successfully identify and integrate strategic acquisitions.

OUR BUSINESS

HEALTHCARE STAFFING SERVICES

TRAVEL STAFFING

    OVERVIEW

    We are a leading provider of travel nurse staffing services, in terms of revenue generated. Under the Cross Country TravCorps brand, we provide nurses on a fixed-term contract basis throughout the U.S. In addition, we have recently acquired the NovaPro brand, which targets nurses seeking more customized benefits packages. We fill the majority of our assignments in acute care hospitals, including teaching institutions, trauma centers and community hospitals. We also fill assignments in non-acute care settings, including nursing homes, skilled nursing facilities and sports medicine clinics, and, to a lesser degree, in non-clinical settings, such as schools. We staff both public and private, for-profit and not-for-profit facilities. In addition to our core nurse staffing business, we provide operating room technicians, therapists and other allied health and advanced practice professionals, such as radiology technicians, rehabilitation therapists and respiratory therapists, in a wide range of specialties.

    We recruit credentialed nurses and other healthcare professionals and place them on assignments away from their homes. We believe that these professionals are attracted to us because we offer them high levels of customer service, as well as a wide range of diverse assignments throughout the United States, Canada, Bermuda and the United States Virgin Islands.

CONTRACTS WITH FIELD EMPLOYEES AND CLIENTS

    Each of our field employees works for us under a contract. These contracts typically last 13 weeks. Payroll contract employees are hourly employees whose contract specifies the hourly rate they will be paid, including applicable overtime, and any other benefits they are entitled to receive during the contract period. For payroll contract employees, we bill clients at an hourly rate and assume all employee costs, including payroll, withholding taxes, benefits and professional liability insurance and OSHA requirements, as well as any travel and housing arrangements. Mobile contract employees are hourly employees of the hospital client and receive an agreement that specifies the hourly rates they will be paid by the hospital employer, as well as any benefits they are entitled to receive from us. For mobile contract employees, we provide recruitment, housing in apartments leased by the Company and travel services. The Company's contract with the healthcare professional obligates it to provide these services to the healthcare professional. The Company is compensated for the services it provides at a predetermined rate negotiated between the Company and its hospital client, without regard to the Company's cost of providing these services. Currently more than 98% of our employees work for us under payroll contracts. Our fees are paid directly by our clients rather than by government or other third-party payors. In 2001, we completed approximately 16,950 individual assignments, typically lasting 13 weeks.

RECRUITING AND RETENTION

    In 2001, we received approximately 24,400 requests for applications from potential field employees and approximately 13,100 completed applications were added to our database. More than half of our field employees have been referred by current or former employees, with the remainder attracted by advertisements in trade publications and our internet website. Our internet site allows potential applicants to review our business profile, apply on-line, view our company-provided housing and participate in on-line forums. We offer appealing assignments, attractive compensation packages, housing and other benefits, as well as substantial training opportunities through Cross Country University.

    Our recruiters are responsible for recruiting applicants, handling placements, maintaining a regular dialogue with nurses on assignment, making themselves available to address nurses' concerns regarding current assignments and future opportunities, and other significant job support and guidance. Recognizing that a nurse's relationship with the recruiter is the key to retaining qualified applicants, our recruiters establish lasting partnerships with the nurses. As part of the screening process, we conduct in-depth telephone interviews with our applicants and verify references to determine qualifications. Along with our hospital clients, we typically review our travel nurses' performance after each assignment and use this information to maintain the high quality of our staffing.

    Our recruiters utilize our sophisticated database of positions, which is kept up-to-date by our account managers, to match assignment opportunities with the experience, skills and geographic preferences of their candidates. Once an assignment is selected, the account manager reviews the candidate's resume package before submitting it to the client for review.

    Our educational and training services give us a competitive advantage by enhancing both the quality of our nurses and the effectiveness of our recruitment efforts. We typically monitor the quality of our workforce in the field through performance reviews after each assignment and further develop the capabilities of our recruits through Cross Country University and our Cross Country Seminars brand. These services offer substantial benefits, such as:

    - improving the quality of our nurses by offering them substantial training opportunities;

    - enabling our nurses to easily complete state licensing requirements;

    - providing professional development opportunities to our nurses; and

    - enhancing our image within the industry.

    We recently initiated Assignment America, a recruitment program for foreign-trained nurses. Assignment America is designed to address the current shortage of nurses in the United States. Through Assignment America, we plan to recruit registered nurses from foreign English-speaking countries, assist them in obtaining U.S. nursing licenses, sponsor them for U.S. permanent residency visas and then place them in domestic acute care hospitals. We believe Assignment America will help us meet a greater portion of the demand for our services. Because the recruitment process for foreign nurses is more onerous than for domestic nurses, Assignment America nurses commit to long-term contracts which typically range from 18 to 24 months. We plan to initially recruit nurses from the United Kingdom, South Africa, New Zealand and Australia.

OPERATIONS

    We service all of the assignment needs of our field employees and client facilities through two operations centers located in Boca Raton, FL and Malden, MA. These centers perform key support activities such as coordinating assignment accommodations, payroll processing, benefits administration, billing and collections, contract processing, client care, and risk management.

    Hours worked by field employees are recorded by our operations system which then transmits the data directly to Automated Data Processing for payroll processing. As a result, client billings can be generated automatically once the payroll information is complete, enabling real time management reporting capabilities as to hours worked, billings and payroll costs. Our payroll department also provides customer support services for field employees who have questions.

    We have approximately 3,100 apartments on lease throughout the U.S. Our client accommodations department secures leases, and arranges for furniture rental and utilities for field employees at their assignment locations. Typically, we provide for shared accommodations with lease terms which correspond to the length of the assignment. We believe that our economies of scale help us secure preferred pricing and favorable lease terms.

    We have also developed expertise in insurance, benefits administration and risk management. For workers compensation coverage, we provide an attractive program that is partially self-insured. For medical coverage, we use a partially self-insured preferred provider organization plan.

SALES AND MARKETING

    Our sales and marketing activities are comprised of the following:

    NEW ACCOUNT DEVELOPMENT. Our new account development efforts are driven principally through inbound telemarketing activities managed by a two-person team of new business executives. In addition to negotiating new contracts with prospective clients, these account executives also actively seek out specific job opportunities for candidates who are not able to match our existing database of opportunities. These activities generate approximately 350 new clients each year.

    MANAGEMENT OF EXISTING ACCOUNTS. We have a sales force composed of account executives and managers of business development assigned to geographic markets who manage approximately 75 to 90 client accounts each. This sales force determines the appropriate billing rate and nurse pay rate for a given facility utilizing a proprietary pricing model.

    Day-to-day management of client accounts is handled by a team of approximately 20 professionals. The account managers, who often have a nursing background, are responsible for contacting active client facilities to obtain open orders for staff. Once a candidate is submitted to the account manager for submission to the facility, the account manager reviews the candidate's credentials and confirms the appropriateness of the match. The account manager then electronically submits appropriate materials to the facility.

    BRAND MARKETING. Our brand marketing initiatives help develop Cross Country's image in the markets we serve. Our brand is reinforced by our professionally designed website, brochures and pamphlets, direct mail and advertising materials. We believe that our branding initiatives coupled with our high-quality client service differentiate us from our competitors and establish us as a leader, in terms of brand recognition, in temporary nurse staffing.

    TRADE AND ASSOCIATION RELATIONSHIP MANAGEMENT. We actively manage trade and association relationships through attendance at numerous national, regional and local conferences and meetings, including National Association of Health Care Recruiters, Association of Critical Care Nurses, American Organization of Nurse Executives, American Society for Healthcare Human Resource Administration, American College of Healthcare Executives and Medical Group Management Association.

CLINICAL RESEARCH AND TRIALS STAFFING

    Through our ClinForce brand, we provide clinical research professionals for both contract assignments and permanent placement to many of the world's leading companies in the pharmaceutical, biotechnology, medical device and related industries. We provide an array of professionals in such areas as clinical research and clinical data sciences, medical review and writing, and pharmaeconomics and regulatory affairs. Our understanding of the clinical research process enables us to provide responsive service to our clients and to offer greater opportunities to our research professionals.

PER DIEM STAFFING

    We provide per diem nurse staffing services to healthcare facilities in Atlanta, Georgia, Las Vegas, Nevada, Phoenix, Arizona, Chicago, Illinois and Seattle, Washington. Per diem staffing typically involves the placement of local nurses to fill the immediate needs of healthcare facilities on a shift-by-shift or short-term basis. While per diem services accounted for less than 1% of our revenue in 2001, we believe this market presents a significant growth opportunity.

OTHER HUMAN CAPITAL MANAGEMENT SERVICES

    We provide an array of healthcare-oriented human capital management services, which complement our core travel nurse staffing business. These services include:

    - SEARCH AND RECRUITMENT. We provide both retained and contingency search and recruitment services to healthcare organizations throughout the United States, including hospitals, pharmaceutical companies, insurance companies and physician groups. Our search services include the placement of physicians, healthcare executives and nurses.

    - HEALTHCARE CONSULTING SERVICES. We provide healthcare-oriented consulting services, including consulting related to physician compensation, strategy, operations, facilities planning, workforce management and merger integration.

    - EDUCATION AND TRAINING SERVICES. Cross Country University is a national leader in providing continuing education programs to the healthcare industry. Cross Country University holds national conferences, as well as one-day seminars, on topics relevant to nurses and healthcare professionals and provides conference management services. To enhance Cross Country University, in December 2000 we acquired Heritage, which produced over 3,300 seminars and conferences that were attended by over 92,000 registrants in more than 200 cities across the U.S. in 2001. In addition, we extend these educational services to our field employees on favorable terms as a recruitment and retention tool.

    - RESOURCE MANAGEMENT SERVICES. We provide software tools and services designed to enhance clients' capabilities to manage their nursing staff and their relationships with external staffing vendors. Our E-Staff tool is an online communication, scheduling and training service for the nursing industry.

SYSTEMS

    Our placement and support operations are supported by sophisticated information systems that facilitate smooth interaction between our recruitment and support functions. Our fully integrated proprietary information system enables us to manage virtually all aspects of our travel staffing operations. The system is designed to accommodate significant future growth of our business. In addition, its parallel process design allows for the addition of further capacity to its existing hardware platform. We have proprietary software that handles most facets of our business, including contract pricing and profitability, contract processing, job posting, housing management, billing/payroll and insurance. Our systems provide reliable support to our facility clients and field employees and enable us to efficiently fulfill and renew job assignments. Our systems also provide detailed information on the status and skill set of each registered field employee.

    Our financial and management reporting is managed on the PeopleSoft Financial Suite. PeopleSoft is a leading enterprise resource planning software suite that provides modules used to manage our accounts receivable, accounts payable, general ledger and billing. This system is designed to accommodate significant future growth of our business..

GROWTH STRATEGY

    We intend to continue to grow our businesses by:

    - ENHANCING OUR ABILITY TO FILL UNMET DEMAND FOR OUR TRAVEL STAFFING SERVICES. There is substantial unmet demand for our travel staffing services. We are striving to meet a greater portion of this demand by recruiting additional healthcare personnel. Our recruitment strategy for nurses and other healthcare professionals is focused on:

     - increasing referrals from existing field employees by providing them with superior service;

     - expanding our advertising presence to reach more nursing professionals;

     - using the internet to accelerate the recruitment-to-placement cycle;

     - increasing the number of staff dedicated to the recruitment of new nurses; and

     - developing Assignment America, our recruitment program for foreign-trained acute care nurses residing abroad.

    - INCREASING OUR MARKET PRESENCE IN THE PER DIEM STAFFING MARKET. We intend to use our existing brand recognition, client relationships and database of nurses who have expressed an interest in temporary assignments to expand our per diem services to the acute care hospital market. While we have not historically had a significant presence in per diem staffing services, we believe that this market presents a substantial growth opportunity.

    - EXPANDING THE RANGE OF SERVICES WE OFFER OUR CLIENTS. We plan to utilize our relationships with existing travel staffing clients to more effectively market complementary services, including staffing of clinical trials and allied health professionals, search and recruitment, consulting, and education and training.

    - ACQUIRING COMPLEMENTARY BUSINESSES. We continually evaluate opportunities to acquire complementary businesses to strengthen and broaden our market presence.

    - INCREASING OPERATING EFFICIENCIES. We seek to increase our operating margins by increasing the productivity of our administrative personnel, using our purchasing power to achieve greater savings in key areas such as housing and benefits and continuing to invest in our information systems.

COMPETITIVE ENVIRONMENT

    The travel nurse staffing industry is highly competitive, with limited barriers to entry. Our principal competitor in the travel nurse staffing industry is AMN Healthcare Services Inc. We also compete with a number of nationally and regionally focused temporary nurse staffing companies that have the capabilities to relocate nurses geographically and, to a lesser extent, with local temporary nurse agencies.

    In addition, the markets for our clinical staffing, allied staffing and per diem nurse staffing and for our healthcare-oriented human capital management services are highly competitive and highly fragmented, with limited barriers to entry.

    The principal competitive factors in attracting qualified candidates for temporary employment are salaries and benefits, quality of accommodations, quality and breadth of assignments, speed of placements, quality of recruitment teams and reputation. We believe that persons seeking temporary employment through us are also pursuing employment through other means, including other temporary staffing firms, and that multiple staffing companies have the opportunity to place employees with many of our clients. Therefore, the ability to respond to candidate inquiries and submit candidates to clients more quickly than our competitors is an important factor in our ability to fill assignments. In addition, because of the large overlap of assignments, we focus on retaining field employees by providing long-term benefits such as 401(k) plans and cash bonuses. Although we believe that the relative size of our database and economies of scale derived from the size of our operations make us an attractive employer for nurses seeking travel opportunities, we expect competition for candidates to continue to increase.

    The principal competitive factors in attracting and retaining temporary healthcare staffing clients include the ability to fill client needs, size of available pool of qualified candidates, quality assurance and screening capabilities, compliance with regulatory requirements, an understanding of the client's work environment, risk management policies and coverages, general industry reputation, and, to a lesser extent, price.

FACILITIES

    We do not own any real property. Our principal leases are listed below.

LOCATION                                   FUNCTION             SQUARE FEET   LEASE EXPIRATION
--------                        ------------------------------  -----------   -----------------
Boca Raton, Florida...........  Headquarters                       43,000     April 30, 2008
Malden, Massachusetts.........  Staffing administration,           27,812     June 30, 2005
                                general office use and storage
                                space
Clayton, Missouri.............  Search and recruitment             26,411     November 30, 2003
                                headquarters
Durham, North Carolina........  Clinical research and trials       12,744     December 31, 2004
                                staffing headquarters

REGULATORY ISSUES

    In order to service our client facilities and to comply with OSHA and Joint Commission or Accreditation of Healthcare Organizations standards, we have developed a risk management program. The program is designed to protect against the risk of negligent hiring by requiring a detailed skills assessment from each healthcare professional. We conduct extensive reference checks and credential verifications for each of the nurses and other healthcare professionals that we might staff. In addition, we have a claims-based professional liability insurance policy with a limit of $1.0 million per claim and an aggregate limit of $3.0 million. We also have a fully insured umbrella liability insurance policy with a limit of $10.0 million.

    PROFESSIONAL LICENSURE AND CORPORATE PRACTICE. Nurses and other healthcare professionals employed by us are required to be individually licensed or certified under applicable state law. In addition, the healthcare professionals that we staff frequently are required to have been certified to provide certain medical care, such as CPR and anesthesiology, depending on the positions in which they are placed. Our comprehensive compliance program is designed to ensure that our employees possess all necessary licenses and certifications, and we believe that our employees, including nurses and therapists, comply with all applicable state laws.

    BUSINESS LICENSES. A number of states require state licensure for businesses that, for a fee, employ and assign personnel, including healthcare personnel, to provide services on-site at hospitals and other healthcare facilities to support or supplement the hospitals' or healthcare facilities' work force. A number of states also require state licensure for businesses that operate placement services for individuals attempting to secure employment. Failure to obtain the necessary licenses can result in injunctions against operating, cease and desist orders, and/or fines. We endeavor to maintain in effect all required state licenses.

    REGULATIONS AFFECTING OUR CLIENTS. Many of our clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients' reimbursement. Such limitations on reimbursement could reduce our clients' cash flows, hampering their ability to pay us.

EMPLOYEES


    As of February 20, 2002, we had approximately 775 corporate employees and approximately 5,800 field employees, 98% of whom were working for us on a full time basis. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be good.


LEGAL PROCEEDINGS

    We are not presently a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The table below provides information regarding our directors and executive officers.


NAME                                     AGE                           POSITION
----                                   --------                        --------
Joseph A. Boshart....................     45      President and Chief Executive Officer and Director
Emil Hensel..........................     51      Chief Financial Officer and Director
Vickie Anenberg......................     37      President, Travel Staffing Division
Kevin Conlin.........................     43      President, Consulting Division
Dr. Franklin A. Shaffer, RN..........     59      President, Education and Training Division
Tony Sims............................     42      President, Clinical Trials Staffing Division
Carol D. Westfall....................     52      President, Search and Recruitment Division
Annette Gardner......................     48      President, Cross Country Local
Jonathan W. Ward.....................     36      Chief Marketing and Strategy Officer
Victor Kalafa........................     48      Vice President, Corporate Development
Karen H. Bechtel.....................     52      Director
W. Larry Cash........................     53      Director
Bruce A. Cerullo.....................     43      Director
Thomas C. Dircks.....................     43      Director
A. Lawrence Fagan....................     72      Director
M. Fazle Husain......................     37      Director
Joseph Swedish.......................     50      Director
Joseph Trunfio.......................     55      Director


    JOSEPH A. BOSHART has served as President and Chief Executive Officer since July 1999, and formerly served in such capacity at our predecessor since 1993. He has served as a director since July 1999. Mr. Boshart holds a B.S. degree in economics from the University of Michigan.

    EMIL HENSEL has served as Chief Financial Officer since July 1999 and formerly served in such capacity at our predecessor since 1991. He has served as a director since July 1999. Mr. Hensel holds a B.S. degree in electrical engineering from Columbia University, a Masters degree in Engineering from the Johns Hopkins University and a Masters degree in Business Administration from New York University.

    VICKIE ANENBERG has served as President of the Travel Staffing Division since February 2000, and formerly served as Vice President of the Nursing Division for our predecessor, since 1995. Prior to joining Cross Country Staffing in 1990, she worked for Proctor & Gamble since 1986.

    KEVIN CONLIN has served as President of the Consulting Division since
April 2001. Before joining Cross Country, he served from 1996 to March 2001 as the President and Chief Executive Officer of Partners First, a consulting firm focused on physician-hospital partnering and managed care. He also served as a senior executive at Ascension Health, one of the largest not-for-profit hospital systems in the U.S. He holds a B.A. in Biological Sciences from Rutgers University and a Masters of Health Administration from Duke University.

    DR. FRANKLIN A. SHAFFER, RN has served as President, Education and Training Division since March 2001. He also served as Vice President in our Education Division since February 1996. Dr. Shaffer has also served as adjunct faculty in graduate nursing programs at Teachers College, Columbia University, Adelphi University and Hunter College. Dr. Shaffer holds a Doctorate of Education in Nursing Administration and a Masters of Education and a Masters of Arts from Teachers College, Columbia University.

    TONY SIMS has served as President, Clinical Trials Staffing Division since January 2001, as Executive Vice President of Operations for ClinForce from March 1998 to December 2000 and as Managing Director of ClinForce from
August 1997 to March 1998. Before joining ClinForce, Mr. Sims served in various roles, including National Account Executive and Business Development Manager, with the healthcare staffing and support groups at Kelly Scientific Resources from August 1996 to August 1997. Mr. Sims holds a B.S. in Chemistry from Piedmont College.

    CAROL D. WESTFALL has served as President, Search and Recruitment Division since October 2000. Ms. Westfall served as Senior Vice President of Cejka & Company's Physician Search and Outsourced Executive Search Divisions from August 1999 to October 2000 and Vice President of the Outsourced Executive and Physician Search Division from 1994 to July 1999. Ms. Westfall holds a B.S. degree in Education from Michigan State University and has completed graduate work in Secondary Administration with Purdue University.

    ANNETTE GARDNER has served as President of Cross Country Local, Inc. since October 2001, the President of E-Staff, Inc. since August 2000 and an executive officer since February 2002. Ms. Gardner founded Nurse Works, Inc. in 1986 and served as its Chief Executive Officer until July 1999. She is also the founder of Bates & Associates, a small healthcare consulting firm. She received her nursing degree in 1974 and continued her education in management and business studies at Temple University.


    JONATHAN W. WARD has served as Chief Marketing and Strategy Officer since 1999 and an executive officer since February 2002. He served as Vice President of Marketing at our predecessor since 1995 and Director of Marketing and Business Development since 1993. Mr. Ward holds a B.A. in Political Science from Drew University and an M.B.A. from Rutgers University, Graduate School of Management.



    VICTOR KALAFA has served as Vice President of Corporate Development since April 2001 and an executive officer since February 2002. From March 1999 to April 1, 2001, Mr. Kalafa was President of KSR Group, Inc., a management consulting company. Mr. Kalafa served as Chief Operating Officer for Scott Medical Group, Inc., a healthcare management company, from January 1998 to March 1999. He was Vice President of Business Development for WR Grace from 1991 to 1998. Mr. Kalafa holds a B.A. degree in History from Lafayette College and an M.B.A. degree from Columbia University.


    KAREN H. BECHTEL has been a director since December 1999. Ms. Bechtel has been a Managing Director of Morgan Stanley Private Equity since 1998 and of Morgan Stanley & Co. Incorporated since 1986. She received a B.A. in mathematics from the University of Texas and an M.B.A. from the Harvard Graduate School of Business Administration. She is also a director of several privately held companies.

    W. LARRY CASH has been a director since October 2001. He has been the Executive Vice President and Chief Financial Officer of Community Health Systems since September 1997 and a Director of Community Health Systems since May 2001. Prior to joining Community Health Systems, Mr. Cash served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He received his Bachelor of Science in Accounting from the University of Kentucky at Lexington in 1970.

    BRUCE A. CERULLO has been a director since December 1999 and served as Chairman of the Board from December 1999 until December 2000. Mr. Cerullo served as President of TravCorps from 1994 to December 1999 and Chief Executive Officer of TravCorps from 1995 to December 1999. Mr. Cerullo holds a B.S. degree from the University of New Hampshire and a master's degree from Pennsylvania State University.

    THOMAS C. DIRCKS has been a director since December 1999, and has been President of Charterhouse Group International, a private equity firm, since June 2001. Mr. Dircks served as Executive Vice President of Charterhouse from July 2000 until June 2001 and has been employed as an executive officer of Charterhouse since 1983. He was previously employed as a Certified Public Accountant at a predecessor of PricewaterhouseCoopers, LLP. He holds a B.S. in Accounting and an M.B.A. from Fordham University. Mr. Dircks also is a director of Interliant, Inc., an application service provider, and a number of privately held companies.

    A. LAWRENCE FAGAN has been a director since December 1999. Mr. Fagan has been Vice Chairman of Charterhouse since June 2001 and served as President and Chief Operating Officer of Charterhouse from December 1996 until June 2001 and formerly served as Executive Vice President of Charterhouse since 1984.
Mr. Fagan received a B.A. from Yale University and an M.B.A. from Columbia University. He also is a director of Top Image Systems, Ltd. and a number of privately held companies.

    M. FAZLE HUSAIN has been a director since December 1999. He has been an Executive Director of Morgan Stanley Private Equity and Morgan Stanley & Co. Incorporated since February 1997. Mr. Husain received a B.S. in Chemical Engineering from Brown University and an M.B.A. from the Harvard Graduate School of Business Administration. He also is a director of Allscripts Healthcare Solutions, Inc., Healthstream Inc., The Medicines Company and several privately held companies.

    JOSEPH SWEDISH has been a director since October 2001, and has been President and Chief Executive Officer and a Director of Centura Health since January 1999. Prior to joining Centura Health, Mr. Swedish served as President and Chief Executive Officer of the East Florida Division of Columbia/HCA Healthcare Corporation from March 1994 to January of 1999. He received his Bachelor's degree from the University of North Carolina at Charlotte in 1973 and a Master's Degree in Health Administration from Duke University in 1979.

    JOSEPH TRUNFIO has been a director since October 2001 and has served as President and Chief Executive Officer of Atlantic Health System, a not-for-profit hospital group, since March 1999. From July 1997 to February 1999, Mr. Trunfio served as President and Chief Executive Officer of Via Caritas Health System, a not-for-profit hospital group. Prior to his position with Via Caritas Health System, he served as President and Chief Executive Officer of SSM Healthcare Ministry Corp., a not-for-profit hospital group. Mr. Trunfio holds a Ph.D. in Clinical Psychology from the University of Miami.

THE BOARD OF DIRECTORS

    Currently, we have ten members on our board of directors. Each of our directors holds office until his or her successor is duly elected and qualified or until his or her resignation or removal, if earlier, as provided in our by-laws. No family relationship exists among any of the directors or executive officers.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

    We do not pay cash compensation to our employee directors or directors affiliated with our principal stockholders, however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Our three independent directors receive cash compensation in the amount of $3,000 per "in-person" board meeting attended and $1,500 per telephonic board meeting or committee meeting attended. All independent directors are also reimbursed for the expenses they incur in attending meetings of the board or board committees. In accordance with a policy approved by our board of directors, each of our independent directors was granted an option to purchase 12,500 shares of common stock under our Amended and Restated 1999 Stock Option Plan in October 2001. 25% of each option grant becomes exercisable on each of the four anniversaries following the date of grant.

COMMITTEES OF THE BOARD OF DIRECTORS

    We have established an audit committee and a compensation committee. The audit committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. Our audit committee consists of W. Larry Cash, Joseph Swedish and Joseph Trunfio. The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option and other employee benefit plans. The compensation committee consists of Thomas Dircks and Karen Bechtel.

EXECUTIVE COMPENSATION

    The following table sets forth certain summary information with respect to compensation we paid in 2000 and 2001 to our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2001 whose salary and bonus earned in 2001 exceeded $100,000.

                                                                                   ALL OTHER
                                                             SALARY     BONUS     COMPENSATION
NAME AND POSITION                                  YEAR       ($)        ($)         ($)(A)
-----------------                                --------   --------   --------   ------------
Joseph A. Boshart..............................    2001     273,000    184,412        5,250
President and Chief Executive Officer              2000     263,465    193,883        5,250

Emil Hensel....................................    2001     225,000    151,988        5,250
Chief Financial Officer                            2000     218,976    159,794        5,250

Vickie Anenberg................................    2001     154,842    144,051        5,250
President, Travel Staffing Division                2000     112,769     70,318        3,938

Kevin Conlin...................................    2001     159,375    199,125           --
President, Consulting Division                     2000          --         --           --

Carol D. Westfall..............................    2001     180,000    272,997        5,250
President, Search and Recruitment Division         2000     140,000    280,740        8,603

------------------------

(a) Amounts consist of employer matching contributions to our 401(k) plan, except that Ms. Westfall's amount in the year 2000 also includes a $3,503 matching contribution to a non-qualified savings program.

                AGGREGATED OPTION VALUES AS OF DECEMBER 31, 2001

    The executive officers named in the summary compensation table did not exercise any stock options during the year ended December 31, 2001. The following table sets forth information concerning the year-end number and value of unexercised options with respect to our named executive officers.

                                              NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                             UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                                         OPTIONS AT FISCAL YEAR-END (#)            AT FISCAL YEAR-END ($)
                                         -------------------------------       -------------------------------
                                         EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
                                         -----------       -------------       -----------       -------------
Joseph A. Boshart......................    256,347            256,347          $3,290,873         $3,290,873
Emil Hensel............................    205,078            205,077          $2,632,699         $2,632,686
Vickie Anenberg........................    102,539            102,539          $1,316,352         $1,316,352
Kevin Conlin...........................         --             92,822          $       --         $  536,875
Carol D. Westfall......................     16,824             16,823          $  258,864         $  258,845

OPTION GRANTS

    No stock options were granted for the year ended 2001 to any of Mr. Boshart, Mr. Hensel, Ms. Anenberg or Ms. Westfall.

EMPLOYMENT AGREEMENTS

    We are party to employment agreements with each of Joseph Boshart and Emil Hensel, pursuant to which Mr. Boshart serves as our president and chief executive officer and Mr. Hensel serves as our chief financial officer. The initial term of each agreement expires on July 29, 2002. Upon expiration of such initial term, each agreement will be automatically renewed for successive one-year terms unless prior to the end of such renewal term either party has given at least 90 days' prior written notice of its intention not to renew the agreement. Messrs. Boshart and Hensel currently receive annual base salaries of $273,000 and $225,000, respectively. These salaries are subject to increase upon annual review by the board of directors, and each of Messrs. Boshart and Hensel is eligible to receive an annual bonus under our bonus plan. Under our bonus plan, 70% of the bonus is tied to the achievement of annual operating profit targets, and the remaining 30% is tied to the achievement of strategic and operating objectives established annually by our Board of Directors. Messrs. Boshart and Hensel are eligible to participate in all benefit plans and fringe benefit arrangements available to our senior executives. If either executive's employment is terminated without cause, the executive will be entitled to the greater of (x) base salary, for the balance of the initial or renewal term, certain other benefits provided in the agreement and bonus for the fiscal year in which termination occurs and (y) one year's worth of his base salary in effect as of the date of termination. Each of Messrs. Boshart and Hensel is subject to a two-year post-termination noncompetition covenant. However, if either executive's employment is terminated without cause, then the non-competition agreement will be effective only if we continue to pay the executive's base salary, bonus and other benefits provided in the agreement for the term of the noncompetition covenant. We are permitted to terminate the noncompetition covenant, and related payments, upon 30 days' prior written notice.

OUR STOCK PLANS


    AMENDED AND RESTATED 1999 STOCK OPTION PLAN. We have reserved for issuance 2,145,515 shares of common stock under our Amended and Restated 1999 Stock Option Plan, subject to adjustment for stock splits or similar corporate events. Our Amended and Restated 1999 Stock Option Plan provides for the granting of options to purchase shares of our common stock to any of our employees or consultants and our non-employee directors. Each stock option granted under our Amended and Restated 1999 Stock Option Plan is either intended to qualify as an incentive stock option or is a non-qualified stock option. The plan is currently administered by the compensation committee of our board of directors. The exercise price of options granted under our Amended and Restated 1999 Stock Option Plan is determined by the committee, except that in the case of substitute options, the exercise price cannot be less than 100% of the fair market value of the common stock on the date of the grant. In the case of incentive stock options granted to ten percent stockholders, the exercise price cannot be less than 110% of the fair market value of the common stock. In the event of a change of control of our company, stock options granted and not previously exercisable, will become exercisable unless the committee determines in good faith that an alternative option will be substituted. Under our Amended and Restated 1999 Stock Option Plan, options to purchase 1,226,817 shares of common stock were outstanding as of February 28, 2002.



    AMENDED AND RESTATED EQUITY PARTICIPATION PLAN. We have reserved for issuance 2,252,486 shares of common stock under our Amended and Restated Equity Participation Plan, subject to adjustment for stock splits or similar corporate events. Our Amended and Restated Equity Participation Plan provides for the granting of options to purchase shares of our common stock to key management employees of our company and our affiliates. Each stock option granted under our Amended and Restated Equity Participation Plan is either intended to qualify as an incentive stock option or is a non-qualified stock option. The exercise price of options granted under our Amended and Restated Equity Participation Plan is divided into five tranches ranging from 100 percent to 300 percent of the fair market value of the common stock on the date of grant. However, for incentive stock options granted to ten percent stockholders, the exercise price in the first tranche cannot be less than 110 percent of the fair market value of the common stock on the date of grant. The plan is currently administered by the compensation committee of our board of directors. In the event of a change in control of our company, stock options granted and not previously exercisable, will become exercisable unless the committee determines in good faith that an alternative option will be substituted. Under our Amended and Restated Equity Participation Plan, options to purchase 2,252,479 shares of common stock were outstanding as of February 28, 2002.

    401(K) PLAN. We maintain a 401(k) Plan. The plan permits eligible employees to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan equal to a pre-determined percentage of an employee's voluntary, pre-tax contributions and may make an additional discretionary profit sharing contribution to the plan, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are generally vested in any matching contribution after three years of service with the company. The plan is intended to be tax-qualified under
Section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that our contributions, if any, will be deductible by us when made.

                           RELATED PARTY TRANSACTIONS

    In connection with our acquisition of the assets of Cross Country Staffing in July 1999 from W. R. Grace, CEP III purchased 11,830,275 shares of our common stock for an aggregate of $71.8 million, and we paid a transaction fee to Charterhouse in the amount of $2.8 million. In addition, in July 1999, in connection with the acquisition, Messrs. Boshart and Hensel and Ms. Anenberg purchased 173,050, 82,400 and 16,485 shares of our common stock for an aggregate of $1.7 million.

    In December 1999, Messrs. Boshart, Hensel and Shaffer and Ms. Anenberg received stock bonuses of 20,000, 19,672, 4,918 and 9,508 shares, respectively, of our common stock for a purchase price equal to the par value per share.

    In connection with our acquisition of TravCorps in December 1999, investment funds managed by Morgan Stanley Private Equity acquired 7,155,062 shares of our common stock then valued in the aggregate at $26.0 million in exchange for their shares of TravCorps common stock valued at $26.0 million. In addition, in connection with our acquisition of TravCorps, we paid a transaction fee to Charterhouse in the amount of $0.3 million.

    We are party to an agreement with Bruce Cerullo dated as of December 21, 2000, pursuant to which Mr. Cerullo has agreed to continue as a Director and provide certain consulting services to us at such times as we may request and that are reasonably convenient to Mr. Cerullo. He is subject to a four-year noncompetition covenant which expires four years from the date he ceases to serve as a director. Under the agreement, we pay him $250 per hour for such consulting services. To date, no amounts have been paid to Mr. Cerullo under this agreement. We anticipate that we will compensate Mr. Cerullo for less than 10 hours of consulting services per month for the remainder of 2002. Additionally, he retained all options that were vested and exercisable as of December 31, 2001 in consideration of his continued service as a director.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2001 and as adjusted to reflect this offering. The table includes:

    - each person who is known by us to be the beneficial owner of more than 5% of our common stock;

    - each executive officer named in the summary compensation table;

    - each of our directors;

    - all directors and listed executive officers as a group; and

    - each selling stockholder offering shares of stock in this offering


    CEP III and investment funds managed by Morgan Stanley Private Equity are selling a majority of the shares in this offering. CEP III and investment funds managed by Morgan Stanley Private Equity are the principal stockholders of the Company and have appointed four of the ten members of our Board of Directors.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.


                                                  SHARES                            SHARES        PERCENT BENEFICIALLY OWNED(A)
                                               BENEFICIALLY                      BENEFICIALLY     ------------------------------
                                              OWNED PRIOR TO                    OWNED AFTER THE      BEFORE           AFTER
NAME AND ADDRESS                                 OFFERING      SHARES OFFERED      OFFERING         OFFERING         OFFERING
----------------                              --------------   --------------   ---------------   -------------   --------------
5% STOCKHOLDERS:
Charterhouse Equity Partners III,               12,575,475        5,165,151        7,410,324           39.0%           23.0%
  L.P.(b) ..................................
  c/o Charterhouse Group International, Inc.
  535 Madison Avenue
  New York, NY 10022
Morgan Stanley Private Equity and related
  entities(c)...............................     7,877,802        3,235,666        4,642,136           24.5            14.4
  1221 Avenue of the Americas, 33rd Floor
  New York, NY 10020
FMR Corp.(d) ...............................     1,943,080               --        1,943,080            6.0             6.0
  82 Devonshire Street
  Boston, MA 02109
DIRECTORS:
Karen H. Bechtel(e).........................            --               --               --             --              --
Joseph A. Boshart(f)........................       462,059               --          462,059            1.4             1.4
W. Larry Cash...............................            --               --               --             --              --
Bruce A. Cerullo(g).........................       438,682          127,536          311,146            1.4             1.0
Thomas C. Dircks(h).........................            --               --               --             --              --
A. Lawrence Fagan(h)........................            --               --               --             --              --
Emil Hensel(i)..............................       313,843               --          313,843            1.0             1.0
M. Fazle Husain(e)..........................            --               --               --             --              --
Joseph Swedish..............................            --               --               --             --              --
Joseph Trunfio..............................            --               --               --             --              --
OTHER NAMED EXECUTIVE OFFICERS:
Vickie Anenberg(j)..........................       131,532               --          131,532              *               *
Kevin Conlin(k).............................        24,206               --           24,206              *               *
Carol D. Westfall(l)........................        25,308               --           25,308              *               *
All directors and executive officers as a
  group (18 persons)(m).....................     1,603,952          127,536        1,476,416            4.8             4.5
OTHER SELLING STOCKHOLDERS:
CHEF Nominees Ltd...........................         7,882            3,237            4,645              *               *
DB Capital Investors, L.P...................       760,282          312,272          448,010            2.4             1.4
The Northwestern Mutual Life Insurance
  Company...................................       380,147          156,138          224,009            1.2             0.7


------------------------------

  * Less than 1%.

 (a) For purposes of this table, information as to the shares of common stock assumes, in the case of the column "After Offering," that the underwriters' over-allotment option is not exercised. In addition, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when such person or persons has the right to acquire them within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (b) The general partner of CEP III is CHUSA Equity Investors III, L.P., whose general partner is CEP III, Inc., a wholly owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares held by CEP III would, for purposes of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse.

 (c) Consists of 7,096,909 shares owned by Morgan Stanley Dean Witter Capital Partners IV, L.P. and its related investment funds (collectively, "MSDWCP") and 780,893 shares owned by Morgan Stanley Venture Partners III, L.P. and its related investment funds (collectively, "MSVP"). The general partner of MSDWCP is MSDW Capital Partners IV, LLC, the institutional managing member of which is MSDW Capital Partners IV, Inc. ("MSDWCP Inc."), a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. ("MSDW"). The general partner of MSVP is Morgan Stanley Venture Partners III, L.L.C. ("MSVP L.L.C."), the institutional managing member of which is Morgan Stanley Venture Capital III, Inc. ("MSVC Inc."), a wholly owned subsidiary of MSDW.


 (d) Based solely on a filing made February 14, 2002 on a Schedule 13G with the Securities and Exchange Commission, consists of 1,856,680 shares owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., 32,300 shares owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and 54,100 shares owned by Fidelity International Limited.



 (e) Karen H. Bechtel is a Managing Director of MSDWCP Inc. and Morgan
     Stanley & Co. Incorporated, ("MS & Co."), a wholly owned subsidiary of MSDW. M. Fazle Husain is an Executive Director of MSVC Inc. and MS & Co., and a managing member of MSVP L.L.C. Ms. Bechtel and Mr. Husain each disclaim beneficial ownership of the shares of common stock beneficially owned by the investment funds managed by Morgan Stanley Private Equity and its affiliates, except to the extent of any direct pecuniary interest therein.



 (f) Includes 256,347 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.



 (g) Includes 128,174 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.



 (h) Thomas C. Dircks and A. Lawrence Fagan are executive officers of Charterhouse. Mr. Fagan is also a director and stockholder of Charterhouse. Messrs. Dircks and Fagan each disclaim beneficial ownership of the shares of common stock beneficially owned by Charterhouse.



 (i) Includes 205,078 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.



 (j) Includes 102,539 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.



 (k) Includes 23,206 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.



 (l) Includes 16,824 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.



(m) Includes an aggregate of 891,489 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK


    Our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, the rights and preferences of which may be established from time to time by our board of directors. As of February 28, 2002, we had 32,243,959 shares of common stock outstanding and no shares of preferred stock outstanding.


    The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are summaries and are qualified by reference to the certificate of incorporation and the by-laws. Copies of these documents have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, a plurality of the votes cast in any election of directors may elect all of the directors standing for election. Pursuant to a stockholders agreement, investment funds managed by Morgan Stanley Private Equity and Charterhouse have certain rights with respect to the board of directors and other related matters. Specifically, this stockholders agreement provides that we shall nominate for election to the board of directors, and recommend that the stockholders elect to the board of directors, two designees of each of CEP III and investment funds managed by Morgan Stanley Private Equity. A 50% reduction in the number of shares of common stock owned by either CEP III or investment funds managed by Morgan Stanley Private Equity reduces the number of designees we are required to nominate, on behalf of such stockholder, to one and a 90% reduction results in the elimination of the right to have us nominate a designee, on behalf of such stockholder. Under our stockholders agreement, in the event that either CEP III or investment funds managed by Morgan Stanley Private Equity propose to sell more than ten percent of the total number of shares of common stock owned by them, the other party is entitled to include in such sale a pro rata portion of its common stock, on the same terms and for the same consideration. Our stockholders agreement also provides that if both Charterhouse and investment funds managed by Morgan Stanley desire to sell shares into the public market, they shall endeavor, subject to applicable securities laws, to effect such sales in a manner that will not adversely disrupt the market for our common stock. In addition, Charterhouse and investment funds managed by Morgan Stanley have agreed, to the extent practicable, to sell their shares of common stock through a single broker, and that all sales will be made proportionally based on the number of shares desired to be sold by such stockholders. Pursuant to an additional shareholders agreement, each of Joseph Boshart, our President and Chief Executive Officer, and Emil Hensel, our Chief Financial Officer (collectively, the "Management Investors"), agree not to transfer any shares of our common stock, except to certain permitted transferees. The limitation on the ability of Management Investors to transfer common stock terminates on the date of the consummation of this offering. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of all of our liabilities. The outstanding shares of common stock are, and the shares sold in the offering will be, when issued and paid for, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It will not be possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change of control of our Company.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Our amended and restated certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability.

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

    - for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation and amended and restated by-laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which these persons may be entitled.

    In addition, we maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF
  INCORPORATION AND BY-LAWS

    A number of provisions under Delaware law and in our amended and restated certificate of incorporation and amended and restated by-laws may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

    - enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

    - discourage certain types of transactions which may involve an actual or threatened change in control of our company;

    - discourage certain tactics that may be used in proxy fights; and

    - encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

    SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of Delaware law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the "business combination" is approved in a prescribed manner. A "business combination" is defined as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. Our amended and restated by-laws provide that stockholders may take action by written consent.

    AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is SunTrust Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

RULE 144 SECURITIES


    Upon the consummation of this offering, we will have 32,243,959 shares of common stock outstanding assuming no exercise of outstanding options and warrants after February 28, 2002. All of the 9,000,000 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any of the shares that are acquired by "affiliates" as that term is defined in Rule 144 under the Securities Act. 12,366,937 shares of common stock held by our affiliates after the offering will be "restricted" securities under the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including exemptions pursuant to Rule 144 or Rule 144A under the Securities Act.


    In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:


    - 1% of the number of shares of common stock then outstanding, which will equal approximately 322,440 shares outstanding immediately after this offering, or


    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after the offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

    We and our executive officers and directors and selling stockholders, other than DB Capital Investors, LP and The Northwestern Mutual Life Insurance Company, have agreed that, without the prior written consent of Merrill Lynch & Co. on behalf of the underwriters, we will not, during the period ended 90 days after the date of this prospectus, sell shares of common stock or take certain related actions, subject to limited exceptions, all as described under "Underwriting." DB Capital Investors, LP and The Northwestern Mutual Life Insurance Company have agreed not to take such action for 60 days after the date of this prospectus.

STOCK OPTIONS


    On December 10, 2001, we filed a registration statement on Form S-8 under the Securities Act covering shares of common stock issued or reserved for issuance under our various stock option plans. Options to purchase 3,479,296 shares of common stock were issued and outstanding as of February 28, 2002, of which, as of February 28, 2002, options to purchase 1,502,886 shares were vested. All shares acquired upon exercises of employee stock options will be freely tradeable unless held by affiliates.


REGISTRATION RIGHTS

    CEP III and investment funds managed by Morgan Stanley Private Equity may require us on up to an aggregate of three occasions to use our best efforts to file registration statements on Form S-1 or Form S-2 covering public sale of shares of common stock held by them. We have the right, under specified circumstances, to delay any registration required by up to 90 days. In addition, the holders are entitled to require us to register their shares on registrations that we initiate and we have granted the holders unlimited demand rights to cause us to file a registration statement on Form S-3.

                                  UNDERWRITING


    The selling stockholders intend to offer the shares through the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from the selling stockholders, the number of shares listed opposite their names below.


                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Salomon Smith Barney Inc....................................
Banc of America Securities LLC..............................
CIBC World Markets Corp. ...................................
SunTrust Capital Markets, Inc. .............................
                                                              --------
          Total.............................................  9,000,000
                                                              ========

    The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS


    The underwriters have advised us that they propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of
$      per share. The underwriters may allow, and the dealers may reallow, a
discount not in excess of $      per share to other dealers. After the public
offering, the public offering price, concession and discount may be changed.


    The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.


                                                  PER SHARE   WITHOUT OPTION   WITH OPTION
                                                  ---------   --------------   ------------
Public offering price...........................      $              $              $
Underwriting discount...........................      $              $              $
Proceeds, before expenses, to the
  selling stockholders..........................      $              $              $


    The expenses of the offering, not including the underwriting discount, are estimated at $1.0 million and are payable by us.

OVERALLOTMENT OPTION

    The selling stockholders have granted an option to the underwriters to purchase up to 1,350,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

    We and our executive officers and directors and selling stockholders, other than DB Capital Investors, LP and The Northwestern Mutual Life Insurance Company, have agreed not to sell or transfer any common stock for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. DB Capital Investors, LP and The Northwestern Mutual Life Insurance Company have agreed not to take such action for 60 days after the date of this prospectus. Specifically, we and these other persons have agreed not to directly or indirectly:

    - offer, pledge, sell or contract to sell any common stock;

    - sell any option or contract to purchase any common stock;

    - purchase any option or contract to sell any common stock;

    - grant any option, right or warrant for the sale of any common stock;

    - lend or otherwise dispose of or transfer any common stock;

    - request or demand that we file a registration statement related to the common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    The shares of common stock are quoted on the Nasdaq National Market under the symbol "CCRN."

PRICE STABILIZATION AND SHORT POSITIONS

    Until the distribution of the shares is completed, SEC rules may limit underwriters and selling stockholders from bidding for or purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.


    The underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.


    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common shares. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

PASSIVE MARKET MAKING

    In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of the Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

OTHER RELATIONSHIPS

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Each of the underwriters acted as an underwriter for our initial public offering in October 2001. Salomon Smith Barney Inc. acted as the lead arranger, and affiliates of Salomon Smith
Barney Inc. acted as administrative agent, collateral agent, issuing bank and swingline lender under our credit facility. In addition, affiliates of Merrill Lynch, Salomon Smith Barney Inc., Banc of America Securities LLC and SunTrust Capital Markets, Inc. are lenders under our credit facility. During the past two years we paid $3.8 million in fees to Salomon Smith Barney Inc. and its affiliates, $0.3 million to Banc of America Securities LLC and its affiliates and $0.1 million to Merrill Lynch, SunTrust Capital Markets, Inc. and their respective affiliates, primarily in connection with lending activities.

INTERNET DISTRIBUTION

    Merrill Lynch will be facilitating internet distribution for the offering to some of its internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website relating to the offering is not a part of this prospectus.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by this prospectus will be passed upon for us by Proskauer Rose LLP, New York, New York. Certain legal matters related to the offering will be passed upon for the underwriters by Debevoise & Plimpton, New York, New York.

    Members of Proskauer Rose LLP own 500 shares of our common stock, in the aggregate.

                                    EXPERTS

    The consolidated financial statements of Cross Country, Inc. at December 31, 2000 and 1999, and for the year ended December 31, 2000 and for the period from July, 30, 1999 to December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of Cross Country Staffing (a Partnership) as of July 29, 1999 and December 31, 1998, and for the period from January 1, 1999 through July 29, 1999 and for the year ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of TravCorps Corporation and Subsidiary at December 15, 1999, and for the period from December 27, 1998 to December 15, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, and at December 26, 1998, and for the year ended December 26, 1998, by Deloitte & Touche LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

    The consolidated financial statements of ClinForce, Inc. at December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of Heritage Professional Education, LLC as of December 25, 2000 and for the period from January 1, 2000 through December 25, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Commission a registration statement on Form S-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act and the rules and regulations under the Securities Act, for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the Commission. For further information with respect to us and the common stock offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made. The registration statement can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the registration statement is publicly available through the Commission's site on the Internet's World Wide Web, located at: http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
HISTORICAL FINANCIAL STATEMENTS
CROSS COUNTRY, INC.
  Supplementary Quarterly Financial Information.............     F-2
  Condensed Consolidated Balance Sheet as of September 30,
    2001 (unaudited)........................................     F-3
  Condensed Consolidated Statements of Operations for the
    three and nine-month periods
    ended September 30, 2001 and 2000 (unaudited)...........     F-4
  Condensed Consolidated Statements of Cash Flows for the
    nine-month
    periods ended September 30, 2001 and 2000 (unaudited)...     F-5
  Notes to Condensed Consolidated Financial Statements......     F-6
  Report of Independent Certified Public Accountants........    F-10
  Consolidated Balance Sheets as of December 31, 1999 and
    2000....................................................    F-11
  Consolidated Statements of Operations for the Period from
    July 30, 1999 to December 31, 1999 and for the Year
    Ended December 31, 2000.................................    F-12
  Consolidated Statements of Stockholders' Equity for the
    Period from July 30, 1999 to December 31, 1999 and for
    the Year Ended December 31, 2000........................    F-13
  Consolidated Statements of Cash Flows for the Period from
    July 30, 1999 to December 31, 1999, for the Year Ended
    December 31, 2000.......................................    F-14
  Notes to the Consolidated Financial Statements............    F-15

CROSS COUNTRY STAFFING ("PREDECESSOR COMPANY")
  Report of Independent Certified Public Accountants........    F-32
  Balance Sheets as of July 29, 1999 and December 31,
    1998....................................................    F-33
  Statements of Income and Partners' Capital for the Period
    from January 1, 1999 to July 29, 1999 and for the Year
    Ended December 31, 1998.................................    F-34
  Statements of Cash Flows for the Period from January 1,
    1999 to July 29, 1999 and for the Year Ended December
    31, 1998................................................    F-35
  Notes to Financial Statements.............................    F-36

TRAVCORPS CORPORATION AND SUBSIDIARY
  Independent Auditors' Report..............................    F-42
  Consolidated Balance Sheets as of December 15, 1999 and
    December 26, 1998.......................................    F-44
  Consolidated Statements of Income for the Year Ended
    December 26, 1998 and for the Period from December 27,
    1998 to December 15, 1999...............................    F-46
  Consolidated Statements of Stockholders' (Deficit) Equity
    for the Period from December 27, 1998 to December 15,
    1999 and the Year Ended December 26, 1998...............    F-47
  Consolidated Statements of Cash Flows for the Period from
    December 27, 1998 to December 15, 1999 and the Year
    Ended December 26, 1998.................................    F-48
  Notes to the Consolidated Financial Statements............    F-49

CLINFORCE, INC.
  Report of Independent Auditors............................    F-57
  Consolidated Statements of Assets Acquired and Liabilities
    Assumed as of December 31, 2000 and 1999................    F-58
  Consolidated Statements of Operating Revenues and Expenses
    for the Years Ended December 31, 2000 and 1999..........    F-59
  Notes to the Consolidated Statements......................    F-60

HERITAGE PROFESSIONAL EDUCATION, LLC
  Report of Independent Auditors............................    F-66
  Balance Sheet as of December 25, 2000.....................    F-67
  Statement of Income for the Period from January 1, 2000
    through December 25, 2000...............................    F-68
  Statement of Members' Deficit for the Period from January
    1, 2000 through December 25, 2000.......................    F-69
  Statement of Cash Flows for the Period from January 1,
    2000 through December 25, 2000..........................    F-70
  Notes to Financial Statements.............................    F-71

                              CROSS COUNTRY, INC.

                 SUPPLEMENTARY QUARTERLY FINANCIAL INFORMATION

            (UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FIRST      SECOND     THIRD      FOURTH
                                                       QUARTER    QUARTER    QUARTER    QUARTER
                                                       --------   --------   --------   --------
1999(A)
Revenue from services................................                        $ 35,091   $52,636
Gross profit.........................................                        $  7,876    11,815
Income from continuing operations....................                        $    (59)  $   (88)
Loss from discontinued operations....................                             (78)     (117)
                                                                             --------   -------
Net loss.............................................                        $   (137)  $  (205)
                                                                             ========   =======
Basic and diluted earnings per share.................                        $  (0.01)  $ (0.01)
                                                                             ========   =======

2000
Revenue from services................................  $ 89,584   $ 88,066   $ 92,810   $97,230
Gross profit.........................................  $ 22,522   $ 23,258   $ 24,275   $24,540
Income from continuing operations....................  $  1,187   $  1,293   $  2,231   $ 1,945
Loss from discontinued operations....................      (286)      (402)      (708)     (662)
                                                       --------   --------   --------   -------
Net income...........................................  $    901   $    891   $  1,523   $ 1,283
                                                       ========   ========   ========   =======
Basic and diluted earnings per share.................  $   0.04   $   0.04   $   0.07   $  0.05
                                                       ========   ========   ========   =======

2001
Revenue from services................................  $103,872   $118,835   $133,486
Gross profit.........................................  $ 24,870   $ 30,738   $ 34,099
Income from continuing operations....................  $  1,072   $  2,146   $  3,922
(Loss) income from discontinued operations...........    (1,063)       519         --
                                                       --------   --------   --------
Net income...........................................  $      9   $  2,665   $  3,922
                                                       ========   ========   ========
Basic and diluted earnings per share.................  $     --   $   0.11   $   0.17
                                                       ========   ========   ========

------------------------

(a) On July 29, 1999, we acquired the assets of Cross Country Staffing. Third quarter 1999 reflects results of operations from July 30 through September 30, 1999. Fourth quarter 1999 results include the Travcorps acquisition from December 16, 1999, the date of its acquisition, through December 31, 1999.

                              CROSS COUNTRY, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
                                                               (UNAUDITED)
Current assets:
  Cash......................................................    $     --
  Accounts receivable, net..................................      82,848
  Other current assets......................................      12,525
                                                                --------
Total current assets........................................      95,373
Property and equipment, net.................................       9,622
Goodwill, net...............................................     220,138
Other identifiable intangible assets, net...................      35,447
Other assets................................................         194
                                                                --------
Total assets................................................    $360,774
                                                                ========
Current liabilities:
  Accounts payable and accrued expenses.....................    $  8,933
  Accrued employee compensation and benefits................      25,661
  Current portion of long-term debt.........................      22,220
  Note payable..............................................         134
  Net liabilities from discontinued operations..............         311
  Other current liabilities.................................       3,887
                                                                --------
Total current liabilities...................................      61,146
Interest rate swap..........................................       2,603
Deferred income taxes.......................................       6,554
Long-term debt..............................................     161,710
                                                                --------
Total liabilities...........................................     232,013
Commitments and contingencies
Stockholders' equity:
  Common stock..............................................           2
  Additional paid-in capital................................     119,099
  Other stockholders' equity................................       9,660
                                                                --------
Total stockholders' equity..................................     128,761
                                                                --------
Total liabilities and stockholders' equity..................    $360,774
                                                                ========

   See accompanying notes to the condensed consolidated financial statements

                              CROSS COUNTRY, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                                          SEPTEMBER 30,         SEPTEMBER 30,
                                                       -------------------   -------------------
                                                         2000       2001       2000       2001
                                                       --------   --------   --------   --------
Revenue from services................................  $92,810    $133,486   $270,460   $356,193
Operating expenses:
  Direct operating expenses..........................   68,535      99,387    200,405    266,486
  Selling, general and administrative expenses.......   12,318      17,802     36,547     49,313
  Bad debt expense...................................      217         456        681      1,318
  Depreciation.......................................      332         627        942      1,790
  Amortization.......................................    2,901       3,886     10,218     11,381
  Non-recurring indirect transaction costs...........      123          --        556         --
                                                       -------    --------   --------   --------
Total operating expenses.............................   84,426     122,158    249,349    330,288
                                                       -------    --------   --------   --------
Income from operations...............................    8,384      11,328     21,111     25,905
Other expenses:
  Interest expense, net..............................    3,893       4,375     11,631     12,907
                                                       -------    --------   --------   --------
Income before income taxes and discontinued
  operations.........................................    4,491       6,953      9,480     12,998
Income tax expense...................................   (2,260)     (3,031)    (4,769)    (5,858)
                                                       -------    --------   --------   --------
Income before discontinued operations................    2,231       3,922      4,711      7,140
  Discontinued operations............................     (708)         --     (1,396)      (544)
                                                       -------    --------   --------   --------
Net income...........................................  $ 1,523    $  3,922   $  3,315   $  6,596
                                                       =======    ========   ========   ========
Net income/(loss) per common share- basic and
  diluted:
  Income before discontinued operations..............  $  0.10    $   0.17   $   0.20   $   0.30
  Discontinued operations............................    (0.03)       0.00      (0.06)     (0.02)
                                                       -------    --------   --------   --------
Net income...........................................  $  0.07    $   0.17   $   0.14   $   0.28
                                                       =======    ========   ========   ========
Weighted average common shares outstanding...........   23,205      23,206     23,205     23,206

   See accompanying notes to the condensed consolidated financial statements

                              CROSS COUNTRY, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (UNAUDITED, AMOUNTS IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................  $ 8,703    $ 17,172

INVESTING ACTIVITIES
Acquistions.................................................       --     (35,030)
Purchase of property and equipment..........................   (1,043)     (3,553)
Increase in software development costs......................               (1,235)
Other investing activities..................................       --          28
                                                              -------    --------
Net cash used in investing activities.......................   (1,043)    (39,790)

FINANCING ACTIVITIES
Debt issuance costs.........................................       --        (982)
Repayment of debt...........................................  (53,883)   (142,200)
Proceeds from issuance of debt..............................   41,395     165,800
                                                              -------    --------
Net cash provided by (used in) financing activities.........  (12,488)     22,618
Change in cash..............................................   (4,828)         --
Cash at beginning of period.................................    4,828          --
                                                              -------    --------
Cash at end of period.......................................  $    --    $     --
                                                              =======    ========

   See accompanying notes to the condensed consolidated financial statements

                              CROSS COUNTRY, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                         SEPTEMBER 30, 2001 (UNAUDITED)

1.  BASIS OF PRESENTATION

    The condensed consolidated financial statements include the accounts of Cross Country, Inc. and its wholly-owned direct and indirect subsidiaries (the "Company"). All material intercompany transactions and balances have been eliminated in consolidation. The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These operating results are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2001. The unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2000 included in the Company's Form S-1 Registration Statement.

2.  RECLASSIFICATION

    Certain prior year amounts have been reclassified to conform to the current period's presentation.

3.  EARNINGS PER SHARE

    Options to purchase shares of common stock were not included in computing diluted earnings per share because their effects were antidilutive for the respective periods.

4.  ACQUISITIONS

    In May 2001, the Company acquired Gill/Balsano Consulting, L.L.C. (Gill/Balsano), a healthcare management consulting firm for $1.8 million in cash and potential earnout payments of $2.0 million. The excess of purchase price over the fair market value of the assets acquired of approximately $1.7 million was allocated to goodwill. In March 2001, the company acquired all of the outstanding stock of two subsidiaries that comprise ClinForce, Inc., a Delaware corporation that provides temporary staffing and permanent placement of clinical trials support services personnel, for approximately $32.4 million. The purchase price exceeded the fair value of the assets acquired less liabilities assumed by approximately $29.2 million of which $3.4 million was allocated to certain identifiable intangible assets ($2.1 million--trademarks,
$0.9 million--workforce $0.4 million--hospital relocations.) The remaining
$25.8 million was allocated to goodwill. The transaction was primarily funded through the issuance of additional debt. Both acquisitions were accounted for by the purchase method of accounting and, accordingly, their results of operations have been included in the consolidated condensed statement of operations from their respective dates of acquisition.

    The following unaudited pro forma summary presents the consolidated results of operations as if the ClinForce (March 2001) and Heritage (December 2000) acquisitions had occurred as of the beginning of each period presented, after giving effect to certain adjustments, including amortization of goodwill and specifically identifiable intangibles, interest expense incurred on additional borrowings and related income tax effects. The pro forma financial information does not purport to be indicative of the

                              CROSS COUNTRY, INC.

                         SEPTEMBER 30, 2001 (UNAUDITED)

4.  ACQUISITIONS (CONTINUED)
results of operations that would have occurred had the transactions taken place at the beginning of periods presented or of future results of operations.

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 2000         2001
                                                              ----------   ----------
                                                              (UNAUDITED, AMOUNTS IN
                                                                    THOUSANDS)
Revenue from services.......................................   $293,353     $363,886
                                                               ========     ========
Net income..................................................   $  3,070     $  6,479
                                                               ========     ========
Net income per common share--basic and diluted..............   $   0.13     $   0.28
                                                               ========     ========

5.  DISPOSAL OF BUSINESS

    In May 2001, the company completed the sale of HospitalHub Inc., which was previously reflected as a discontinued operation. The actual loss on the disposal, including shutdown costs from the measurement date, was approximately $1.0 million. An additional charge of $0.5 million was recognized during the nine months ended September 30, 2001 to adjust the original estimate of $0.5 million recognized at December 31, 2000. As of September 30, 2001, estimated future cash expenditures related to the disposition of approximately $0.3 million are included in net liabilities from discontinued operations on the condensed consolidated balance sheet.

6.  COMPREHENSIVE INCOME

    The company has adopted Financial Accounting Statement (FAS) No. 130, Comprehensive Income, which requires that an enterprise: 1) classify items of other comprehensive income by their nature in the financial statements; and
b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no components of other comprehensive income or loss besides the Company's consolidated net income for the three and nine month periods ending September 30, 2000. During the three and nine month periods ending September 30, 2001, the Company recorded the fair value of the interest rate swap transaction which resulted in a reduction in consolidated stockholder's equity of approximately $0.3 million and $1.2 million, respectively.

7.  INTEREST RATE SWAP

    The Company is party to an interest rate swap agreement which effectively fixes the interest rate paid on $45.0 million of borrowings under our credit facility at 6.71%, effective January 1, 2001, plus the applicable margin. The swap matures in February 2003. In accordance with Statement of Financial Accounting Standard No. 133, the Company has recorded the fair value of this instrument, as a liability of $2.6 million separately stated, on the condensed balance sheets. Additionally, consolidated shareholders' equity has been reduced, in the nine months ended September 30, 2001 by $1.2 million as a result of this interest rate swap.

                              CROSS COUNTRY, INC.

                         SEPTEMBER 30, 2001 (UNAUDITED)

8.  DEBT

    In March 2001, the Company amended its credit facility. The amended credit facility is comprised of (i) a revolving credit facility of up to $30.0 million, including a swing-line sub-facility of $7.0 million and a letter of credit sub-facility of $6.0 million, and (ii) a $144.9 million term loan facility. The revolving credit facility matures on July 29, 2005 and the term-loan facility has staggered maturities in 2001 through 2005. The unused credit facility balance as of September 30, 2001 was $14.3 million.

9.  SEGMENT DATA

    Information on operating segments and a reconciliation to income before income taxes and discontinued operations for the periods indicated are as follows:

                                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                                          SEPTEMBER 30,         SEPTEMBER 30,
                                                       -------------------   -------------------
                                                         2000       2001       2000       2001
                                                       --------   --------   --------   --------
Revenue from unaffiliated customers:
  Healthcare Staffing................................  $88,555    $124,096   $258,225   $329,849
  Other human capital management services............    4,255       9,390     12,235     26,344
                                                       -------    --------   --------   --------
                                                       $92,810    $133,486   $270,460   $356,193
                                                       =======    ========   ========   ========

Contribution income:
  Healthcare Staffing................................  $16,429    $ 20,215   $ 46,223   $ 51,434
  Other human capital management services............      316       1,150      1,241      3,502
  Unallocated corporate overhead.....................   (5,005)     (5,524)   (14,637)   (15,860)
                                                       -------    --------   --------   --------
EBITDA...............................................  $11,740    $ 15,841   $ 32,827   $ 39,076
                                                       =======    ========   ========   ========

Interest expense.....................................    3,893       4,375     11,631     12,907
Depreciation and Amortization........................    3,233       4,513     11,160     13,171
Nonrecurring indirect transaction cost...............      123          --        556         --
                                                       -------    --------   --------   --------
Income before income taxes and discontinued
operations...........................................  $ 4,491    $  6,953   $  9,480   $ 12,998
                                                       =======    ========   ========   ========

    Contribution income is defined as earnings before interest, taxes, depreciation, amortization and expenses not specifically identified to a reporting segment. EBITDA is defined as income before interest, income taxes, depreciation, amortization and non-recurring indirect transaction costs. EBITDA and contribution income are not measures of financial performance under generally accepted accounting principles and are only used by management when assessing segment performance.

10.  CONTINGENCIES

    The Company is contingently liable for total potential earnout payments of approximately $11.7 million relating to its acquisitions of Heritage, Gill/Balsano, and E-staff. Each of these earnouts is based on profitability measures as defined by their respective purchase agreements. Upon payment, the earnouts will be allocated to goodwill as additional purchase price.

                              CROSS COUNTRY, INC.

                         SEPTEMBER 30, 2001 (UNAUDITED)

10.  CONTINGENCIES (CONTINUED)
    The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the outcome of these matters will not have a significant effect on the Company's consolidated financial position or results of operations.

11.  SIGNIFICANT ACCOUNTING PRONOUNCEMENTS

    In July 2001, the Financial Accounting Standards Board issued FAS No. 141, Business Combinations and FAS No. 142, Intangible Assets. FAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated before July 1, 2001.
FAS 142 further clarifies the criteria to recognize intangible assets separately from goodwill and promulgates that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. These standards will apply to us beginning January 1, 2002 for existing intangible assets and July 1, 2001 for business combinations completed after June 30, 2001. The Company is in the process of assessing the impact of these standards and will adopt these standards prospectively.

12.  SUBSEQUENT EVENT

    On October 30, 2001, the Company completed its initial public offering of 7,812,500 shares of common stock at $17.00 per share. Additionally, the underwriters exercised the over-allotment option of 1,171,875 shares, bringing the total number of shares issued to 8,984,375. Total proceeds received by the company, net of estimated expenses related to the initial public offering were $138.8 million. The proceeds were used to repay $95.7 million of its outstanding balance under the term loan portion of its senior secured credit facility, and $40.3 million to redeem the Company's outstanding senior subordinated pay-in-kind notes, including the associated redemption premium. The remainder of the proceeds will be used for general corporate purposes or other acquisitions.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Cross Country, Inc.

    We have audited the accompanying consolidated balance sheets of Cross Country, Inc. as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from July 30, 1999 to December 31, 1999 and the year ended December 31, 2000. Our audit also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cross Country, Inc. at December 31, 1999 and 2000, and the results of their operations and their cash flows for the period from July 30, 1999 to December 31, 1999 and the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

West Palm Beach, Florida
May 7, 2001, except for the third paragraph of
Note 11, as to which the date is August 23, 2001

                              CROSS COUNTRY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  1999           2000
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash......................................................  $  4,827,877   $         --
  Accounts receivable, less allowance for doubtful accounts
    of $2,144,110 in 1999 and $2,087,747 in 2000............    50,243,772     65,087,380
  Deferred income taxes.....................................     1,779,592      3,140,522
  Income taxes receivable...................................     2,936,436      2,076,471
  Prepaid rent on employees' apartments.....................     2,922,723      3,309,673
  Deposits on employees' apartments, net of allowance of
    $300,445 in 1999 and $418,775 in 2000...................     1,518,071      1,055,106
  Other current assets......................................       449,595      2,032,437
                                                              ------------   ------------
Total current assets........................................    64,678,066     76,701,589
Property and equipment, net of accumulated depreciation and
  amortization of $3,470,984 in 1999 and $5,024,756 in
  2000......................................................     3,975,129      6,168,505
Trademark, net of accumulated amortization of $158,644 in
  1999 and $746,669 in 2000.................................    14,541,356     13,953,331
Goodwill, net of accumulated amortization of $2,417,217 in
  1999 and $10,767,664 in 2000..............................   200,315,122    199,373,353
Other identifiable intangible assets, net of accumulated
  amortization of $949,236 in 1999 and $3,746,200 in 2000...    15,480,764     12,683,800
Debt issuance costs, net of accumulated amortization of
  $746,341 in 1999 and $2,616,598 in 2000...................    10,475,198      8,604,941
Other assets................................................       229,634        140,148
                                                              ------------   ------------
Total assets................................................  $309,695,269   $317,625,667
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  4,677,411   $  6,445,501
  Accrued employee compensation and benefits................    13,818,840     17,430,804
  Accrued expenses..........................................     5,963,985      3,801,172
  Current portion of long-term debt.........................     5,120,000     12,400,000
  Note payable and capital lease obligation.................        54,972        484,108
  Net liabilities from discontinued operations..............       309,670        534,999
  Other current liabilities.................................       735,219      1,229,840
                                                              ------------   ------------
Total current liabilities...................................    30,680,097     42,326,424
Interest rate swap..........................................            --             --
Deferred income taxes.......................................     6,374,436      7,571,311
Long-term debt..............................................   153,899,000    144,388,000
                                                              ------------   ------------
Total liabilities...........................................   190,953,533    194,285,735
Commitments and contingencies
Stockholders' equity:
  Common stock, Class A--$.0001 par value; 100,000,000
    shares authorized; 22,445,104 shares issued and
    outstanding at December 31, 1999 and 2000...............         2,245          2,245
  Common stock, Class B--$.0001 par value; 870,203 shares
    authorized; 760,284 shares issued and outstanding at
    December 31, 1999 and 2000..............................            76             76
  Additional paid-in capital................................   119,080,880    119,080,880
  Accumulated other comprehensive income....................            --             --
  (Accumulated deficit) retained earnings...................      (341,465)     4,256,731
                                                              ------------   ------------
Total stockholders' equity..................................   118,741,736    123,339,932
                                                              ------------   ------------
Total liabilities and stockholders' equity..................  $309,695,269   $317,625,667
                                                              ============   ============

                            See accompanying notes.

                              CROSS COUNTRY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 PERIOD FROM
                                                              JULY 30, 1999 TO     YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                    1999              2000
                                                              -----------------   ------------
Revenue from services.......................................     $87,727,219      $367,689,902
Operating expenses:
  Direct operating expenses.................................      68,036,524       273,094,434
  Selling, general and administrative expenses..............       9,256,719        49,027,376
  Bad debt expense..........................................         511,341           432,973
  Depreciation..............................................         154,590         1,323,397
  Amortization..............................................       4,421,577        13,701,384
  Non-recurring indirect transaction costs..................              --         1,289,217
                                                                 -----------      ------------
Total operating expenses....................................      82,380,751       338,868,781
Income from operations......................................       5,346,468        28,821,121
Other expenses:
  Interest expense, net.....................................       4,821,302        15,435,236
Income before income taxes and discontinued operations......         525,166        13,385,885
Income tax expense..........................................        (671,917)       (6,730,024)
(Loss) income before discontinued operations................        (146,751)        6,655,861
Discontinued operations:
  Loss from discontinued operations of HospitalHub, less
    income tax benefit of $140,710 in 1999 and $1,159,013 in
    2000....................................................        (194,714)       (1,603,833)
  Loss on disposal of HospitalHub, less income tax benefit
    of $0 in 1999 and $327,963 in 2000......................              --          (453,832)
                                                                 -----------      ------------
Net (loss) income...........................................     $  (341,465)     $  4,598,196
                                                                 ===========      ============
Net (loss) income per common share--basic and diluted:
  (Loss) income before discontinued operations..............     $      (.01)     $        .29
  Discontinued operations...................................            (.01)             (.09)
                                                                 -----------      ------------
Net (loss) income...........................................     $      (.02)     $        .20
                                                                 ===========      ============
Weighted average common shares outstanding..................      15,291,749        23,205,388
                                                                 ===========      ============

                            See accompanying notes.

                              CROSS COUNTRY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                        CLASS A                CLASS B                         ACCUMULATED     (ACCUMULATED
                                     COMMON STOCK           COMMON STOCK        ADDITIONAL        OTHER          DEFICIT)
                                 ---------------------   -------------------     PAID-IN      COMPREHENSIVE      RETAINED
                                   SHARES     DOLLARS     SHARES    DOLLARS      CAPITAL          INCOME         EARNINGS
                                 ----------   --------   --------   --------   ------------   --------------   ------------
Balance at July 29, 1999 (date
  of incorporation)............  13,114,880    $1,312          --     $ --     $ 79,588,811     $      --       $       --
  Issuance of common stock in
    conjunction with issuance
    of long-term debt..........     380,163        38     760,284       76        6,919,924            --               --
  Issuance of common stock in
    exchange for employee
    services...................     132,010        13          --       --          470,627            --               --
  Issuance of common stock in
    conjunction with
    acquisition of TravCorps
    Corporation................   8,817,961       882          --       --       32,101,518            --               --
                                 ----------    ------    --------     ----     ------------     ---------       ----------
  Net loss.....................          --        --          --       --               --            --         (341,465)
                                 ----------    ------    --------     ----     ------------     ---------       ----------
Balance at December 31, 1999...  22,445,014     2,245     760,284       76      119,080,880            --         (341,465)
  Net income...................          --        --          --       --               --            --        4,598,196
                                 ----------    ------    --------     ----     ------------     ---------       ----------
Balance at December 31, 2000...  22,445,014     2,245     760,284       76      119,080,880            --        4,256,731
                                 ==========    ======    ========     ====     ============     =========       ==========


                                     TOTAL
                                 STOCKHOLDERS'
                                    EQUITY
                                 -------------
Balance at July 29, 1999 (date
  of incorporation)............  $ 79,590,123
  Issuance of common stock in
    conjunction with issuance
    of long-term debt..........     6,920,038
  Issuance of common stock in
    exchange for employee
    services...................       470,640
  Issuance of common stock in
    conjunction with
    acquisition of TravCorps
    Corporation................    32,102,400
                                 ------------
  Net loss.....................      (341,465)
                                 ------------
Balance at December 31, 1999...   118,741,736
  Net income...................     4,598,196
                                 ------------
Balance at December 31, 2000...   123,339,932
                                 ============

                            See accompanying notes.

                              CROSS COUNTRY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                PERIOD FROM
                                                              JULY 30, 1999 TO    YEAR ENDED
                                                                DECEMBER 31,     DECEMBER 31,
                                                                    1999             2000
                                                              ----------------   ------------
OPERATING ACTIVITIES
Net (loss) income...........................................    $    (341,465)   $  4,598,196
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
  Amortization..............................................        4,421,577      13,701,384
  Depreciation..............................................          154,590       1,323,397
  Bad debt expense..........................................          511,341         432,973
Cumulative interest due at maturity.........................        1,537,000       3,839,000
Estimated loss on disposal of discontinued operations.......               --         453,832
Changes in operating assets and liabilities:
  Accounts receivable.......................................       (1,874,246)    (15,096,581)
  Prepaid rent, deposits, and other current assets..........       (3,381,084)     (1,385,374)
  Accounts payable and accrued expenses.....................        1,793,712       2,679,076
  Net liabilities from discontinued operations..............          309,670        (228,503)
  Other current liabilities.................................        3,170,112          79,621
                                                                -------------    ------------
Net cash provided by operating activities...................        6,301,207      10,397,021
                                                                -------------    ------------
INVESTING ACTIVITIES
Acquisition of TravCorps, net cash acquired.................        1,787,434              --
Acquisition of covenant not to compete......................         (250,000)             --
Issuance of common stock....................................           10,000              --
Acquisition of E-Staff, Inc.................................               --      (1,500,000)
Acquisition of Heritage Professional Education, LLC.........               --      (6,200,000)
(Increase) decrease in other assets.........................               --          (6,205)
Increase in other liabilities...............................               --       1,196,875
Purchase of property and equipment..........................         (167,170)     (1,992,109)
Increase in software development costs......................               --      (1,082,595)
                                                                -------------    ------------
Net cash provided by (used in) investing activities.........        1,380,264      (9,584,034))
                                                                -------------    ------------
FINANCING ACTIVITIES
Debt issuance costs.........................................          494,535              --
Repayment of debt...........................................     (148,305,305)    (65,258,097)
Proceeds from issuance of debt..............................      144,700,000      59,617,233
                                                                -------------    ------------
Net cash (used in) provided by financing activities.........       (3,110,770)     (5,640,864)
                                                                -------------    ------------
Change in cash..............................................        4,570,701      (4,827,877)
Cash at beginning of period.................................          257,176       4,827,877
                                                                -------------    ------------
Cash at end of period.......................................    $   4,827,877    $         --
                                                                =============    ============
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Issuance of common stock in connection with issuance of
  debt......................................................    $   6,920,038    $         --
Issuance of common stock with TravCorps acquisition.........    $  32,102,400    $         --
Issuance of common stock in exchange for employee
  services..................................................    $     470,640    $         --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...............................................    $   3,005,467    $ 10,711,873
Income taxes paid...........................................    $     437,873    $    221,467

                            See accompanying notes.

                              CROSS COUNTRY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 2000

1. ORGANIZATION AND BASIS OF PRESENTATION

    On July 29, 1999, Cross Country Staffing, Inc. (CCS), a Delaware corporation, was established through an acquisition of certain assets and liabilities of Cross Country Staffing (the Partnership), a Delaware general partnership. The acquisition included certain identifiable intangible assets primarily related to proprietary databases and contracts. The Partnership was engaged in the business of providing nurses and other allied health personnel to health care providers primarily on a contract basis. CCS recorded the assets and certain assumed liabilities, as defined in the asset purchase agreement, at fair market value. The purchase price of approximately $189,000,000 exceeded the fair market value of the assets less the assumed liabilities by approximately $167,537,000, of which $20,890,000 was allocated to certain identifiable intangible assets ($8,900,000--trademark, $8,440,000--databases, $1,040,000--workforce, and $2,510,000--hospital relations), and $250,000 relating to a covenant not to compete. The remaining $146,397,000 was allocated to goodwill.

    On December 16, 1999, CCS entered into a Plan of Merger with TravCorps Corporation (TravCorps). TravCorps and its wholly-owned subsidiary, Cejka & Company (Cejka) provide flexible staffing, search, consulting and related outsourced services to health care providers throughout the United States. Pursuant to the Plan of Merger on December 16, 1999, all outstanding shares of TravCorps' common stock were exchanged for common stock in CCS and TravCorps became a wholly-owned subsidiary of CCS. The fair value of the shares of common stock issued to the stockholders of TravCorps, as determined by a valuation of the common stock as of December 16, 1999, was $32,102,000. The purchase price exceeded the fair value of the net tangible assets acquired by approximately $66,575,000, of which $10,240,000 was allocated to certain identifiable intangible assets ($5,800,000--trademark, $2,910,000--databases, $630,000--workforce, and $900,000--hospital relations). The remaining $56,335,000 was allocated to goodwill. The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the results of TravCorps from the acquisition date.

    Effective October 1, 2000, TravCorps changed its name to TVCM, Inc. (TVCM).

    Effective October 10, 2000, CCS changed its name to Cross Country TravCorps, Inc. (CCT). Subsequent to December 31, 2000, CCT changed its name to Cross Country, Inc. (the Company). The Company is primarily engaged in the business of providing temporary health care staffing services to acute and subacute care facilities nationwide.

    The consolidated financial statements include the accounts of the Company and its wholly-owned direct and indirect subsidiaries, TVCM (f/k/a TravCorps), Cejka, CC Staffing, Inc., E-Staff, Inc. (E-Staff), HospitalHub, Inc. (f/k/a Ashley One, Inc.) (HospitalHub), and Cross Country Seminars, Inc. (f/k/a CCS/Heritage Acquisition Corp.) (Cross Country Seminars). All material intercompany transactions and balances have been eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk as defined by Financial Accounting Standards Board (FASB) Statement No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, consist principally of accounts receivable. The Company's customers are health care providers and accounts receivable represent amounts due from these providers. The Company performs ongoing credit evaluations of its customers' financial conditions and, generally, does not require collateral. Overall, based on the large number of customers in differing geographic areas throughout the United States and its territories, the Company believes the concentration of credit risk is limited. As of December 31, 1999, approximately 8% of the outstanding accounts receivable were due from one customer and as of December 31, 2000, approximately 9% of the outstanding accounts receivable were due from four customers.

PREPAID RENT AND DEPOSITS

    The Company leases a number of apartments for its employees under short-term agreements (typically three to six months), which generally coincide with each employee's staffing contract. As a condition of these agreements, the Company places security deposits on the leased apartments. Prepaid rent and deposits relate to these short-term agreements.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which generally range from three to seven years. Leasehold improvements are depreciated over the lives of the related leases or the useful life of an individual lease, whichever is shorter.

    Certain software development costs are capitalized in accordance with the provisions of Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE and FASB Statement No. 86, ACCOUNTING FOR COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED. Such costs include charges for consulting services and costs for personnel associated with programming, coding, and testing such software. Amortization of capitalized software costs begins when the software is placed into service and is included in depreciation expense in the accompanying consolidated statements of operations. Software development costs are being amortized using the straight-line method over five years or revenue to projected revenue, if greater. Through December 31, 2001, the Company has not recognized any revenue from the sale of software.

RESERVES FOR CLAIMS

    Workers' compensation and health care benefits are provided under partially self-insured plans. The Company records its estimate of the ultimate cost of, and reserves for, workers' compensation and health care benefits based on actuarial computations using the loss history as well as industry statistics. Furthermore, in determining its reserves, the Company includes reserves for estimated claims incurred but not reported.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The ultimate cost of workers' compensation and health care benefits will depend on actual costs incurred to settle the claims and may differ from the amounts reserved by the Company for those claims. Accruals for workers' compensation claims and health care benefits are included in accrued employee compensation and benefits in the consolidated balance sheets.

GOODWILL AND INTANGIBLE ASSETS

    Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill is being amortized using the straight-line method over its estimated useful life ranging from 5 to 25 years. Other identifiable intangible assets, net, consist of database (approximately $10,550,000 and $8,259,000), workforce (approximately $1,593,000 and $1,315,000) and hospital relations (approximately $3,338,000 and $3,110,000) at December 31, 1999 and December 31, 2000, respectively. Identifiable intangible assets are being amortized using the straight-line method over their estimated useful lives ranging from 4.5 to 25 years. In accordance with FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company periodically reviews goodwill to determine if any impairment exists based upon projected, undiscounted net cash flows of the Company. Recoverability of intangible assets is measured by comparison of the carrying amount of the asset to net future cash flows expected to be generated from the asset. Identifiable intangible assets not covered by FASB Statement
No. 121 and goodwill not identified with assets that are subject to an impairment loss are evaluated in accordance with Accounting Principles Board
(APB) Opinion No. 17, INTANGIBLE ASSETS. At December 31, 1999 and December 31, 2000 the Company believes that no impairment of goodwill or identifiable intangible assets exists.

DEBT ISSUANCE COSTS

    Deferred costs related to the issuance of debt are being amortized on a straight-line basis, which approximates the effective interest method, over the six-year term of the debt. Debt issuance costs of approximately $11,222,000, less accumulated amortization of approximately $746,000 and $2,617,000 at December 31, 1999 and December 31, 2000, respectively, are recorded in the consolidated balance sheets.

REVENUE RECOGNITION

    Revenue from services consists primarily of temporary staffing revenues. Revenue is recognized when services are rendered. Accordingly, accounts receivable includes an accrual for employees' time worked but not yet invoiced. At December 31, 1999 and December 31, 2000, the amounts accrued are approximately $5,526,000 and $14,970,000, respectively.

    Revenues on permanent and temporary placements are recognized when services provided are substantially completed. The Company does not, in the ordinary course of business, give refunds. If a candidate leaves a permanent placement within a short period of time I.E., one month, it is customary for us to seek a replacement at no additional cost. Allowances are established as considered necessary to estimate significant losses due to placed candidates not remaining employed for the Company's

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) guarantee period. During 2000, 1999 and 1998, such replacements and refunds were not material and, accordingly, related allowances were not recorded.

STOCK-BASED COMPENSATION

    The Company, from time to time, grants stock options for a fixed number of common shares to employees. The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and accordingly, recognizes no compensation expense for the stock option grants when the exercise price of the options equals, or is greater than, the market value of the underlying stock on the date of grant. Accordingly, the Company did not recognize any compensation cost during the period from July 30, 1999 to December 31, 1999 or the year ended December 31, 2000 for stock based employee compensation awards.

ADVERTISING

    The Company's advertising expense consists primarily of print media, online advertising and promotional material. Advertising costs are expensed as incurred and were approximately $404,000 for the period from July 30, 1999 to December 31, 1999 and $2,450,000 for the year ended December 31, 2000.

DERIVATIVE FINANCIAL INSTRUMENTS

    The Company is exposed to market risks arising from changes in interest rates. To protect against such risks, the Company has one derivative financial instrument, an interest rate swap agreement, which is more fully disclosed in
Note 13, INTEREST RATE SWAP.

COMPREHENSIVE INCOME

    The Company has adopted FASB Statement No. 130, COMPREHENSIVE INCOME, which requires that an enterprise: (a) classify items of other comprehensive income by their nature in the financial statements; and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There are no other components of comprehensive income or loss other than the Company's consolidated net (loss) income for the period from July 30, 1999 to December 31, 1999 and the year ended December 31, 2000.

    During 1998, the FASB issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which was effective beginning January 1, 2001. FASB Statement No. 133 requires companies to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument,

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. As the Company's derivative instrument is designated and qualifies as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change.

    The Company implemented the provisions of FASB Statement No. 133 on January 1, 2001. The implementation of FASB Statement No. 133 resulted in a reduction in consolidated stockholders' equity of approximately $910,000 as of January 1, 2001.

INCOME TAXES

    The Company accounts for income taxes under FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION. SAB No. 101 provides interpretive guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company believes that its current revenue recognition policies comply with SAB No. 101.

    In July 2001, the FASB issued Statement No. 141, BUSINESS COMBINATIONS and Statement No. 142, INTANGIBLE ASSETS. FASB Statement No. 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated before July 1, 2001. FASB Statement No. 142 further clarifies the criteria to recognize intangible assets separately from goodwill and promulgates that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. These standards will apply to the Company beginning January 1, 2002 for existing intangible assets and July 1, 2001 for business combinations completed after June 30, 2001.

RECLASSIFICATIONS


    Certain amounts in the 1999 consolidated financial statements have been reclassified to conform to the 2000 presentation.


3. ACQUISITIONS

    Effective July 31, 2000, the Company acquired substantially all of the assets of E-Staff, a Pennsylvania corporation, for $1,500,000. E-Staff is a development-stage company creating an Internet, subscription-based communication, scheduling, credentialing and training service business. The acquisition met the accounting criteria of a purchase and, accordingly, the accompanying consolidated

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

3. ACQUISITIONS (CONTINUED)
financial statements include the results of E-Staff from the acquisition date. The consideration for this acquisition included $1,500,000 in cash. In addition, the asset purchase agreement provides for potential earnout payments of up to $3,250,000 to the seller based on the profits of E-Staff over a three-year period ending July 31, 2003. This contingent consideration is not related to the seller's employment. Upon payment, the earnouts will be allocated to goodwill as additional purchase price and amortized over the remaining life of the asset. The excess of the aggregate purchase price over the fair market value of the assets acquired of approximately $927,000 was allocated to goodwill and is being amortized over five years.

    Effective December 26, 2000, Cross Country Seminars acquired substantially all of the assets of Heritage Professional Education, LLC (Heritage), a Tennessee limited liability company. Heritage provides continuing professional education courses to medical and healthcare personnel through seminars and study programs servicing the healthcare industry. The acquisition met the accounting criteria of a purchase and, accordingly, the accompanying consolidated financial statements include the results of Heritage from the acquisition date. The consideration for this acquisition included $6,200,000 in cash and a post-closing adjustment of approximately $300,000, to be paid 90 days from the closing date. In addition, the asset purchase agreement provides for potential earnout payments of approximately $6,500,000 based on adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) (as defined in the asset purchase agreement) of Heritage over a three-year period ending
December 31, 2003. This contingent consideration is not related to the seller's employment. Upon payment, the earnouts will be allocated to goodwill as additional purchase price and amortized over the remaining life of the asset. The excess of the aggregate purchase price over the fair market value of the assets acquired of approximately $6,482,000 was allocated to goodwill and is being amortized over 25 years.

    On December 15, 2000, the Company entered into a stock purchase agreement to acquire substantially all of the outstanding stock of two subsidiaries that comprise ClinForce Inc., a Delaware corporation that provides temporary staffing and permanent placement of clinical trials support services personnel. The acquisition was consummated on March 16, 2001 and met the accounting criteria of a purchase. The transaction was primarily funded through the issuance of additional debt. The purchase price of approximately $31,000,000 exceeded the fair value of assets acquired less liabilities assumed by approximately $27,788,000 of which $3,400,000 was allocated to certain identifiable intangible assets ($2,100,000--trademark, $890,000--workforce, $410,000--hospital relations). The remaining $24,388,000 was allocated to goodwill and is being amortized over 25 years. The purchase price was subject to a post-closing adjustment based on changes in the net working capital of the acquired companies between October 31, 2000 and March 16, 2001. During the quarter ended
September 30, 2001, the post closing adjustment of approximately $1.4 million was calculated and allocated to goodwill as additional purchase price.

    In May 2001, Cejka acquired substantially all of the assets of Gill/Balsano Consulting, L.L.C. (Gill/ Balsano), a Delaware limited liability company. Gill/Balsano provides management consulting services to the healthcare industry. The acquisition met the accounting criteria of a purchase, and, accordingly, the accompanying consolidated financial statements include the results of Gill/Balsano from the acquisition date. The consideration for this acquisition was $1,831,000 in cash. In addition, the asset purchase agreement provides for potential earnout payments of approximately $1,995,000 based on

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

3. ACQUISITIONS (CONTINUED)
adjusted EBITDA (as defined in the asset purchase agreement) of Gill/Balsano over a three-year period ending March 31, 2004. This contingent consideration is not related to the seller's employment. Upon payment, the earnouts will be allocated to goodwill as additional purchase price and amortized over the remaining life of the asset. The excess of the aggregate purchase price over the fair market value of the assets acquired of approximately $1,674,000 was allocated to goodwill and is being amortized over 25 years.

    The following unaudited pro forma summary presents the consolidated results of operations as if the Company's acquisitions had occurred as of the beginning of each period presented, after giving effect to certain adjustments, including amortization of goodwill and other specifically identifiable intangibles, interest expense incurred on additional borrowings and related income tax effects. E-staff's results of operations have been excluded from the pro forma financial information as amounts are considered immaterial to the Company. The pro forma financial information does not purport to be indicative of the results of operations that would have occurred had the transactions taken place at the beginning of the periods presented or of future results of operations.

                                                             PERIOD FROM
                                                            JULY 30, 1999     YEAR ENDED
                                                           TO DECEMBER 31,   DECEMBER 31,
                                                                1999             2000
                                                           ---------------   ------------
Revenue from services....................................    $151,847,118    $407,732,700
Net (loss) income........................................    $ (3,133,254)   $  4,611,097
Net (loss) income per common share--basic and diluted....    $      (0.20)   $       0.20

4. PROPERTY AND EQUIPMENT

    At December 31, 1999 and December 31, 2000, property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1999          2000
                                                             -----------   -----------
Computer equipment.........................................  $ 4,601,677   $ 4,830,242
Computer software..........................................      875,672     3,900,076
Office equipment...........................................      548,190       760,527
Furniture and fixtures.....................................      736,551       833,786
Leasehold improvements.....................................      684,023       868,630
                                                             -----------   -----------
                                                               7,446,113    11,193,261
Less accumulated depreciation and amortization.............   (3,470,984)   (5,024,756)
                                                             -----------   -----------
                                                             $ 3,975,129   $ 6,168,505
                                                             ===========   ===========

    At December 31, 2000, computer software includes approximately $1,481,000 of software development costs capitalized in accordance with the provisions of FASB Statement No. 86.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

5. ACCRUED COMPENSATION AND BENEFITS

    At December 31, 1999 and December 31, 2000 accrued employee compensation and benefits consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1999          2000
                                                             -----------   -----------
Salaries...................................................  $ 5,660,772   $ 6,903,347
Bonuses....................................................    5,686,305     6,858,620
Accrual for workers' compensation claims...................    1,896,543     2,095,720
Accrual for health care benefits...........................      372,000     1,295,632
Accrual for vacation.......................................      203,220       277,485
                                                             -----------   -----------
                                                             $13,818,840   $17,430,804
                                                             ===========   ===========

6. LONG-TERM DEBT AND NOTE PAYABLE

    At December 31, 1999 and December 31, 2000, long-term debt consists of the following:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           2000
                                                              ------------   ------------
Term Loan, interest at 9.46% at December 31, 1999 and 9.52%,
  9.50%, and 9.41% for $65,000,000, $45,000,000 and
  $4,880,000, respectively at December 31, 2000.............  $120,000,000   $114,880,000
Revolving Loan Facility, interest at 9.46% and 10.50% for
  $5,400,000 and $3,000,000, respectively, at December 31,
  1999 and 11.25% and 9.40% for $1,250,000 and $6,200,000,
  respectively at December 31, 2000.........................     8,400,000      7,450,000
Subordinated Pay-In-Kind Notes, interest at 12%.............    30,619,000     34,458,000
                                                              ------------   ------------
                                                               159,019,000    156,788,000
Less current portion........................................    (5,120,000)   (12,400,000)
                                                              ------------   ------------
                                                              $153,899,000   $144,388,000
                                                              ============   ============

    On July 29, 1999, the Company entered into a $105 million senior secured credit facility consisting of a $75,000,000 term loan and a $30,000,000 revolving loan facility. The term loan and the revolving loan facility bear interest based on either an alternate base rate plus a margin of 2.00% and 1.75% at December 31, 1999 and December 31, 2000 respectively, or LIBOR plus a margin of 3.00% and 2.75% at December 31, 1999 and December 31, 2000 respectively, (each as defined in the senior secured credit facility). During fiscal year 2000, the Company met certain covenants which provided for the above reduction in interest rates. On December 16, 1999, the senior credit facility was increased to $120 million. The Company has pledged all of the assets of the Company as collateral for the senior credit facility.

    In March 2001, the senior credit facility was amended to increase the term loan facility to $144,900,000. The Company is required to pay a quarterly commitment fee at a rate of 0.50% per year on unused commitments under the revolving loan facility.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

6. LONG-TERM DEBT AND NOTE PAYABLE (CONTINUED)
    The senior credit facility allows for the issuance of letters of credit in an aggregate face amount at any time outstanding not in excess of $4,000,000 and $5,000,000 at December 31, 1999 and December 31, 2000, respectively. Additionally, swingline loans, as defined in the senior credit facility, not to exceed an aggregate principal amount at any time outstanding of $7,000,000 are available under the senior credit facility.

    The senior credit facility requires that the Company meet certain covenants, including the maintenance of certain debt and interest expense ratios, capital expenditure limits, and the maintenance of a minimum level of EBITDA (as defined in the senior credit facility). The senior credit facility also limits the Company's ability to declare and pay cash dividends on its common stock.

    On July 29, 1999, the Company issued $30,000,000 in senior subordinated pay-in-kind notes to two financial institutions. The proceeds of the loan were used by the Company solely to finance the CCS acquisition and to pay fees and expenses incurred in connection therewith. The interest rate on the subordinated notes is 12% per annum, compounded quarterly. The pay-in-kind notes represent additional debt issued by the Company in lieu of cash payments for accrued interest. The maturity date is the earlier of six months after the final maturity of the term and revolving debt issuances (January 29, 2006) or change in control of the Company.

    In connection with the issuance of the subordinated debt, the Company issued 504,468 shares of its common stock to the financial institutions. Debt issuance costs of $6,920,000 relating to this transaction were recorded, which represented the fair market value of the shares at the time of issuance.

    The revolving loan facility matures on July 29, 2005. The aggregate scheduled maturities of the term notes, the subordinated notes and the revolving loan facility are as follows:

YEAR ENDED DECEMBER 31:
-----------------------
2001........................................................  $ 12,400,000
2002........................................................    20,160,000
2003........................................................    29,600,000
2004........................................................    34,720,000
2005........................................................    25,450,000
Thereafter..................................................    34,458,000
                                                              ------------
                                                              $156,788,000
                                                              ============

    On July 16, 2000, the Company entered into a note payable with a third party. The proceeds from the note payable were used to pay the Company's insurance premiums. Principal and interest are payable over an 11-month period at an interest rate of 7.10%. At December 31, 2000, the outstanding balance was $484,108.

7. EMPLOYEE BENEFIT PLANS

    The Company maintains a voluntary defined contribution 401(k) profit-sharing plan covering all eligible employees as defined in the plan documents. The plan provides for a discretionary matching contribution, which is equal to a percentage of each contributing participant's elective deferral, which the Company, at its sole discretion, determines from year to year. Contributions by the Company, net

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

7. EMPLOYEE BENEFIT PLANS (CONTINUED)
of forfeitures, under this plan amounted to approximately $487,000 for the period from July 30, 1999 to December 31, 1999, and $885,000 for the year ended December 31, 2000.

    TVCM employees were covered under a separate benefit plan for both 2000 and 1999. TVCM had a 401(k) defined contribution plan for eligible employees. Eligible employees made pretax savings contributions to the 401(k) Plan of up to 20% of their earnings to a certain statutory limit. TVCM matched employee contributions from 1% to 3% of compensation based on years of service. Contributions to the 401(k) Plan were approximately $630,000 for the year ended December 31, 2000. Effective fiscal 2001, TVCM employees participated in the Company's defined contribution 401(k) profit-sharing plan.

8. COMMITMENTS AND CONTINGENCIES

    The Company has entered into noncancelable operating lease agreements for the rental of space. Future minimum lease payments associated with these agreements are as follows:

YEAR ENDING DECEMBER 31:
------------------------
2001........................................................  $  894,000
2002........................................................     944,000
2003........................................................     965,000
2004........................................................     905,000
2005........................................................     919,000
Thereafter..................................................   1,557,000
                                                              ----------
                                                              $6,184,000
                                                              ==========

    Rent expense related to office facilities was approximately $308,000 for the period July 30, 1999 to December 31, 1999 and $1,527,000 for the year ended December 31, 2000.

    The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the outcome of these matters will not have a significant effect on the Company's consolidated financial position or results of operations.

9. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturity. The carrying amount of the revolving credit note and term loan approximates fair value because the interest rate is tied to a quoted variable index.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

10. INCOME TAXES

    The components of the income tax expense are as follows:

                                                           PERIOD FROM        YEAR ENDED
                                                         JULY 30, 1999 TO    DECEMBER 31,
                                                        DECEMBER 31, 1999        2000
                                                        ------------------   -------------
Current...............................................        $ 15,000         $5,407,103
Deferred..............................................         516,207           (164,055)
                                                              --------         ----------
                                                              $531,207         $5,243,048
                                                              ========         ==========

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1999          2000
                                                             -----------   -----------
Deferred tax assets:
  Accrued and prepaid expenses.............................  $ 1,038,863   $ 2,376,762
  Allowance for doubtful accounts..........................      347,492       841,844
  Net operating loss carryforward..........................       85,324            --
  Other....................................................      307,913       (78,084)
                                                             -----------   -----------
                                                               1,779,592     3,140,522
Deferred tax liabilities:
  Depreciation and amortization............................   (2,190,845)   (3,720,933)
  Identifiable intangibles.................................   (4,183,591)   (3,850,378)
                                                             -----------   -----------
                                                              (6,374,436)   (7,571,311)
                                                             -----------   -----------
Net deferred taxes.........................................  $(4,594,844)  $(4,430,789)
                                                             ===========   ===========

    FASB Statement No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some of or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance at December 31, 1999 and 2000 is not

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

10. INCOME TAXES (CONTINUED)
necessary. The reconciliation of income tax computed at the U. S. federal statutory rate to income tax expense is as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1999         2000
                                                              ---------   -----------
Tax at U. S. statutory rate.................................  $ 183,808   $ 4,685,061
State taxes, net of federal benefit.........................     18,706       468,908
Non-deductible goodwill.....................................     50,686     1,136,323
Non-deductible meals and entertainment......................    438,895        38,862
Benefit from discontinued operations........................   (140,710)   (1,486,976)
Other.......................................................    (20,178)      400,870
                                                              ---------   -----------
                                                              $ 531,207   $ 5,243,048
                                                              =========   ===========

    At December 31, 1999, the Company had available net operating loss carryforwards of approximately $207,000. There were no available net operating loss carryforwards at December 31, 2000.

11. STOCKHOLDERS' EQUITY

    Effective on December 10, 1999, the Company approved a 2.26066 for 1 stock split of its common stock. All common stock data in these consolidated financial statements have been adjusted to give retroactive effect to the stock split.

    Effective April 27, 2001, the 760,284 issued and outstanding shares of the Company's Class B common stock were converted to an equal number of shares of Class A common stock of the Company.

    Effective August 23, 2001, the Company approved a 5.80135 for 1 stock split of its common stock. All common stock data in these consolidated financial statements have been adjusted to give retroactive effect to the stock split.

STOCK OPTIONS

    On December 16, 1999, the Company's Board of Directors approved the 1999 Stock Option Plan and Equity Participation Plan (collectively, the Plans), which provide for the issuance of incentive stock options (ISOs) and non-qualified stock options to eligible employees for the purchase of up to 4,398,001 shares of Class A common stock. Non-qualified stock options may also be issued to consultants. Under the Plans, the exercise price of options granted must equal or exceed the fair market value of the Company's common stock on the date of grant, and the exercise price of ISOs granted may not be less than 110% of such fair market value with respect to any options granted to a participant who owns 10% or more of the Company's outstanding common stock. Options granted during 1999 and 2000 under the 1999 Stock Option Plan generally vest ratably over 4 years. Options granted during 1999 and 2000 under the Equity Participation Plan vest 25% on the first anniversary of the date of grant and then vest 12.5% every 6 months thereafter. All options expire on the tenth (or, in the case of a 10% shareholder, the fifth) anniversary of the date of grant.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

11. STOCKHOLDERS' EQUITY (CONTINUED)
    Information regarding the Company's stock option activity is summarized below:

                                                                             WEIGHTED AVERAGE
                                               STOCK OPTION                   EXERCISE PRICE
                                                 ACTIVITY     OPTION PRICE      PER SHARE
                                               ------------   ------------   ----------------
Options outstanding at July 29, 1999.........           --    $        --         $   --
  Granted....................................    3,465,817     7.75-23.25          11.87
Options outstanding at December 31, 1999.....    3,465,817     7.75-23.25          11.87
  Granted....................................      173,450    10.13-32.35          15.64
  Canceled...................................     (518,015)    7.75-23.25          12.80
Options outstanding at December 31, 2000.....    3,121,252     7.75-32.35          11.93

    There were no exercisable options at December 31, 1999. The number of options exercisable at December 31, 2000 was 832,936. The weighted-average grant-date fair value of options granted during 1999 and 2000 was $4.05 per share, and $5.56 per share, respectively.

                                                    OPTIONS        REMAINING         OPTIONS
EXERCISE PRICE                                    OUTSTANDING   CONTRACTUAL LIFE   EXERCISABLE
--------------                                    -----------   ----------------   -----------
$ 7.75..........................................   1,327,033          9.00           348,817
 10.13..........................................      43,352          9.50                --
 10.78..........................................      39,596          9.75                --
 11.62..........................................     664,932          9.00           198,613
 15.19..........................................      11,724          9.50                --
 15.50..........................................     664,932          9.00           198,613
 16.17..........................................      25,404          9.75                --
 19.37..........................................     145,453          9.00            43,447
 20.26..........................................      11,724          9.50                --
 21.56..........................................      25,404          9.75                --
 23.25..........................................     145,452          9.00            43,446
 25.32..........................................       2,565          9.50                --
 26.96..........................................       5,557          9.75                --
 30.39..........................................       2,567          9.50                --
 32.35..........................................       5,557          9.75                --

    Had compensation cost for stock options granted during 1999 and 2000, been measured under the fair value based method prescribed by FASB Statement
No. 123, ACCOUNTING FOR STOCK-BASED

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

11. STOCKHOLDERS' EQUITY (CONTINUED)
COMPENSATION, the Company's consolidated net income (loss) would have changed to the pro forma amounts set forth below.

                                                            PERIOD FROM        YEAR ENDED
                                                          JULY 30, 1999 TO    DECEMBER 31,
                                                         DECEMBER 31, 1999        2000
                                                         ------------------   -------------
Pro forma net (loss) income............................      $(444,569)        $2,818,729
                                                             =========         ==========
Pro forma (loss) income per common share--basic and
  diluted:
  (Loss) income from continuing operations.............      $   (0.02)        $     0.21
  Discontinued operations..............................          (0.01)             (0.09)
                                                             ---------         ----------
  Net (loss) income....................................      $   (0.03)        $     0.12
                                                             =========         ==========

    The fair value of options granted used to compute pro forma net income
(loss) disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Dividend yield..............................................     0.00%      0.00%
Expected volatility.........................................    60.00      60.00
Risk-free interest rate.....................................     5.19       5.19
Expected life...............................................  6 years    6 years

    The effect of applying FASB Statement No. 123 for providing pro forma disclosures is not likely to be representative of the effect on reported net income in future years.

12. EARNINGS PER SHARE

    In accordance with the requirements of FASB Statement No. 128, EARNINGS PER SHARE, basic earnings per share is computed by dividing net income or loss by the weighted average number of shares outstanding and diluted earnings per share reflects the dilutive effects of stock options (as calculated utilizing the treasury stock method). Shares of common stock that are issuable upon the exercise of options have been excluded from the 1999 and 2000 per share calculations because their effect would have been anti-dilutive.

13. INTEREST RATE SWAP

    The Company's senior credit facility requires that the Company maintain an interest rate protection agreement to manage the impact of interest rate changes on the Company's variable rate obligations. Effective February 7, 2000, the Company entered into an interest rate swap agreement (the Agreement) with a financial institution. Interest rate swap agreements involve the exchange of floating interest rate payments for fixed interest rate payments over the life of the agreement without an exchange of the underlying notional amount. The Company entered into the Agreement to reduce the

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

13. INTEREST RATE SWAP (CONTINUED)
exposure to adverse fluctuations in floating interest rates on the underlying debt obligation as required by the senior credit facility and not for trading purposes.

    The interest rate swap matures on February 7, 2003 and has an underlying notional amount of $45,000,000. The floating interest rate to be paid to the Company is based on the three-month U.S. dollar London Interbank Offered Rate (LIBOR), which is reset quarterly, while the fixed interest rate, through December 31, 2000, to be paid by the Company is 6.625% if the three-month US dollar LIBOR is less than 7.25%, the three-month U.S. dollar LIBOR if LIBOR is greater than or equal to 7.25% but less than 8.5%, and 8.5% if the three-month U.S. dollar LIBOR is greater than or equal to 8.5% over the term of the Agreement. Effective January 1, 2001, the Agreement was amended to change the fixed rate to be paid by the Company to 6.705%. In addition, the maturity date of the Agreement was extended to February 28, 2003. Any differences paid or received under the terms of the Agreement are recognized as adjustments to interest expense over the life of the swap, thereby adjusting the effective interest rate on the underlying debt obligation.

    For the period from February 7, 2000 through December 31, 2000, the Company paid a fixed interest rate of 6.625% based on an underlying notional amount of $45,000,000. The floating interest rate paid by the financial institution to the Company approximated 6.7503%. The carrying value of the interest rate swap at December 31, 2000 was immaterial as to the net amount due from the financial institution. The fair value of the interest rate swap approximated a $910,000 net payable based on quoted market prices for similar instruments at December 31, 2000. The estimated fair value of the swap will fluctuate over time based on changes in floating interest rates; however, these fair value amounts should not be viewed in isolation but rather in relation to the overall reduction in the Company's exposure to adverse fluctuations in floating interest rates. The fair value of the interest rate swap transaction is not reflected in the consolidated financial statements at December 31, 2000 as it properly qualified for hedge accounting treatment under applicable accounting guidance. The Company recorded the fair value of the interest rate swap transaction at January 1, 2001 which resulted in a reduction in consolidated stockholders' equity of approximately $910,000.

    The Company has no plans to terminate the Agreement earlier than the maturity date. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the Agreement. The amount of such exposure is limited to the unpaid portion of amounts due to the Company, if any, pursuant to the Agreement. However, management believes that this exposure is mitigated by provisions in the Agreement that allow for the legal right of offset of any amounts due to the Company from the counter party with any amounts payable to the counterparty by the Company. As a result, management considers the risk of counter party default to be minimal. At December 31, 2000, the Company expects to reclassify approximately $423,000 of net losses on the derivative instrument from accumulated other comprehensive income to earnings during the next twelve months.

14. RELATED PARTY TRANSACTIONS

    In connection with the July 29, 1999 CCS acquisition, Charterhouse Equity Partners III, L.P. (Charterhouse), a majority shareholder of the Company, received approximately $2,835,000 in transaction fees. In connection with the TravCorps merger on December 16, 1999, Charterhouse received approximately $288,000 in transaction fees. These transaction fees were capitalized in accordance with the purchase method of accounting.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

15. DISCONTINUED OPERATIONS

    On December 20, 2000, the Company committed itself to a formal plan to dispose of its wholly-owned subsidiary, HospitalHub, through a sale or liquidation of the business segment. Pursuant to APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS-REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, the consolidated financial statements of the Company have been reclassified to reflect the discontinuance of HospitalHub. Accordingly, the revenue, costs and expenses, assets and liabilities of HospitalHub have been segregated and reported as discontinued operations in the accompanying consolidated balance sheets and statements of operations. The divestiture was completed in the second quarter of 2001.

16. SEGMENT INFORMATION

    The Company has two reportable operating segments: healthcare staffing and other human capital management services. The healthcare staffing operating segment includes travel staffing, clinical research and trials staffing and per diem staffing and it reflects management's approach to operating the business. This segment provides temporary staffing services of healthcare professionals primarily to hospitals, laboratories, and pharmaceutical and biotechnology companies. The other human capital management services segment includes the combined results of our education and training, healthcare consulting services, physician search and resource management services.

    The Company's management evaluates performance of each segment primarily based on revenues and contribution income (which is defined as earnings before interest, taxes, depreciation, amortization and corporate expenses not specifically identified to a reported segment (EBITDA)). The Company's management does not evaluate, manage or measure performance of segments using asset information, accordingly, asset information by segment is not prepared or disclosed. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see note 1). The information in the following table is derived directly from the segments' internal financial reporting used for corporate management purposes. Certain corporate expenses are not allocated to and/or among the operating segments.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000

16. SEGMENT INFORMATION (CONTINUED)
    Information on operating segments and a reconciliation to income before income taxes, discontinued operation for the periods indicated are as follows:


                                                                 PERIOD FROM
                                                               JULY 30, 1999 TO        YEAR ENDED
                                                              DECEMBER 31, 1999    DECEMBER 31, 2000
                                                              ------------------   ------------------
Revenue from unaffiliated customers:
  Healthcare staffing.......................................     $85,594,847          $350,856,054
  Other human capital management services...................       2,132,372            16,833,848
                                                                 -----------          ------------
                                                                 $87,727,219          $367,689,902
                                                                 ===========          ============
Contribution (expense) income:
  Healthcare staffing.......................................     $15,517,594          $ 61,936,676
  Other human capital management services...................         (94,852)            1,239,612
Unallocated corporate overhead..............................       5,500,107            18,041,169
                                                                 -----------          ------------
EBITDA......................................................     $ 9,922,635          $ 45,135,119
                                                                 ===========          ============
Interest expense, net.......................................     $ 4,821,302          $ 15,435,236
Depreciation and amortization...............................       4,576,167            15,024,781
Nonrecurring indirect transaction costs.....................                             1,289,217
Other expenses..............................................
                                                                 -----------          ------------
Income before income taxes and discontinued operations......     $   525,166          $ 13,385,885
                                                                 ===========          ============


    Contribution income is computed by the Company as operating income, less unallocated corporate overhead. Contribution income is not a measure of financial performance under generally accepted accounting principles and is only used by management when assessing segment performance.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Cross Country Staffing (a Partnership):

    In our opinion, the accompanying balance sheets and the related statements of income and partners' capital and of cash flows present fairly, in all material respects, the financial position of Cross Country Staffing (a Partnership) at July 29, 1999 and December 31, 1998, and the results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 1 to the financial statments, Cross Country Staffing's assets were sold on July 29, 1999. The amounts included in the financial statements pursuant to the Management Incentive Compensation Plan give no effect to the additional amount payable as determined by the change in control transaction as further discussed in Note 5 to the financial statements.

                                              /s/ PricewaterhouseCoopers LLP
                                              Fort Lauderdale, Florida
November 5, 1999, except for Note 8 as to which the date is December 16, 1999

                             CROSS COUNTRY STAFFING

                                 BALANCE SHEETS

                                                               JULY 29,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------   --------------
                                          ASSETS
Current assets:
    Cash....................................................  $        --    $       110
    Accounts receivable, less allowance for doubtful
      accounts (1999-$1,158,039; 1998-$1,327,983)...........   31,494,858     28,794,335
    Other current assets....................................    3,255,994      2,886,333
                                                              -----------    -----------
      Total current assets..................................   34,750,852     31,680,778
Fixed assets, net of accumulated depreciation
  (1999-$842,971; 1998-$630,848)............................    1,208,713      1,219,319
Goodwill, net of accumulated amortization (1999-$7,261,467;
  1998-$6,809,880)..........................................    8,365,716      8,817,303
Other assets................................................      138,852        183,817
                                                              -----------    -----------
Total assets................................................  $44,464,133    $41,901,217
                                                              ===========    ===========

                            LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
    Short-term debt.........................................  $ 7,874,004    $ 3,533,039
    Accounts payable........................................    2,329,396      3,446,433
    Accrued employee compensation and benefits..............    7,256,162      5,515,526
    Accrued distribution payable............................           --      5,645,354
    Accrued interest payable................................       19,443         23,926
    Accrued management incentive compensation...............    6,940,000             --
    Other current liabilities...............................      579,473        645,612
                                                              -----------    -----------
      Total current liabilities.............................   24,998,478     18,809,890

Debt........................................................           --      4,800,000
Accrued management incentive compensation plan..............           --      4,840,000
                                                              -----------    -----------
Total liabilities...........................................   24,998,478     28,449,890

Commitments and contingencies (Note 7)

Partners' capital...........................................   19,465,655     13,451,327
                                                              -----------    -----------
Total liabilities and partners' capital.....................  $44,464,133    $41,901,217
                                                              ===========    ===========

   The accompaying notes are an integral part of these financial statements.

                             CROSS COUNTRY STAFFING

                   STATEMENTS OF INCOME AND PARTNERS' CAPITAL

                                                           PERIOD ENDED       PERIOD ENDED
                                                             JULY 29,         DECEMBER 31,
                                                               1999               1998
                                                         ----------------   -----------------
Revenue................................................    $106,046,826       $158,591,804
                                                           ------------       ------------
Operating expenses:
  Compensation and benefits............................      80,186,753        121,950,872
  Selling, general and administrative expenses.........      10,587,604         16,377,419
  Management incentive compensation plan...............       2,100,000          2,693,001
  Bad debt expense.....................................         156,772            721,510
  Depreciation.........................................         212,123            264,026
  Amortization.........................................         496,551            859,159
                                                           ------------       ------------
      Total operating expenses.........................      93,739,803        142,865,987
                                                           ------------       ------------

Operating income.......................................      12,307,023         15,725,817

Other income (expense):
  Interest income......................................          62,026             48,423
  Interest expense.....................................        (292,642)          (897,606)
  Other................................................        (189,858)          (183,435)
                                                           ------------       ------------
Net income.............................................      11,886,549         14,693,199

Partners' capital at beginning of year.................      13,451,327          7,122,155
Distributions to partners..............................      (5,872,221)        (8,364,027)
                                                           ------------       ------------
Partners' capital at end of period.....................    $ 19,465,655       $ 13,451,327
                                                           ============       ============
Pro Forma net income data
  Net income as reported...............................    $ 11,886,549       $ 14,693,199
  Pro Forma adjustment for income taxes................      (5,824,409)        (7,199,668)
                                                           ------------       ------------
  Pro Forma net income.................................    $  6,062,140       $  7,493,531
                                                           ============       ============

   The accompanying notes are an integral part of these financial statements.

                             CROSS COUNTRY STAFFING

                            STATEMENTS OF CASH FLOWS

                                                              JULY 29, 1999   DECEMBER 31, 1998
                                                              -------------   -----------------
Cash flows from operating activities:
  Net income................................................  $ 11,886,549      $ 14,693,199
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................       708,674         1,123,185
    Provision for management incentive compensation plan....     2,100,000         2,693,001
  Changes in operating assets and liabilities:
    Increase in net accounts receivable.....................    (2,700,523)       (5,690,790)
    Increase in other current assets........................      (369,661)         (507,668)
    Decrease in other assets................................            --           230,000
    (Decrease) increase in accounts payable.................    (1,117,037)        1,202,369
    Increase in accrued employee compensation and
      benefits..............................................     1,740,636           792,962
    Decrease in accrued interest payable....................        (4,483)          (57,534)
    Decrease in other current liabilities...................       (66,139)          (44,409)
                                                              ------------      ------------

      Net cash provided by operating activities.............    12,178,016        14,434,315
                                                              ------------      ------------
Cash flows from investing activities:
      Net purchases of equipment............................      (201,516)         (976,672)
                                                              ------------      ------------

      Net cash used in investing activities.................      (201,516)         (976,672)
                                                              ------------      ------------
Cash flows from financing activities:
      Net repayment of debt.................................      (459,035)      (10,366,961)

      Distributions to partners.............................   (11,517,575)       (3,091,365)
                                                              ------------      ------------

      Net cash used in financing activities.................   (11,976,610)      (13,458,326)
                                                              ------------      ------------

      Net decrease in cash..................................          (110)             (683)
Cash at beginning of year...................................           110               793
                                                              ------------      ------------

Cash at end of year.........................................  $         --      $        110
                                                              ============      ============

Supplemental disclosure of cash flow information:
  Amounts paid during the period for interest...............  $    293,857      $    955,140
                                                              ============      ============

   The accompanying notes are an integral part of these financial statements.

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

1. ORGANIZATION AND BASIS OF PRESENTATION

    On July 1, 1996, Cross Country Staffing (CCS or the Partnership), a Delaware general partnership, was established through a Joint Venture Agreement (Agreement) between CCHP, Inc. (CCHP) and MRA Staffing Systems, Inc. (MRA), with ownership percentages of 64% and 36%, respectively. CCHP is a 94% owned subsidiary of W. R. Grace & Co.-Conn., a Connecticut corporation (Grace). Prior to the transaction on July 28, 1999 described below, MRA was a wholly owned subsidiary of Nestor Healthcare Group plc (Nestor), a public company registered in the U.K.

    CCHP and MRA (the Partners) were each engaged in the business of providing nurses and other allied health personnel primarily on a contract basis. The Partnership recorded the assets and assumed the liabilities, as defined in the Agreement, of its Partners. Assets and liabilities contributed by the Partners to the joint venture were recorded at predecessor basis. In addition to the recorded assets and liabilities, the Partners contributed the value of their businesses, which included certain unrecorded intangible assets primarily related to proprietary databases and contracts.

    On July 28, 1999, Grace purchased Nestor's ownership interest in MRA. On July 29, 1999, the assets of CCS were sold (the "Sale") to Cross Country Staffing, Inc. (the "Buyer"), an unrelated entity and affiliate of Charterhouse Group International, Inc. The amounts included in these Financial Statements give no effect to the Sale, including the repayment of outstanding bank debt and liquidation of the Management Incentive Compensation Plan liability. See Notes 4 and 5 for further detail.

    CCS is engaged in the business of providing staffing and placement of healthcare and other professionals throughout the United States and its territories.

2. ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

FIXED ASSETS

    Fixed assets include office furniture, business machines and leasehold improvements which are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets of five years.

RESERVES FOR CLAIMS

    Workers' compensation and health care benefits are provided under partially self-insured plans. CCS records its estimate of the ultimate cost of, and reserves for, workers' compensation and health care benefits based on actuarial computations using its loss history as well as industry statistics. Furthermore, in determining its reserves, CCS includes reserves for estimated claims incurred but not reported.

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

2. ACCOUNTING POLICIES (CONTINUED)
    The ultimate cost of workers' compensation and health care benefits will depend on actual costs incurred in settling the claims and may differ from the amounts reserved by CCS for those claims. Accruals for workers' compensation claims and health care benefits are included in accrued employee compensation and benefits in the Balance Sheet.

GOODWILL

    Goodwill contributed by one of the Partners at inception is amortized using the straight-line method over its estimated useful life of 14 years (approximately 11 years remaining at July 29, 1999). CCS assesses the recoverability of goodwill whenever adverse events or changes in circumstance or business climate indicate that expected future undiscounted cash flows are not sufficient to support the carrying value. At July 29, 1999 and December 31, 1998 the Partnership believes that no impairment of goodwill exists.

DEFERRED DEBT ISSUE COSTS

    Deferred costs related to the issuance of debt are amortized on a straight-line basis over the five year term of the debt. At July 29, 1999 and December 31, 1998 costs of $389,000 less accumulated amortization of $250,148 and $205,183, respectively, are recorded as other assets in the Balance Sheet.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    At July 29, 1999 and December 31, 1998 the recorded value of cash, trade receivables and debt approximated their fair value, based on the maturities of these instruments and the terms of the individual debt agreements.

REVENUE RECOGNITION

    Revenue is recognized when the service is performed. Accordingly, accounts receivable includes an accrual for employees' time worked but not yet invoiced. At July 29, 1999 and December 31, 1998 the amounts accrued are $7,176,798 and $4,835,971.

CONCENTRATIONS OF CREDIT RISK

    CCS's clients are principally health care providers and accounts receivable represent amounts due from these providers. CCS performs ongoing credit evaluations of its clients' financial condition and does not require collateral. Overall, based on the large number of clients in differing geographic areas throughout the United States and its territories, CCS believes the concentration of credit risk is limited.

INCOME TAXES

    CCS is not subject to federal taxation at the Partnership level as income is taxed directly to the Partners. Accordingly, a provision for income taxes has not been included in the financial statements.

    The General Partnership Agreement (Partnership Agreement) provides for quarterly distributions to the Partners based on the Partnership's estimated taxable income for the year. Generally, it has been the practice of the Partnership to make such distributions based on actual tax liabilities of the

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

2. ACCOUNTING POLICIES (CONTINUED)
individual Partners. Currently, distributions are made at the request of the Partners up to the quarterly distribution amount provided for in the Partnership Agreement. A distribution payable was recorded to equalize the distributions based on the respective Partners' ownership percentages.

RECLASSIFICATIONS

    Certain amounts in prior year financial statements and related notes have been reclassified to conform to current year's presentation.

3. OTHER BALANCE SHEET ITEMS

    At July 29 and December 31, other current assets are composed of the following:

                                                       JULY 29,    DECEMBER 31,
                                                         1999          1998
                                                      ----------   ------------
Prepaid rent on employees' apartments...............  $1,907,276    $1,538,636
Deposits on employees' apartments, net of allowance
  (1999-$299,246; 1998-$236,756)....................   1,025,308       866,354
Other...............................................     323,410       481,343
                                                      ----------    ----------
                                                      $3,255,994    $2,886,333
                                                      ==========    ==========

    CCS leases a number of apartments for its employees under short-term agreements (typically three to six months) which generally coincide with each employee's staffing contract. As a condition of those agreements, CCS places security deposits on the leased apartments. Prepaid rent and deposits relate to these short-term agreements.

    At July 29 and December 31, accrued employee compensation and benefits is composed of the following:

                                                       JULY 29,    DECEMBER 31,
                                                         1999          1998
                                                      ----------   ------------
Salaries............................................  $2,984,990    $1,947,117
Bonus...............................................   2,152,918     2,070,759
Accrual for workers' compensation claims............   1,596,170     1,148,849
Accrual for health care benefits....................     345,500       206,033
Accrual for vacation................................     176,584       142,768
                                                      ----------    ----------
                                                      $7,256,162    $5,515,526
                                                      ==========    ==========

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

4. DEBT

    On July 30, 1999, CCS repaid all of its long-term debt, which consists of the Term Note and Revolving Loan Facility. Accordingly, they have been classified as short-term at July 29, 1999. At July 29 and December 31, short-term debt is composed of the following:

                                                       JULY 29,    DECEMBER 31,
                                                         1999          1998
                                                      ----------   ------------
Current maturities of long-term debt................  $7,850,000    $3,500,000
Note payable........................................      24,004        33,039
                                                      ----------    ----------
                                                      $7,874,004    $3,533,039
                                                      ==========    ==========

    At July 29 and December 31, long-term debt is composed of the following:

                                                      JULY 29,     DECEMBER 31,
                                                        1999           1998
                                                     -----------   ------------
Term Loan, interest at the Eurodollar rate plus
  0.325%, or the greater of the prime or Federal
  Funds effective rate plus 0.5% (5.535% and
  5.955%, at July 29, 1999 and December 31, 1998,
  respectively)....................................  $ 3,800,000   $ 3,500,000

Revolving Loan Facility, interest at the Eurodollar
  rate plus 0.325%, or the greater of the prime or
  Federal Funds effective rate plus 0.5% (8.0% and
  5.955%, at July 29, 1999 and December 31,1998,
  respectively)....................................    4,050,000     4,800,000
                                                     -----------   -----------

                                                       7,850,000     8,300,000

                                                      (7,850,000)   (3,500,000)
                                                     -----------   -----------

                                                     $        --   $ 4,800,000
                                                     ===========   ===========

    Grace acts as guarantor of the Term Note and Revolving Loan Facility and, as such, is paid a monthly fee based on the average outstanding balance. For the periods ended July 29, 1999 and December 31, 1998 this fee was 0.025% per month. For the periods ended July 29, 1999 and December 31, 1998 total fees in relation to this guarantee were $13,398 and $47,663, respectively. Of these total fees, which are recorded as interest expense, $9,229 and $18,243 were recorded as accrued interest payable at July 29, 1999 and December 31, 1998, respectively.

5. MANAGEMENT INCENTIVE COMPENSATION PLAN

    The CCS Management Incentive Compensation Plan (the Plan) is a performance-based compensation plan for key personnel of the Partnership. The Plan authorizes the award of percentage interests in an incentive pool based on the achievement of certain performance objectives. The percentage interests vest over a period of either three or five years or, in the case of a Liquidity Event as defined in the Plan, vesting occurs immediately.

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

5. MANAGEMENT INCENTIVE COMPENSATION PLAN (CONTINUED)
    The Plan also authorized an immediate percentage award to certain key executives based on Partnership equity value at inception, as defined by the Plan. Incremental increases in the amount of this award may occur based on increases in the value of the Partnership equity. The amount charged to income for the award and the incremental increase in equity value was $319,000 and $409,000 for the periods ended July 29, 1999 and December 31, 1998, respectively.

    In accordance with the terms of the Plan, cash payments are made at the earlier of occurrence of a Liquidity Event or July 1, 2001. The occurrence of a Liquidity Event also provides for a revised award computation. The Sale of CCS assets on July 29, 1999 constituted a Liquidity Event and as such, a liquidation cash payment was triggered. Grace used a portion of the Sale proceeds for such liquidation payment totaling approximately $20,200,000.

6. PARTNERS' CAPITAL (DEFICIT)

    Partners' capital accounts are as follows:

                                                           CCHP           MRA           TOTAL
                                                       ------------   ------------   -----------
December 31, 1997....................................  $(12,234,662)  $ 19,356,817   $ 7,122,155
1998 distributions paid and payable..................    (5,352,977)    (3,011,050)   (8,364,027)
1998 net income......................................     9,403,647      5,289,552    14,693,199
                                                       ------------   ------------   -----------
December 31, 1998....................................    (8,183,992)    21,635,319    13,451,327
1999 distributions...................................    (3,757,272)    (2,114,949)   (5,872,221)
1999 net income......................................     7,607,391      4,279,158    11,886,549
                                                       ------------   ------------   -----------
July 29, 1999........................................  $ (4,333,873)  $ 23,799,528   $19,465,655
                                                       ============   ============   ===========

    At December 31, 1998, accrued distributions payable of $5,645,354 relate to CCHP.

7. COMMITMENTS AND CONTINGENCIES

    CCS is involved in a dispute with the Internal Revenue Service (IRS) with respect to the IRS Examination of the 1993-1995 treatment of per diem plan allowances for meals and incidental expenses paid to CCHP health care personnel who were performing temporary services while away from home. Under the terms of the Sale, Grace has assumed ongoing responsibility for any settlement or related litigation liability.

    In connection with the Partnership's partially self-insured workers' compensation plan, the Partnership has outstanding at July 29, 1999 a $943,594 standby letter of credit in order to guarantee the payment of workers' compensation claims to the Partnership's insurance carrier.

    CCS entered into an agreement to lease office space for the next 10 years beginning in February 1998. In accordance with the Sale, CCS assigned the office lease agreement to the Buyer.

    Rent expense related to office facilities for the periods ended July 29, 1999 and December 31, 1998 was approximately $250,000 and $269,000, respectively.

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    CCS is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the outcome of these matters will not have a significant effect on the Partnership's financial position or results of operations.

8. SUBSEQUENT EVENTS

    As referred to in Note 1, the assets of CCS were sold to Cross Country Staffing, Inc. on July 29, 1999.

    On November 12, 1999 Cross Country Staffing, Inc. and TravCorps announced their intention to merge operations. The combined company will be owned by an affiliate of Charterhouse Group International, Inc., certain investment funds managed by Morgan Stanley Private Equity and management. The transaction was consummated on December 16, 1999.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of TravCorps Corporation and Subsidiary:

We have audited the accompanying consolidated balance sheet of TravCorps Corporation and subsidiary (the "Company") as of December 15, 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the period from December 27, 1998 to December 15, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements for the year ended
December 26, 1998 were audited by other auditors whose report, dated March 12, 1999, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TravCorps Corporation and subsidiary as of December 15, 1999, and the results of their operations and their cash flows for the period from December 27, 1998 to December 15, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 10, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of TravCorps Corporation and Subsidiary:

We have audited the accompanying consolidated balance sheet of TravCorps Corporation and Subsidiary as of December 26, 1998, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of December 26, 1998, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 12, 1999

                      TRAVCORPS CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 15, 1999 AND DECEMBER 26, 1998

                                     ASSETS

                                                                 1999          1998
                                                              -----------   -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 3,594,666   $ 1,852,578
  Accounts receivable, less allowance for doubtful accounts
    of $657,000 and $397,000 in 1999 and 1998,
    respectively............................................   17,386,009    15,309,000
  Prepaid rent..............................................      488,008       862,968
  Prepaid expenses and other................................      215,396       784,979
  Deferred income taxes.....................................    1,355,300       579,600
                                                              -----------   -----------
      Total current assets..................................   23,039,379    19,389,125
                                                              -----------   -----------

PROPERTY AND EQUIPMENT:
  Computer and software equipment...........................    6,331,352     4,777,795
  Office equipment..........................................      239,719       225,244
  Furniture and fixtures....................................      373,762       371,457
  Leasehold improvements....................................      340,142       131,166
                                                              -----------   -----------
      Total property and equipment..........................    7,284,975     5,505,662

  Less accumulated depreciation and amortization............   (2,801,089)   (1,628,152)
                                                              -----------   -----------
      Property and equipment--net...........................    4,483,886     3,877,510
                                                              -----------   -----------

DEPOSITS....................................................      470,665       627,043
                                                              -----------   -----------

DEFERRED FINANCING COSTS--NET...............................    3,327,326        19,556
GOODWILL--NET...............................................   11,181,605    11,732,578

TOTAL.......................................................  $42,502,861   $35,645,812
                                                              ===========   ===========

                See notes to consolidated financial statements.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 15, 1999 AND DECEMBER 26, 1998

                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

                                                                 1999          1998
                                                              -----------   -----------
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 2,826,601   $ 2,956,273
  Accrued expenses..........................................    2,127,221     2,660,644
  Accrued payroll and withholdings..........................    1,933,697     2,262,534
  Accrued incentive compensation............................    2,670,960     2,321,544
  Current maturities of long-term obligations...............       36,273       163,742
                                                              -----------   -----------
      Total current liabilities.............................    9,594,752    10,364,737
                                                              -----------   -----------

DEFERRED INCOME TAXES.......................................    1,235,538       929,800
                                                              -----------   -----------

LONG-TERM OBLIGATIONS.......................................   45,000,000    12,675,649
                                                              -----------   -----------

STOCKHOLDERS' (DEFICIT) EQUITY:
  Convertible preferred stock, $.01 par value per
    share--1,020,000 shares authorized, issued and
    outstanding (liquidation preference $0 and $3,804,750 in
    1999 and 1998, respectively)............................           --     2,869,229
  Common stock, $.01 par value per share--1,774,385 shares
    authorized; 2,984,171 shares and 614,011 shares issued
    in 1999 and 1998, respectively; 2,984,171 shares and
    476,291 shares outstanding in 1999 and 1998,
    respectively............................................       29,842         6,139
  Treasury stock............................................  (73,576,703)       (1,377)
  Additional paid-in capital................................   54,110,662       667,183
  Retained earnings.........................................    6,108,770     8,134,452
                                                              -----------   -----------
      Total stockholders' (deficit) equity..................  (13,327,429)   11,675,626
                                                              -----------   -----------

TOTAL.......................................................  $42,502,861   $35,645,812
                                                              ===========   ===========

                See notes to consolidated financial statements.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

                                                                  1999          1998
                                                              ------------   -----------
REVENUES....................................................  $112,795,230   $99,604,430
                                                              ------------   -----------
DIRECT COSTS AND EXPENSES:
  Professional salaries and wages...........................    58,137,810    50,660,556
  Other professional expenses...............................    15,972,698    17,475,730
                                                              ------------   -----------
    Total direct costs and expenses.........................    74,110,508    68,136,286
                                                              ------------   -----------
GROSS PROFIT................................................    38,684,722    31,468,144
                                                              ------------   -----------
OPERATING EXPENSES:
  Selling, general and administrative expenses (includes
    nonrecurring transaction costs of $4,556,904 in 1999)...    35,431,054    21,282,325
  Depreciation and amortization.............................     1,886,017     1,225,676
                                                              ------------   -----------
    Total operating expenses................................    37,317,071    22,508,001
                                                              ------------   -----------
INCOME FROM OPERATIONS......................................     1,367,651     8,960,143
INTEREST EXPENSE............................................     2,790,948       880,992
                                                              ------------   -----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES.............    (1,423,297)    8,079,151
PROVISION FOR INCOME TAXES..................................       580,134     3,349,400
                                                              ------------   -----------
NET (LOSS) INCOME...........................................  $ (2,003,431)  $ 4,729,751
                                                              ============   ===========

                See notes to consolidated financial statements.

                      TRAVCORPS CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

                                               CONVERTIBLE
                                             PREFERRED STOCK            COMMON STOCK                       ADDITIONAL
                                         -----------------------   ----------------------     TREASURY       PAID-IN      RETAINED
                                           SHARES       AMOUNT      SHARES       AMOUNT        STOCK         CAPITAL      EARNINGS
                                         ----------   ----------   ---------   ----------   ------------   -----------   ----------
BALANCE, DECEMBER 27, 1997.............   1,020,000   $2,779,979     527,674   $    5,276   $     (1,377)  $       181   $3,493,951

  Stock options exercised..............          --           --      16,337          163             --         2,702           --
  Accretion of preferred stock
    dividends..........................          --       89,250          --           --             --            --      (89,250)
  Purchase of treasury stock...........          --           --          --           --       (190,000)           --           --
  Issuance of stock in connection with
    acquisition........................          --           --      70,000          700        190,000       664,300           --
  Net income...........................          --           --          --           --             --            --    4,729,751
                                         ----------   ----------   ---------   ----------   ------------   -----------   ----------

BALANCE, DECEMBER 26, 1998.............   1,020,000    2,869,229     614,011        6,139         (1,377)      667,183    8,134,452

  Stock options exercised..............          --           --     305,470        3,056             --     2,023,590           --
  Accretion of preferred stock
    dividends..........................          --       22,251          --           --             --            --      (22,251)
  Conversion of preferred stock........  (1,020,000)  (2,550,000)  1,020,000       10,200             --     2,539,800           --
  Distribution of preferred stock
    dividends..........................          --     (341,480)         --           --             --    (2,550,000)          --
  Purchase of treasury stock...........          --           --          --           --    (73,575,326)           --           --
  Issuance of common stock.............          --           --   1,044,690       10,447             --    51,430,089           --
  Net income (loss)....................          --           --          --           --             --            --   (2,003,431)
                                         ----------   ----------   ---------   ----------   ------------   -----------   ----------
BALANCE, DECEMBER 15, 1999.............          --   $       --   2,984,171   $   29,842   $(73,576,703)  $54,110,662   $6,108,770
                                         ==========   ==========   =========   ==========   ============   ===========   ==========


                                            TOTAL
                                         ------------
BALANCE, DECEMBER 27, 1997.............  $  6,278,010
  Stock options exercised..............         2,865
  Accretion of preferred stock
    dividends..........................            --
  Purchase of treasury stock...........      (190,000)
  Issuance of stock in connection with
    acquisition........................       855,000
  Net income...........................     4,729,751
                                         ------------
BALANCE, DECEMBER 26, 1998.............    11,675,626
  Stock options exercised..............     2,026,646
  Accretion of preferred stock
    dividends..........................            --
  Conversion of preferred stock........            --
  Distribution of preferred stock
    dividends..........................    (2,891,480)
  Purchase of treasury stock...........   (73,575,326)
  Issuance of common stock.............    51,440,536
  Net income (loss)....................    (2,003,431)
                                         ------------
BALANCE, DECEMBER 15, 1999.............  $(13,327,429)
                                         ============

                See notes to consolidated financial statements.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

                                                                  1999           1998
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (2,003,431)  $  4,729,751
  Adjustments to reconcile net (loss) income to cash (used
    in) provided by operating activities:
    Depreciation............................................     1,108,346        781,569
    Amortization............................................       739,073        444,107
    Increase (decrease) in cash from changes in:
      Accounts receivable...................................    (2,077,009)    (1,814,191)
      Income tax receivable.................................    (1,817,733)            --
      Prepaid rent..........................................       374,959        (48,326)
      Prepaid expenses and other............................       569,582        (77,956)
      Other assets..........................................            --         (2,202)
      Deferred income taxes.................................      (469,962)       424,300
      Accounts payable and accrued expenses.................      (653,337)     1,534,809
      Accrued payroll withholdings and incentive
        compensation........................................        20,578      1,051,983
                                                              ------------   ------------
        Cash provided by (used in) operating activities.....    (4,208,934)     7,023,844
                                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Cejka, net of cash acquired................            --    (11,970,454)
  Purchase of property and equipment........................    (1,779,340)    (1,888,705)
  Increase in deposits......................................       156,378       (133,495)
                                                              ------------   ------------
        Cash used in investing activities...................    (1,622,962)   (13,992,654)
                                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................    53,136,887          2,865
  Redemption of preferred stock.............................    (2,569,927)            --
  Repurchase of common stock................................   (73,576,312)      (190,000)
  Net borrowings under revolving credit agreement...........    32,335,500      8,184,500
  Deferred financing charges................................    (1,613,546)            --
  Principal payments on capital leases......................            --       (227,445)
  Principal payments on other long-term obligations.........      (138,618)       (17,936)
                                                              ------------   ------------
        Cash provided by financing activities...............     7,573,984      7,751,984
                                                              ------------   ------------
INCREASE IN CASH AND CASH EQUIVALENTS.......................     1,742,088        783,174
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     1,852,578      1,069,404
                                                              ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  3,594,666   $  1,852,578
                                                              ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION--
  Cash paid during the year for:
    Interest................................................  $  2,857,017   $  1,028,270
                                                              ============   ============
    Income taxes............................................  $  3,011,490   $  2,271,687
                                                              ============   ============
SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS -
  Stock issued in connection with the Cejka acquisition.....  $         --   $    855,000
                                                              ============   ============

                See notes to consolidated financial statements.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

1. NATURE OF BUSINESS

    TravCorps Corporation ("TravCorps") and its wholly-owned subsidiary, Cejka & Company ("Cejka") (collectively, the "Company") provide flexible staffing, search, consulting and related outsourced services to health care providers throughout the United States. The Company's fiscal year typically ends on the last Saturday in December.

    On December 16, 1999, the Company merged with Cross Country Staffing, Inc. ("CCS") (see Note 9). These financial statements are presented on a going concern basis and do not reflect any effects on the financial statements resulting from the merger with CCS.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION--The Company recognizes revenue from temporary staffing services as services are rendered based on hours worked by the assigned health care professionals. Retainer fees earned for search and related outsourced services are recognized over the contract term. Placement revenues are recognized upon successful completion of the search assignment. Consulting revenues are recognized as services are rendered.

    Revenues on permanent and temporary placements are recognized when services provided are substantially completed. The Company does not, in the ordinary course of business, make refunds. If a candidate leaves a permanent placement within a short period of time (i.e., one month) it is customary for us to seek a replacement at no additional cost. Allowances are established as considered necessary to estimate significant losses due to placed candidates not remaining employed for the Company's guarantee period. During 2000, 1999 and 1998, such replacements and refunds were not material and, accordingly, related allowances were not recorded.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of TravCorps Corporation and subsidiary. Upon consolidation, all material intercompany accounts and transactions are eliminated.

    CASH AND CASH EQUIVALENTS--The Company considers all investments in highly liquid debt instruments with maturities of less than three months at the date of purchase to be cash and cash equivalents.

    USE OF ESTIMATES--The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates included in the consolidated financial statements include allowances for uncollectible accounts and certain accrued expenses. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives (three to seven years) of the related assets. This caption also includes capitalized costs associated with the development of internal-use software (see below). Such costs include charges for consulting services and costs for personnel associated with programming, coding and testing such software. These costs are not depreciated until the related software is placed into service.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING FOR COMPUTER SOFTWARE COSTS--In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP)
No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP No. 98-1 delineated the types of costs that may be capitalized in connection with the development and installation of internal-use software. The Company historically has had accounting policies that are consistent with those specified in SOP No. 98-1. Accordingly, its implementation did not have a material impact on the consolidated financial statements.

    IMPAIRMENT OF LONG-LIVED ASSETS--Long-lived assets to be held and used are reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value, less cost to sell.

    GOODWILL--The excess of the purchase price of acquired companies over the fair value of net identifiable assets ("goodwill") at the date of acquisition are amortized on a straight-line basis over their estimated lives of twenty or twenty-five years. The Company periodically reviews goodwill to assess recoverability, based upon expectations of nondiscounted cash flows and operating income of the activities, that generated the goodwill balance. Impairments would be recognized in operating results if such expected cash flows were less than the carrying value of the related assets. No such impairments have been recorded through December 15, 1999.

    DEFERRED FINANCING COSTS--Deferred financing costs represent commitment fees and other costs incurred relating to the refinancing of the Company's revolving credit agreement and are being amortized over the life of the agreement.

    INCOME TAXES--Deferred income taxes are provided for differences in bases of the Company's assets and liabilities for book and tax purposes. Deferred income taxes are estimated using currently enacted tax rates.

    CONCENTRATION OF CREDIT RISK--The Company extends credit to its customers on an unsecured basis and requires no collateral. However, credit control policies are in place to control the Company's exposure to potential uncollectible receivables.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based awards to employees using the intrinsic-value method.

    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturity. The carrying amount of the long-term obligations approximates fair value because the interest rate is tied to a quoted variable index.

3. ACQUISITION

    On April 29, 1998, the Company acquired certain assets and assumed certain liabilities of Cejka, a company that provides permanent placement, consulting and related outsourced services for physicians and health care executives. The acquisition has been accounted for as a purchase and, accordingly, the results of Cejka are included in these consolidated financial statements from the date of acquisition.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

3. ACQUISITION (CONTINUED)
The purchase and related acquisition costs aggregated $12,826,000 and were funded with the borrowing of $11,821,000 under the Company's revolving credit agreement and the issuance of 90,000 shares of Class A common stock valued at $855,000.

    The consideration involved in the acquisition, after giving effect to liabilities assumed, has been allocated to the assets acquired based on their respective fair values as follows:

Assets:
  Cash and cash equivalents.................................  $       300
  Accounts receivable.......................................    1,785,969
  Prepaid rent..............................................       28,229
  Deposits..................................................       11,396
  Property and equipment....................................      379,047
  Goodwill..................................................   11,560,000
                                                              -----------
Assets acquired.............................................   13,764,941
Less assumed liabilities....................................      939,187
                                                              -----------
Total consideration.........................................  $12,825,754
                                                              ===========

4. LONG-TERM OBLIGATIONS

    Long-term obligations at December 15, 1999 and December 26, 1998 consist of the following:

                                                        1999          1998
                                                     -----------   -----------
Revolving Credit Agreement.........................  $45,000,000   $12,664,500
Capital lease obligations..........................       36,273       174,891
                                                     -----------   -----------
Total..............................................   45,036,273    12,839,391
Less current portion...............................       36,273       163,742
                                                     -----------   -----------
Total long-term obligations........................  $45,000,000   $12,675,649
                                                     ===========   ===========

    CREDIT AGREEMENT--At December 15, 1999, the Company has a revolving credit agreement with Chase Bank (the "Revolving Credit Agreement"), which provides for a term loan of $45 million, revolving loans of up to $10,000,000 and swingline loans up to $1,000,000, including letters of credit of up to $2,500,000, maturing May 14, 2005. Revolving loans under the Revolving Credit Agreement can be ABR loans or Eurodollar loans. Swingline loans must be ABR loans. Eurodollar rate loans must have a minimum principal balance of $1,000,000 and must be in integral multiples of $250,000. ABR Revolving loans must have a minimum principal balance of $250,000 and must be in integral multiples of $50,000. Swingline loans must have a minimum principal balance of $250,000 and must be in integral multiples of $50,000. Amounts outstanding under the term loan at December 15, 1999 totaled $45 million and are scheduled to be repaid with interest at 9.40% in quarterly installments of $250,000 from December 25, 1999 through March 2004 and $10,125,000 through May 2005. There were no Revolving or Swingline loans outstanding at December 15, 1999.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

4. LONG-TERM OBLIGATIONS (CONTINUED)
    ABR loans carry interest at the greatest of a) the Prime Rate, b) the Base CD Rate plus 1%, or c) the Federal Funds Effective Rate plus 1/2of 1%. Eurodollar loans carry interest at the LIBOR Rate for the interest period multiplied by b) the Statutory Reserve Rate. The interest on any ABR or Eurodollar loan is payable quarterly. The interest on any Swingline loan is payable on the principal due date.

    Letters of credit amounting to $404,099 and $399,508 at December 15, 1999 and December 26, 1998, respectively, had been issued pursuant to the Company's workers' compensation insurance program.

    The Agreement contains, among other things, restrictions on further indebtedness, asset sales, capital expenditures, payment of dividends, changes in the capital structure and changes in the ownership of the Company. The Agreement also has covenants which require the Company to maintain a minimum level of tangible net worth, achieve minimum levels of earnings before interest, taxes, depreciation and amortization, and achieve certain financial ratios, all as defined in the Agreement.

    At December 26, 1998, the Company had a revolving credit agreement with Fleet Bank NA that carried terms similar to the Chase Bank agreement. The Fleet agreement did not include a term loan. The Fleet Bank agreement was terminated and replaced with the Chase Bank agreement in connection with the leveraged recapitalization discussed in Note 7.

    CAPITAL LEASE OBLIGATIONS--The Company leases equipment under capital leases. The leases bear interest at rates ranging from 8.0% to 9.0% and expire in 2000. The Company intends to exercise its options to purchase the equipment.

5. COMMITMENTS AND CONTINGENCIES

    OPERATING ACTIVITIES--The Company has entered into various operating leases for temporary housing of its professional medical personnel, with terms of up to twelve months. The Company also leases office space for its corporate activities. Future lease payments for office space pursuant to the leases total $736,088, $440,050, $449,188, $441,166 and $0 for the years ending
December 2000, 2001, 2002, 2003 and 2004, respectively. Total lease expense was approximately $12,132,185 and $10,024,495 for the period December 27, 1998 to December 15, 1999 and the year ended December 26, 1998, respectively.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

6. INCOME TAXES

    The components of the provision for income taxes for the for the period December 26, 1998 to December 15, 1999 and the year ended December 26, 1998 are as follows:

                                                          1999         1998
                                                       ----------   ----------
Current:
  Federal............................................  $  831,600   $2,141,800
  State..............................................     189,200      783,300
                                                       ----------   ----------
                                                        1,020,800    2,925,100
                                                       ----------   ----------

Deferred:
  Federal............................................    (363,000)     310,700
  State..............................................     (77,700)     113,600
                                                       ----------   ----------
                                                         (440,700)     424,300
                                                       ----------   ----------
Total................................................  $  580,100   $3,349,400
                                                       ==========   ==========

    The components of the deferred tax assets and liabilities at December 15, 1999 and December 26, 1998 are as follows:

                                                          1999         1998
                                                       ----------   ----------
Deferred tax assets--current:
  Accrued incentive compensation.....................  $  971,700   $  704,550
  Accrued liabilities................................     223,900      337,650
  Other..............................................     310,000      149,400
                                                       ----------   ----------
                                                        1,505,600    1,191,600

Deferred tax liabilities--current--prepaid
  expenses...........................................    (150,300)    (612,000)
                                                       ----------   ----------
Net deferred tax assets--current.....................  $1,355,300   $  579,600
                                                       ==========   ==========

Deferred tax liabilities--noncurrent--depreciation...  $1,235,538   $  929,800
                                                       ==========   ==========

    Difference between the provision for income taxes and income taxes computed using the U.S. federal income tax rate are primarily due to state taxes and expenses not deductible for income tax purposes.

7. STOCKHOLDERS' EQUITY

    LEVERAGED RECAPITALIZATION--On May 14, 1999, in connection with a leveraged recapitalization transaction, the Company sold 1,044,690 of the Company's common shares to Morgan Stanley Dean Witter ("MSDW") and the Company redeemed 1,583,983 of its common shares. Immediately preceding the leveraged recapitalization, the Company's preferred shareholders converted 1,020,000 preferred shares into 1,020,000 common shares. The price for the redeemed shares was $76,869,925, which was paid in cash. After the transaction, MSDW owned 87.29% of the Company's outstanding common stock.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
    The redemption was funded with $45,200,000 of new bank borrowings (see
Note 4) and the proceeds from the sale of the common shares. These new borrowings and common share proceeds were also used to repay $11,081,000 of existing bank borrowings and to pay $4,036,000 of transaction expenses.

    For financial accounting purposes, the transaction is treated as a leveraged recapitalization, whereby the assets are not revalued and the excess purchase price of the redeemed shares over the net book value of the shares reduces the Company's equity.

    The characteristics of preferred and common stock of the Company prior to the recapitalization are described as follows:

    PREFERRED STOCK--During 1995, the Company issued 1,020,000 shares of convertible preferred stock at $2.50 per share. All (but not less than all) of the shares of convertible preferred stock were convertible at any time, at the option of the holders of the convertible preferred stock, into conversion units which consisted of one share of Class B common stock and one share of redeemable preferred stock for each share of convertible preferred stock tendered for conversion. In connection with the leveraged recapitalization described above, the holders of the convertible preferred stock elected to convert their preferred shares into Class B common shares only.

    The holders of convertible preferred stock were entitled to elect three representatives to the Board. On all other matters, the holders of convertible preferred stock were entitled to vote, as a single class with the common stockholders, as if their convertible preferred stock had been converted into an equivalent number of shares of common stock.

    The convertible preferred stock was entitled to cumulative dividends at the rate of 3.5% per year on the convertible base liquidation amount, as defined, of $2.50 per share. At December 15, 1999 and December 26, 1998, the cumulative preferred dividends in arrears totaled $0 and $319,229, respectively, as all cumulative preferred dividends were paid in connection with the leveraged recapitalization. No dividends could be paid to holders of common stock or Class B common stock until all cumulative preferred stock dividends were paid. Convertible preferred stock dividends became immediately payable upon the leveraged recapitalization.

    COMMON STOCK--Common stock and Class B common stock are identical, except that the holders of common stock and Class B common stock, each voting as separate classes, are entitled to each elect two representatives to the Board. The Class B common stock is convertible into an equivalent number of shares of common stock immediately prior to the closing of an Extraordinary Transaction as defined. The leveraged recapitalization qualified as an Extraordinary Transaction and, accordingly, the Class B common shares were converted into common shares.

    STOCK OPTIONS--The Company's 1995 Stock Option Plan (the "Plan") provides for the issuance of incentive stock options ("ISOs") and nonstatutory stock options ("NSOs") to officers, employees, directors, consultants and advisors for the purchase of up to 430,000 shares of common stock. The exercise price of ISOs may not be less than the fair market value of the Company's common stock on the date of grant and may not be less than 110% of such fair market value with respect to any ISOs granted to a participant who owns 10% or more of the Company's outstanding common stock. Options

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
vest in installments over periods of up to seven years. Options granted must be exercised within ten years.

    The Company applies the intrinsic value method to determine compensation cost associated with its plan. The Board has determined that the fair value of common stock approximates the exercise price at the time of the grant. Accordingly, no compensation costs have been recognized for its stock option plan. The difference between net (loss) income on a pro forma basis had compensation cost for the Company's plan been determined consistent with the fair value method described in SFAS No. 123, and reported net (loss) income is immaterial:

    The following is a summary of stock option activity under the Plan:

                                                                      WEIGHTED-
                                                                       AVERAGE
                                                                      EXERCISE
                                                                      PRICE PER
                                                            SHARES      SHARE
                                                           --------   ---------
Outstanding at December 27, 1997 (25,935 exercisable at a
  weighted-average price of $0.20).......................   216,673     $2.93
  Granted (weighted-average fair value of $3.27).........   149,509     11.81
  Forfeited..............................................   (12,310)     5.33
  Exercised..............................................   (16,337)     0.18
                                                           --------
Outstanding at December 26, 1998 (51,307 exercisable at a
  weighted-average price of $2.83).......................   337,535      6.91

Granted (weighted-average fair value of $25.00)..........    14,725     25.00
  Forfeited..............................................   (46,790)    13.98
  Exercised..............................................  (305,470)     6.26
                                                           --------
Outstanding at December 15, 1999.........................         0
                                                           ========

    The fair value of each option grant was estimated on the date of grant using an option pricing model with the following assumptions:

                                                               1999           1998
                                                             --------       --------
Risk-free interest rate....................................    4.75%          4.75%
Dividend yield.............................................    0.00%          0.00%
Expected life (years)......................................   10.00          10.00

    In connection with the merger with CCS (see Note 9), the options outstanding as of December 15, 1999 immediately vested and were exchanged for an equivalent number of shares in CCS.

    RESTRICTION ON DIVIDENDS--Pursuant to the terms of the Company's Revolving Credit Agreement in effect at December 26, 1998 (see Note 4), the Company was precluded from declaring or paying any dividends on any of its preferred or common stock and was prohibited from repurchasing any of its outstanding preferred and common stock, except that up to $190,000 of common stock could have been repurchased annually from employees whose employment had ceased.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

8. PROFIT-SHARING PLAN

    TravCorps has a 401(k) defined contribution benefit plan (the "401(k) Plan") for eligible employees. Eligible employees may make pretax savings contributions to the 401(k) Plan of up to 15% of their earnings to a certain statutory limit. TravCorps matches employee contributions up to 1% of compensation. TravCorps contributed $97,000 and $93,000 to the 401(k) Plan during the period from December 27, 1998 to December 15, 1999 and the year ended December 26, 1998, respectively, and made a discretionary profit sharing contribution of approximately $86,000 during the year ended December 26, 1998. Cejka has a separate 401(k) defined contribution benefit plan (the "Cejka plan") for eligible employees. Eligible employees may make pretax savings contributions to the Cejka plan of up to 10% of their earnings to a statutory limit. Cejka matches 50% of the employee contributions up to 6% of compensation. Cejka contributed approximately $145,000 and $250,000 to the Cejka plan and a discretionary profit-sharing plan during the period December 27, 1998 to December 15, 1999 and year ended December 26, 1998, respectively.

9. SUBSEQUENT EVENT--MERGER WITH CROSS COUNTRY STAFFING, INC.

    On December 16, 1999, the Company entered into a Plan of Merger with CCS, a company engaged in the business of providing temporary health care staffing services to acute and subacute care facilities nationwide. Pursuant to the Plan of Merger, all outstanding shares of the Company's common stock were exchanged for common stock in CCS. The fair value of the shares of CCS common stock issued to the stockholders of the Company, as determined by an independent valuation of the common stock in January 2000, was $32,102,000. In connection with the merger transaction, CCS assumed the Company's long-term obligation of $45,000,000. The merger was accounted for in the CCS consolidated financial statements as a purchase.

    Upon consummation of the merger, certain computer information systems used by the Company were replaced with CCS systems resulting in a write down of computer and software equipment approximately $1.2 million. In addition, unamortized deferred financing costs approximately $1.6 million were written off in connection with CCS's assumption of the Company's long-term obligation. These asset write downs were accounted for in the purchase accounting as part of the merger. Accordingly, the effects of these write downs are not reflected in the accompanying financial statements.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Cross Country, Inc.

    We have audited the accompanying consolidated statements of assets acquired and liabilities assumed of ClinForce, Inc. ("ClinForce") as of December 31, 2000 and 1999 and the related consolidated statement of operating revenues and expenses for each of the two years in the period ended December 31, 2000. These statements are the responsibility of ClinForce's management. Our responsibility is to express an opinion on the statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying consolidated statements of assets acquired and liabilities assumed and the related consolidated statements of operating revenues and expenses were prepared for inclusion in the Registration Statement on Form S-1 of Cross Country, Inc. for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 for the transaction between Cross Country, Inc. and ClinForce. The statements are not intended to be a complete presentation of the financial position of ClinForce.

    In our opinion, the statements referred to above present fairly, in all material respects, the consolidated assets acquired and liabilities assumed of ClinForce at December 31, 2000 and 1999, and the operating revenues and expenses for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST &YOUNG LLP

Raleigh, North Carolina

April 26, 2001

                                CLINFORCE, INC.

       CONSOLIDATED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

                                                                     DECEMBER 31
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
ASSETS ACQUIRED
Current assets:
  Cash......................................................  $        --   $   737,556
  Accounts receivable, less allowance for doubtful accounts
    of $103,645 in 2000 and $0 in 1999......................    4,943,894     3,367,818
  Prepaid expenses..........................................       25,201         4,290
  Current deferred tax asset................................      108,877            --
  Other current assets......................................        1,999        68,961
                                                              -----------   -----------
Total current assets........................................    5,079,971     4,178,625

Property and equipment, net of accumulated depreciation of
  $842,498 in 2000 and $707,356 in 1999.....................      404,402       435,979
Goodwill, net of accumulated amortization of $2,119,322 in
  2000 and $1,458,113 in 1999...............................   11,073,812    11,735,021
Other assets................................................       30,036        14,983
                                                              -----------   -----------
Total assets acquired.......................................  $16,588,221   $16,364,608
                                                              ===========   ===========

LIABILITIES ASSUMED
Current liabilities:
  Cash overdraft............................................  $   248,801   $        --
  Accounts payable..........................................       62,277         2,036
  Income taxes payable......................................    2,060,900       884,515
  Accrued employee compensation and benefits................    1,146,856       626,484
  Other current liabilities.................................        4,837        21,909
                                                              -----------   -----------
Total current liabilities...................................    3,523,671     1,534,944
                                                              -----------   -----------

Long-term deferred tax liability............................      354,998       195,435
                                                              -----------   -----------

Total liabilities assumed...................................  $ 3,878,669   $ 1,730,379
                                                              ===========   ===========

                            See accompanying notes.

                                CLINFORCE, INC.

           CONSOLIDATED STATEMENTS OF OPERATING REVENUES AND EXPENSES

                                                               YEAR ENDED DECEMBER 31
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Revenue from services.......................................  $28,895,276   $26,385,411
Operating expenses:
  Compensation and benefits.................................   20,128,675    19,066,580
  Selling, general and administrative expenses..............    4,765,833     3,906,762
  Bad debt expense..........................................      110,000            --
  Depreciation..............................................      135,141        94,199
  Amortization..............................................      659,657       659,657
                                                              -----------   -----------
Total operating expenses....................................   25,799,306    23,727,198
                                                              -----------   -----------
Income from operations......................................    3,095,970     2,658,213
Income tax expense..........................................    1,227,071     1,079,950
                                                              -----------   -----------
Income from operations after tax............................  $ 1,868,899   $ 1,578,263
                                                              ===========   ===========

                            See accompanying notes.

                                CLINFORCE, INC.

                        NOTES TO CONSOLIDATED STATEMENTS

                               DECEMBER 31, 2000

1. ORGANIZATION AND BASIS OF PRESENTATION

    ClinForce, Inc. ("ClinForce" or the "Company") is in the business of recruiting and placing temporary and permanent clinical research professionals. The Company was a subsidiary of Edgewater Technology, Inc. (f/k/a
Staffmark, Inc.), a publicly held company.

    ClinForce, Inc. was founded in 1991 as Clinical Trial Support Services. In 1997, the Company acquired ClinForce in Morristown, New Jersey. In August 1996, the Company merged with four other regional companies to form Staffmark, Inc. (n/k/a Edgewater Technology, Inc.). In October 1996, Staffmark became a publicly traded company. In March 1998, ClinForce acquired Temporary Tech in North Carolina. On April 1, 1999, the Company changed its name to ClinForce, Inc. During 2000, the Company opened facilities in Ft. Myers, Boston, Philadelphia, and Cincinnati.

    CFRC, Inc., a wholly-owned subsidiary of ClinForce, was established in fiscal year 1997. CFRC, Inc. was established primarily as an intellectual property company. The consolidated financial statements of ClinForce include the results of operations for CFRC, Inc.

    On December 15, 2000, the ClinForce entered into a stock purchase agreement to be acquired by Cross Country, Inc. for approximately $31,000,000. The transaction was consummated on March 16, 2001 and met the accounting criteria of a purchase. The purchase price is subject to a post-closing adjustment based on changes in the net working capital of the acquired companies between October 31, 2000 and March 16, 2001.

    The consolidated statements of assets acquired and liabilities assumed and related consolidated statements of operating revenues and expenses (the "statements") have been prepared solely to comply with the requirements of the Securities and Exchange Commission. These statements are not intended to be a complete presentation of the assets, liabilities, revenues and expenses of the Company because they do not include corporate allocated expenses that would have been incurred by the Company had it operated as a stand-alone business (see
Note 2).

USE OF ESTIMATES

    The preparation of the statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the statements and accompanying notes. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    These statements are not indicative of the financial condition or results of operations of this business going forward because of the change in the business and the omission of various administrative expenses.

REVENUE RECOGNITION

    Revenues consist primarily of billing for associates' time and permanent placement fees. Revenue is recognized upon completion of services.

    Revenues on permanent and temporary placements are recognized when services provided are substantially completed. The Company does not, in the ordinary course of business, make refunds. If a candidate leaves a permanent placement within a short period of time (i.e., one month) it is customary

                                CLINFORCE, INC.

                               DECEMBER 31, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for us to seek a replacement at no additional cost. Allowances are established as considered necessary to estimate significant losses due to placed candidates not remaining employed for the Company's guarantee period. During 2000 and 1999, such replacements and refunds were not material and, accordingly, related allowances were not recorded.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk as defined by Financial Accounting Standards Board (FASB) Statement No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, consist principally of accounts receivable. The Company's customers are clinical research organizations ("CROs") and accounts receivable represent amounts due from these CROs. The Company performs ongoing credit evaluations of its customers' financial conditions and, generally, does not require collateral. Overall, based on the large number of customers in differing geographic areas throughout the United States and its territories, the Company believes the concentration of credit risk is limited. As of December 31, 2000, approximately 48% of the outstanding accounts receivable were due from four customers. As of December 31, 1999, approximately 70% of the outstanding accounts receivable were due from four customers.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which generally range from three to seven years. Leasehold improvements are depreciated over the lives of the related leases or the useful life of an individual lease, whichever is shorter.

CORPORATE ALLOCATIONS

    Edgewater provided substantial services to the Company during 2000, Edgewater has traditionally charged the Company a management fee for tax planning services and information system services through corporate allocations which were generally based on a percent of sales. The amount of corporate allocations was dependent upon the total amount of anticipated allocable costs incurred by Edgewater less amounts charged as a specific cost or expense rather than by allocation. The amounts allocated for these services are not included in these statements because they are not necessarily indicative of amounts that would have been incurred by the Company had it operated on a stand-alone basis. Expenses relating to corporate advertising, accounting and legal services, officer salaries and other selling, general and administrative expenses were not allocated by Edgewater to ClinForce for internal financial statement purposes, and therefore, no amounts have been allocated for their services in the pro forma financial statements.

GOODWILL

    Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill associated with acquisitions in 1998 and 1997 is being amortized using the straight-line method over its estimated useful life of twenty years. In accordance with FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF,

                                CLINFORCE, INC.

                               DECEMBER 31, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets is measured by comparison of the carrying amount of the asset to net future cash flows expected to be generated from the asset. At December 31, 2000 and 1999, the Company believes that no impairment of goodwill exists.

ADVERTISING

    The Company's advertising expense consists primarily of print media, online advertising and promotional material. Advertising costs are expensed as incurred and were approximately $16,539 and $16,759 for the years ended December 31, 2000 and 1999, respectively.

INCOME TAXES

    The Company accounts for income taxes under FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. ClinForce has always been included in a consolidated return for United States federal tax reporting purposes. The income tax provision included in the statement of operating revenues and expenses was prepared as if the Company was a stand-alone entity.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturity.

COMPREHENSIVE INCOME

    The Company has adopted FASB Statement No.130, COMPREHENSIVE INCOME, which requires that an enterprise: (a) classify items of other comprehensive income by their nature in the financial statements; and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There are no other components of comprehensive income or loss other than the Company's consolidated net income and net loss for the years ended December 31, 2000 and 1999, respectively.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No.133, as amended, is required to be adopted in years beginning after June 15, 2000. The Company plans to adopt the new statement effective January 1, 2001. Because of the Company's minimal use of derivatives, management does not anticipate the adoption of the new Statement will have a significant affect on earnings or the consolidated financial position of the Company.

                                CLINFORCE, INC.

                               DECEMBER 31, 2000

3. PROPERTY AND EQUIPMENT

    At December 31, property and equipment consist of the following:

                                                          2000         1999
                                                       ----------   ----------
Computer equipment...................................  $  268,657   $  251,398
Computer software....................................     161,853      131,014
Office equipment.....................................     118,721      118,722
Furniture and fixtures...............................     558,968      556,770
Leasehold improvements...............................     138,701       85,431
                                                       ----------   ----------
                                                        1,246,900    1,143,335
Less accumulated depreciation........................    (842,498)    (707,356)
                                                       ----------   ----------
                                                       $  404,402   $  435,979
                                                       ==========   ==========

4. ACCRUED COMPENSATION AND BENEFITS

    At December 31, accrued employee compensation and benefits consist of the following:

                                                          2000         1999
                                                       ----------   ----------
Salaries.............................................  $  305,446   $  222,820
Bonuses..............................................     512,225      238,169
Accrual for payroll taxes............................     226,855       82,063
Accrual for vacation.................................     102,330       83,432
                                                       ----------   ----------
                                                       $1,146,856   $  626,484
                                                       ==========   ==========

5. COMMITMENTS AND CONTINGENCIES

    The Company has entered into non-cancelable operating lease agreements for the rental of space. Future minimum lease payments associated with these agreements are as follows:

                  YEAR ENDING DECEMBER 31:
                  ------------------------
       2001.................................................  $  412,214
       2002.................................................     363,176
       2003.................................................     365,844
       2004.................................................     294,378
       2005.................................................      35,352
       Thereafter...........................................      23,712
                                                              ----------
                                                              $1,494,676
                                                              ==========

    Rent expense related to office facilities was approximately $355,161 and $244,536 for the years ended December 31, 2000 and 1999, respectively.

    The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the outcome of these matters will not have a significant effect on the Company's consolidated financial position or results of operations.

                                CLINFORCE, INC.

                               DECEMBER 31, 2000

6. INCOME TAXES

    The Company has always been included in a consolidated return for United States federal tax reporting purposes. The income tax expense and deferred income taxes were calculated based on income from operations, and therefore are not necessarily indicative of amounts that would have been incurred by the Company had it operated as a stand-alone entity. These calculations were prepared as if the Company filed on a separate return basis. Deferred income taxes from years prior to 1999 have not been calculated.

    The components of the income tax expense (benefit) are as follows:

                                                          2000         1999
                                                       ----------   ----------
Current..............................................  $1,176,385   $  884,515
Deferred.............................................      50,686      195,435
                                                       ----------   ----------
                                                       $1,227,071   $1,079,950
                                                       ==========   ==========

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                             DECEMBER 31
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
Deferred tax assets:
Accrued expenses.....................................  $   67,953   $       --
Allowance for doubtful accounts......................      40,924           --
                                                       ----------   ----------
                                                          108,877           --
Deferred tax liabilities:
Goodwill amortization................................    (235,764)    (149,686)
Depreciation.........................................    (119,234)     (45,749)
                                                       ----------   ----------
Net deferred taxes...................................  $ (246,121)  $ (195,435)
                                                       ==========   ==========

    FASB Statement No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some of or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance at December 31, 2000 and 1999 is not necessary.

                                CLINFORCE, INC.

                               DECEMBER 31, 2000

6. INCOME TAXES (CONTINUED)
    The reconciliation of income tax computed at the U. S. federal statutory rate to income tax expense is as follows:

                                                             DECEMBER 31
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
Tax at U.S. statutory rate...........................  $1,083,590   $  930,375
State taxes, net of federal benefit..................     140,039      119,221
Non-deductible items.................................       9,243        9,363
Other................................................      (5,801)      20,791
                                                       ----------   ----------
                                                       $1,227,071   $1,079,950
                                                       ==========   ==========

7. CASH FLOW INFORMATION (UNAUDITED)

    Based on available information and management's best estimates, cash flows for the Company are as follows for the year ended December 31, 2000:

Provided by operating activities............................  2,092,075
Used in investing activities................................   (103,564)
Provided by financing activities............................          0

                         REPORT OF INDEPENDENT AUDITORS

To the Members of

Heritage Professional Education, LLC

    We have audited the accompanying balance sheet of Heritage Professional Education, LLC as of December 25, 2000, and the related statements of income, members' deficit and cash flows for the period from January 1, 2000 through December 25, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heritage Professional Education, LLC at December 25, 2000, and the results of its operations and its cash flows for the period from January 1, 2000 through December 25, 2000, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

Nashville, TN

August 10, 2001

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                                 BALANCE SHEET

                               DECEMBER 25, 2000

ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 376,965
  Accounts receivable, net of allowance for doubtful
    accounts of $131,081....................................    118,155
  Prepaid expenses and other current assets.................     55,896
                                                              ---------
Total current assets........................................    551,016

Property and equipment:
  Furniture and fixtures....................................     10,541
  Computer equipment........................................     50,035
                                                              ---------
                                                                 60,576
  Less accumulated depreciation and amortization............    (23,672)
                                                              ---------
                                                                 36,904
Other assets................................................      3,226
                                                              ---------
Total assets................................................  $ 591,146
                                                              =========

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................  $ 609,459
  Accrued compensation......................................    138,106
  Deferred revenue..........................................    282,567
                                                              ---------
Total current liabilities...................................  1,030,132
Members' deficit............................................   (438,986)
                                                              ---------
Total liabilities and members' deficit......................  $ 591,146
                                                              =========

                            See accompanying notes.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                              STATEMENT OF INCOME

                      FOR THE PERIOD FROM JANUARY 1, 2000

                           THROUGH DECEMBER 25, 2000

Revenue.....................................................  $11,147,522
Operating costs and expenses:
  Cost of revenues..........................................    4,935,771
  Selling, general and administrative expenses..............    4,562,912
                                                              -----------
Total operating costs and expenses..........................    9,498,683
                                                              -----------
Net income..................................................  $ 1,648,839
                                                              ===========

                            See accompanying notes.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                         STATEMENT OF MEMBERS' DEFICIT

                                                              MEMBERS' DEFICIT
                                                              ----------------
Balance at January 1, 2000..................................     $ (551,003)
Net income..................................................      1,648,839
Capital distribution........................................     (1,536,822)
                                                                 ----------
Balance at December 25, 2000................................     $ (438,986)
                                                                 ==========

                            See accompanying notes.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                            STATEMENT OF CASH FLOWS

                      FOR THE PERIOD FROM JANUARY 1, 2000

                           THROUGH DECEMBER 25, 2000

OPERATING ACTIVITIES:
Net income..................................................  $1,648,839
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      11,259
  Allowance for doubtful accounts...........................      88,096
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    (186,358)
    Prepaid expenses and other current assets...............     (55,792)
    Accounts payable and accrued liabilities................     285,668
    Accrued compensation....................................     115,142
    Deferred revenue........................................      21,258
                                                              ----------
Net cash provided operating activities......................   1,928,112

INVESTING ACTIVITIES:
Purchase of property and equipment..........................     (14,325)
                                                              ----------
Net cash used in investing activities.......................     (14,325)

FINANCING ACTIVITIES:
Distribution to members.....................................  (1,536,822)
                                                              ----------
Net cash used in financing activities.......................  (1,536,822)
Net increase in cash and cash equivalents...................     376,965
Cash and cash equivalents at beginning of period............          --
                                                              ----------
Cash and cash equivalents at end of period..................  $  376,965
                                                              ==========

                            See accompanying notes.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 25, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

    Heritage Professional Education, LLC (the "Company") was organized on January 1, 1998 and is based in Nashville, Tennessee. The Company provides one day instructor-led seminars throughout the United States to meet the ongoing training and continuing education needs of the healthcare community. The Company has an infinite life unless terminated earlier in accordance with its Operating Agreement dated January 1, 1998.

RECOGNITION OF REVENUE

    Revenue is recognized as the instructor-led seminars are performed and the related learning materials are delivered. The Company does not require collateral on trade receivables.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences could be material to the financial statements.

CASH AND CASH EQUIVALENTS

    The Company considers unrestricted, highly liquid investments with initial maturities of less than three months to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

                                                               YEARS
                                                              --------
Furniture and fixtures......................................      7
Computer equipment..........................................    3-5

LONG-LIVED ASSETS

    The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that companies consider whether events or changes in facts and circumstances, both internally and externally, may indicate that an impairment of long-lived assets held for use are present. Management periodically evaluates the carrying value of long-live assets, including property and equipment and intangible assets and has determined that there were no indications of impairment as of December 25, 2000. Should there be an impairment in the future, the Company would recognize the amount of the impairment based on expected future cash flows from the impaired assets. The cash flow estimates that would be used would be based on management's best estimates, using appropriate and customary assumptions and projections at the time.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                               DECEMBER 25, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED REVENUE

    Deferred revenue represents amounts which have been billed and collected, but not yet recognized in revenue.

INCOME TAXES

    The Company has elected to be treated as a partnership for federal income tax purposes. Accordingly, for federal income tax purposes, the members report their proportionate share of the Company's taxable income or loss on their respective tax returns; therefore, no provision for federal income taxes is included in the financial statements. Furthermore, because the Company's income is subject to individual self-employment taxes, the income is not subject to Tennessee income tax. As a result, no provision for state income taxes is included in the financial statements.

SHIPPING AND HANDLING COSTS

    Shipping and handling costs are included in cost of revenues.

ADVERTISING

    The Company expenses the costs of advertising as incurred. Advertising expense for the period from January 1, 2000 through December 25, 2000 was $3,246,358 and is included in selling, general and administrative expenses.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    CASH AND CASH EQUIVALENTS: The carrying amounts approximate the fair value because of the short-term maturity or short-term nature of such instruments.

    ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE, ACCRUED LIABILITIES AND DEFERRED
REVENUE: The carrying amounts approximate the fair value because of the short-term nature of such instruments.

2. MEMBERS' DEFICIT

    The Operating Agreement requires that a separate capital account be maintained for each member. The respective capital account of each Member consists of the opening capital account, increased by additional capital contributions and share of profits transferred to capital by agreement between the members, and decreased by the share of the Company losses and distributions of capital. No member shall withdraw any part of his or her capital account without the consent of the majority in interest of all the members of the Company. If the capital account of a member becomes impaired, his or her share of the subsequent Company profits shall be first credited to his or her capital account until that account has been restored, before such profits are credited to his or her income accounts. Income tax depreciation shall be taken by each member based on the ratio that each member's capital account bears to the total sum of all capital accounts.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                               DECEMBER 25, 2000

2. MEMBERS' DEFICIT (CONTINUED)
    The net profits and losses of the Company are divided between the members in the same proportions as subsequent contributions to capital described above. A separate income account shall be maintained for each member. Company profits and losses shall be charged or credited to the separate income account for each member. If a member has no credit balance in his or her income account, losses shall be charged to his or her capital account.

    Without the consent of a majority in interest of the members of the Company, no member shall receive any salary for services or other remuneration rendered to the Company. Withdrawals of income during each year shall be in amounts agreed upon from time to time by the members. If a member has a debit balance in his or her income account, it shall be deemed a debit due to the Company payable quarterly upon the demand of any member.

3. PROFIT SHARING PLAN

    The Company has a profit sharing plan (the "Plan"). Employees of the Company must have attained the age of 21 and have completed one year of service to be eligible to participate in the Plan. Under the provisions of the Plan, the Company may make discretionary contributions to the Plan. The Company contributed $9,725 during 2000.

4. LEASE COMMITMENTS

    The Company leases its office facility in Nashville, Tennessee under an agreement that expires on December 31, 2002. The lease agreement contains a provision for escalating rent payments over the term of the lease. The Company accounts for this lease by recognizing the straight-line rent expense and adjusting the deferred rent expense liability for the difference between the straight-line rent expense and the amount of rent paid. Total rent expense under all operating leases was $39,710 in 2000. Future rental payment commitments at December 25, 2000 under the non-cancelable facility-operating lease with an initial term of one year or more, are as follows:

                                                              OPERATING LEASES
                                                              ----------------
2001........................................................      $40,916
2002........................................................       40,927
Thereafter..................................................           --
                                                                  -------
Total minimum lease payments................................      $81,843
                                                                  =======

5. SUBSEQUENT EVENTS

    Effective December 26, 2000, Cross Country Seminars, a wholly-owned subsidiary of Cross Country, Inc., acquired substantially all of the assets and business of the Company. The Company received approximately $6,500,000 in cash. In addition, the asset purchase agreement provides for potential earnout payments of approximately $6,500,000 based on adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) (as defined in the asset purchase agreement) of the business over a three-year period ending December 31, 2003.

    Subsequent to December 25, 2000, the Company changed its name to Caney Fork Investments, LLP.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                9,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

                                   PROSPECTUS

                                 -------------

                              MERRILL LYNCH & CO.
                              SALOMON SMITH BARNEY
                         BANC OF AMERICA SECURITIES LLC
                               CIBC WORLD MARKETS
                           SUNTRUST ROBINSON HUMPHREY

                                           , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses expected to be incurred by the Company in connection with the issuance and distribution of common stock registered hereby. Except for the Securities and Exchange Commission registrant fee and the National Association of Securities Dealers, Inc. filing fee, the fees set forth below are estimates.

Securities and Exchange Commission registration fee.........  $ 28,213
National Association of Securities Dealers, Inc. filing
fee.........................................................    30,500
Printing and engraving fees and expenses....................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Transfer Agent and Registrar fees and expenses..............         *
Miscellaneous expenses......................................         *
                                                              --------
  Total.....................................................  $      *
                                                              ========

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102 of the General Corporation Law of Delaware allows a corporation to limit a director's personal liability to the corporation or its stockholders from monetary damages for breach of fiduciary duty as a director, with certain exceptions. The Company's Certificate of Incorporation, as amended, provides such limitation to the fullest extent permitted by the General Corporation Law of Delaware.

    Section 145 of the General Corporation Law of Delaware permits a corporation, subject to the standards set forth therein, to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as such with respect to another entity at the request of the corporation. The Company's Certificate of Incorporation, as amended, and the Company's By-Laws, as amended, provide for full indemnification of its directors and officers to the extent permitted by
Section 145.

    Our amended and restated certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases, or redemptions; and

    - for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation and amended and restated by-laws will also contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which such persons may be entitled.

    In addition, we maintain insurance on behalf of our directors and officers insuring them against liabilities asserted against them in their capacities as directors or officers or arising out of such status, except when we have directly indemnified the directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since its inception, Cross Country has issued and sold unregistered securities in the transactions described below:

    On July 29, 1999, we issued and sold 11,837,672 shares of Common Stock to Charterhouse Equity Partners III, L.P. and CHEF Nominees, Ltd. for gross proceeds of $71.8 million.

    On July 29, 1999, in connection with our acquisition of substantially all the assets of Cross Country Staffing, we issued 988,811 shares of Common Stock to Cross Country Staffing.

    On July 29, 1999, pursuant to an Amended and Restated Subscription and Stockholders Agreement, we issued to Joseph Boshart, Emil Hensel, Jonathan Ward and Vickie Anenberg an aggregate of 288,420 shares of Common Stock for gross proceeds of $1.8 million.

    On July 29, 1999, we issued 380,147 shares of Common Stock to The Northwestern Mutual Life Insurance Company in connection with its purchase of $10.0 million of our 12% Senior Subordinated Pay-in-Kind Notes, due on January 1, 2006.

    On July 29, 1999, we issued 760,282 shares of Common Stock to DB Capital Investors in connection with the purchase by BT Investment Partners of $20.0 million of our 12% Senior Subordinated Pay-in-Kind Notes, due on January 1, 2006.

    On December 9, 1999, we granted to certain of our and our subsidiaries' employees an aggregate of 132,004 shares of Common Stock in consideration for the receipt of $0.0001 per share. The following individuals purchased these shares: Joseph Boshart, Emil Hensel, Vickie Anenberg, Jonathan Ward, Lee Ann O'Connor, Frank Shaffer, Barbara Astler, Jerry Chua, Daniel Lewis, Richard Ives, Wendi Dusseault, Katherine Miyares, Dijanan Lesh, Debbie Simpson, Jean Ann Johnson, Denise Brodwyn, Kristin Dunn, Francine Denello, Lisa Vrana, Lisa Lapina, Mia Wender, Hope Mello, Tom Homish, Christine Portner, Darren Portner, Marc Leon, Tom Stevens, Brian Hekman, Sharon Boggs, Lynn Gianatasio, Ted Burg, Jeanette McClary, Chris West, Karen McConnell, Darren Bounds, Michael MacNeill, Stephanie Russo, Michael Britt, Melissa Rutherford, Mary Walker, Luz Torres, Kimberly Hewlitt, Kathleen Salerno, Jill Wengerter, Jennifer Goldstein, Jackie Finz, Gregg Proietti, Dawn Anderson, Beth Butler, Audrey Mariovich, Arlene Belue, Anthony Pederson and Heather Stover.

    On December 16, 1999, in connection with our acquisition of TravCorps, we issued 1,520,000 shares of Common Stock to certain holders of stock of TravCorps.


    In addition, as of February 28, 2002, the Company has granted options to purchase a total of 3,725,084 shares of Common Stock to employees, including certain senior managers, at a weighted average exercise price of approximately $13.05 per share.


    The issuances described above in this Item 15 were deemed exempt from registration under the Securities Act in reliance on either: (1) Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701; or (2) Section 4(2) of the Securities Act, including Regulation D thereunder, as transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    The following exhibits are filed herewith unless otherwise indicated

         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
        1.1*            Form of Underwriting Agreement

        2.1             Cross Country Staffing Asset Purchase Agreement, dated
                        June 24, 1999, by and among W. R. Grace & Co.--Conn., a
                        Connecticut corporation, Cross Country Staffing, a Delaware general partnership, and the Registrant, a Delaware
                        corporation (incorporated by reference to Exhibit 2.1 of the
                        Company's registration statement on Form S-1, dated
                        July 11, 2001)

        2.2             Agreement and Plan of Merger, dated as of October 29, 1999, by and among the Registrant, CCTC Acquisition, Inc. and
                        Certain Stockholders of Cross Country Staffing, Inc and
                        TravCorps Corporation and the Stockholders of TravCorps
                        Corporation (incorporated by reference to Exhibit 2.2 of the
                        Company's registration statement on Form S-1, dated
                        July 11, 2001)

        2.3             Stock Purchase Agreement, dated as of December 15, 2000, by and between Edgewater Technology, Inc. and the Registrant
                        (incorporated by reference to Exhibit 2.3 of the Company's registration statement on Form S-1, dated July 11, 2001)

        3.1             Amended and Restated Certificate of Incorporation of the
                        Registrant (incorporated by reference to Exhibit 3.1 of the
                        Company's registration statement on Form S-1, dated
                        July 11, 2001)

        3.2             Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Company's registration
                        statement on Form S-1, dated July 11, 2001)

        4.1 Form of specimen common stock certificate (incorporated by reference to Exhibit 4.1 of the Company's registration statement on Form S-1, dated October 22, 2001)

        4.2             Amended and Restated Stockholders Agreement, dated
                        August 23, 2001, among the Registrant, a Delaware corporation, the CEP Investors and the Investors
                        (incorporated by reference to Exhibit 4.2 of the Company's registration statement on Form S-1, dated July 11, 2001)

        4.3             Registration Rights Agreement, dated as of October 29, 1999, among the Registrant, a Delaware corporation, and the CEP
                        Investors and the MSDWCP Investors (incorporated by
                        reference to Exhibit 4.3 of the Company's registration
                        statement on Form S-1, dated July 11, 2001)

        4.4             Amendment to the Registration Rights Agreement, dated as of
                        August 23, 2001, among the Registrant, a Delaware
                        corporation, and the CEP Investors and the MSDWCP Investors
                        (incorporated by reference to Exhibit 4.4 of the Company's registration statement on Form S-1, dated July 11, 2001)

        4.5 Stockholders Agreement, dated as of August 23, 2001, among the Registrant, Joseph Boshart and Emil Hensel and the
                        Financial Investors (incorporated by reference to Exhibit
                        4.5 of the Company's registration statement on Form S-1, dated July 11, 2001)

         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
        5.1*            Opinion of Proskauer Rose LLP as to the legality of the
                        common stock being registered

       10.1             Employment Agreement, dated as of June 24, 1999, between
                        Joseph Boshart and the Registrant (incorporated by reference to Exhibit 10.1 of the Company's registration statement on
                        Form S-1, dated July 11, 2001)

       10.2             Employment Agreement, dated as of June 24, 1999, between
                        Emil Hensel and the Registrant (incorporated by reference to
                        Exhibit 10.2 of the Company's registration statement on
                        Form S-1, dated July 11, 2001)

       10.3             Employment Agreement termination, dated as of December 21,
                        2000, between Bruce Cerullo and the Registrant (incorporated by reference to Exhibit 10.3 of the Company's registration statement on Form S-1, dated July 11, 2001)

       10.4             Lease Agreement, dated April 28, 1997, between Meridian
                        Properties and the Registrant (incorporated by reference to
                        Exhibit 10.4 of the Company's registration statement on
                        Form S-1, dated July 11, 2001)

       10.5             Lease Agreement, dated October 31, 2000, by and between
                        Trustees of the Goldberg Brothers Trust, a Massachusetts
                        Nominee Trust and TVCM, Inc. (incorporated by reference to
                        Exhibit 10.5 of the Company's registration statement on Form S-1, dated July 11, 2001)

       10.6             222 Building Standard Office Lease between Clayton Investors
                        Associates, LLC and Cejka & Company (incorporated by
                        reference to Exhibit 10.6 of the Company's registration
                        statement on Form S-1, dated July 11, 2001)

       10.7+            Amended and Restated 1999 Stock Option Plan of the
                        Registrant

       10.8+            Amended and Restated Equity Participation Plan of the
                        Registrant

       10.9             Third Amended and Restated Credit Agreement, dated as of
                        February 11, 2002, among the Registrant, the Lenders Party thereto, Salomon Smith Barney, Inc., as Arranger, Citicorp
                        USA, Inc. as Administrative Agent, Collateral Agent, Issuing
                        Bank and Swingline Lender, Bankers Trust Company, as
                        Syndication Agent, and Wachovia Bank, N.A., as Documentation
                        Agent

       10.10            Waiver and Amendment No. 1 dated as of May 3, 2001, to the
                        Credit Agreement dated as of July 29, 1999, as amended and restated as of December 16, 1999 and March 16, 2001 by and among the Registrant, the Lenders Party thereto, Salomon
                        Smith Barney, Inc., as Arranger, Citicorp USA, Inc. as
                        Administrative Agent, Collateral Agent, Issuing Bank and
                        Swingline Lender, Bankers Trust Company, as Syndication
                        Agent, and Wachovia Bank, N.A., as Documentation Agent
                        (incorporated by reference to Exhibit 10.10 of the Company's registration statement on Form S-1, dated July 11, 2001)

       10.11            Form of Subsidiary Guarantee Agreement, dated as of
                        December 16, 1999, among the Registrant's subsidiary
                        guarantors and Citicorp USA, Inc., as collateral agent for the Obligees (incorporated by reference to Exhibit 10.11 of the Company's registration statement on Form S-1, dated
                        July 11, 2001)

       10.12            Form of Security Agreement, dated as of July 29, 1999, as
                        amended and restated as of December 16, 1999 among the
                        Registrant and Citicorp USA, Inc. as collateral agent for
                        the Obligees (incorporated by reference to Exhibit 10.12 of the Company's registration statement on Form S-1, dated
                        July 11, 2001)

         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
       10.13            Form of Pledge Agreement, dated as of July 29, 1999, as
                        amended and restated as of December 16, 1999, among the
                        Registrant and Citicorp USA, Inc., as collateral agent for the Obligees (incorporated by reference to Exhibit 10.13 of the Company's registration statement on Form S-1, dated
                        July 11, 2001)

       10.14            Form of Indemnity, Subrogation and Contribution Agreement,
                        dated as of December 16, 1999, among the Registrant, the
                        subsidiaries of the Registrant and Citicorp USA, Inc., as
                        collateral agent for the Obligees (incorporated by reference to Exhibit 10.14 of the Company's registration statement on
                        Form S-1, dated July 11, 2001)

       21.1**           List of subsidiaries of the Registrant

       23.1             Consents of Ernst & Young LLP

       23.2             Consent of PricewaterhouseCoopers LLP

       23.3             Consent of Deloitte & Touche LLP

       23.4*            Consent of Proskauer Rose LLP (contained in Exhibit 5.1)

       24.1+ Power of Attorney (included on signature page of the Registration Statement)


------------------------


    *   To be filed by amendment



    **  Previously filed and filed in revised form


    (b) Financial Statement Schedules


    +  Previously filed


                                  SCHEDULE II

                                  BALANCE AT   CHARGED TO                                           BALANCE AT
                                  BEGINNING    COSTS AND                                 OTHER         END
DESCRIPTION                       OF PERIOD     EXPENSES    WRITEOFF'S    RECOVERIES    CHANGES     OF PERIOD
-----------                       ----------   ----------   -----------   ----------   ----------   ----------
                                         VALUATION AND QUALIFYING ACCOUNTS (FOR CONTINUING OPERATIONS)
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Period July 30--December 31,
  1999..........................  $1,158,039    $511,341    $  (272,142)    $    --    $746,872(a)  $2,144,110
Year ended December 31, 2000....   2,144,110     432,973       (565,012)     75,676            --    2,087,747
Nine months ended September 30,
  2001..........................   2,087,747   1,712,640     (1,241,274)         --      52,499(b)   2,611,612

------------------------

    (a) --Allowance for doubtful accounts for receivables acquired in TravCorps acquisition

    (b) --Allowance for doubtful accounts for receivables acquired in ClinForce acquisition

    All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this Registration Statement.

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Boca Raton, Florida, on the 6th day of March, 2002.



                                                       CROSS COUNTRY, INC.

                                                       By:            /s/ JOSEPH A. BOSHART
                                                            -----------------------------------------
                                                                        Joseph A. Boshart
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Each person whose signature appears below hereby constitutes and appoints Joseph A. Boshart and Emil Hensel, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all
(1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, as of the 6th day of March, 2002, in the capacities indicated.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            President, Chief Executive Officer and
     -------------------------------------------       Director
                  Joseph A. Boshart                    (Principal Executive Officer)

                          *                            Chief Financial Officer and Director
     -------------------------------------------       (Principal Financial Officer and Principal
                     Emil Hensel                       Accounting Officer)

                          *
     -------------------------------------------       Director
                  Karen H. Bechtel

                          *
     -------------------------------------------       Director
                    W. Larry Cash

                          *
     -------------------------------------------       Director
                  Bruce A. Cerullo

                          *
     -------------------------------------------       Director
                  Thomas C. Dircks

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------       Director
                  A. Lawrence Fagan

                          *
     -------------------------------------------       Director
                   M. Fazle Husain

                          *
     -------------------------------------------       Director
                   Joseph Swedish

                          *
     -------------------------------------------       Director
                   Joseph Trunfio


By:                  /s/ JOSEPH A. BOSHART
            --------------------------------------
                       Joseph A. Boshart
                       Attorney-in-fact